Exhibit 10.1

EXECUTION COPY

REVOLVING CREDIT

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION,

as Agent

THE LENDERS PARTY HERETO

with

GENESIS MERGER SUB, INC.,

which upon the consummation of the Transactions (as defined herein)

shall be merged with and into

THE FINISH LINE, INC.

(with THE FINISH LINE, INC. as the surviving Person),

as Borrowing Agent

for

THE BORROWERS NAMED HEREIN

THE GUARANTORS NAMED HEREIN

WELLS FARGO BANK, NATIONAL ASSOCIATION

BANK OF AMERICA, N.A.,

as Co-Syndication Agents

PNC CAPITAL MARKETS, LLC

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Bookrunners

June 18, 2018

i

	3.9.	Capital Adequacy	86
	3.10.	Taxes	87
	3.11.	Replacement of Lenders	89

IV.	COLLATERAL: GENERAL TERMS		91

	4.1.	Security Interest in the Collateral	91
	4.2.	Perfection of Security Interest	91
	4.3.	Preservation of Collateral	92
	4.4.	Ownership and Location of Collateral	92
	4.5.	Defense of Agent’s and Lenders’ Interests	93
	4.6.	Inspection of Premises; Physical Inventories	94
	4.7.	Appraisals	94
	4.8.	Receivables; Credit Card Receivables; Deposit Accounts and Securities Accounts	95
	4.9.	Inventory	100
	4.10.	Maintenance of Equipment	100
	4.11.	Exculpation of Liability	100
	4.12.	Financing Statements	100

V.	REPRESENTATIONS AND WARRANTIES		100

	5.1.	Authority	100
	5.2.	Formation and Qualification; Subsidiaries	101
	5.3.	[Intentionally Omitted]	101
	5.4.	Tax Returns	101
	5.5.	Financial Statements	102
	5.6.	Certificates of Beneficial Ownership	102
	5.7.	Environmental Compliance	103
	5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	103
	5.9.	Patents, Trademarks, Copyrights and Licenses	105
	5.10.	Licenses and Permits	105
	5.11.	[Intentionally Omitted]	106
	5.12.	No Default	106
	5.13.	No Burdensome Restrictions	106
	5.14.	No Labor Disputes	106
	5.15.	Margin Regulations	106
	5.16.	Investment Company Act	106
	5.17.	Disclosure	106
	5.18.	Delivery of Intercompany Subordinated Loan Documents and Holdings Loan Documents	107
	5.19.	Delivery of Acquisition Agreement	107
	5.20.	EEA Financial Institution	107
	5.21.	Business and Property of Borrowers and Guarantors	107
	5.22.	[Intentionally Omitted]	107
	5.23.	Federal Securities Laws	107
	5.24.	Equity Interests	107
	5.25.	Commercial Tort Claims	108

	5.26.	Letter of Credit Rights	108
	5.27.	Material Contracts	108
	5.28.	Insurance	108
	5.29.	Perfection of Agent’s Liens	108
	5.30.	Brokers	109
	5.31.	Customer and Trade Relations	109
	5.32.	Casualty	109
	5.33.	Senior Debt Status	109

VI.	AFFIRMATIVE COVENANTS		110

	6.1.	Compliance with Laws	110
	6.2.	Conduct of Business and Maintenance of Existence and Assets	110
	6.3.	Books and Records; Accountants	110
	6.4.	Payment of Obligations	111
	6.5.	Financial Covenant	111
	6.6.	Insurance	111
	6.7.	Payment of Indebtedness and Leasehold Obligations	112
	6.8.	Environmental Matters	112
	6.9.	Standards of Financial Statements	113
	6.10.	Federal Securities Laws	113
	6.11.	Execution of Supplemental Instruments	113
	6.12.	ERISA Compliance	113
	6.13.	Government Receivables	113
	6.14.	Material Contracts	114
	6.15.	Keepwell	114
	6.16.	Certificates of Beneficial Ownership and Other Additional Information	114

VII.	NEGATIVE COVENANTS		115

	7.1.	Merger, Consolidation, Acquisition and Sale of Assets	115
	7.2.	Creation of Liens	116
	7.3.	Guarantees	117
	7.4.	Investments	117
	7.5.	Loans	117
	7.6.	Hedge Arrangements	117
	7.7.	Dividends	117
	7.8.	Indebtedness	117
	7.9.	Nature of Business	117
	7.10.	Transactions with Affiliates	117
	7.11.	[Intentionally Omitted]	118
	7.12.	Subsidiaries	118
	7.13.	Fiscal Year and Accounting Changes	119
	7.14.	[Intentionally Omitted]	119
	7.15.	Amendment of Organizational Documents	119
	7.16.	[Intentionally Omitted]	119
	7.17.	Prepayment of Indebtedness	119
	7.18.	Intercompany Subordinated Loans; Holdings Loan	119
	7.19.	Other Agreements	120

	7.20.	Membership / Partnership Interests	120
	7.21.	Burdensome Agreements	120
	7.22.	Issuance of Equity Interests	120
	7.23.	Capital Expenditures	121

VIII.	CONDITIONS PRECEDENT		121

	8.1.	Conditions to Initial Advances	121
	8.2.	Conditions to Each Advance	125

IX.	INFORMATION AS TO BORROWERS AND GUARANTORS		126

	9.1.	Disclosure of Material Matters	126
	9.2.	Schedules	126
	9.3.	Environmental Notice	127
	9.4.	Litigation	127
	9.5.	Material Occurrences	127
	9.6.	Government Receivables	128
	9.7.	Annual Financial Statements	128
	9.8.	Quarterly Financial Statements	128
	9.9.	[Intentionally Omitted.]	129
	9.10.	Other Reports	129
	9.11.	Additional Information	129
	9.12.	Projected Operating Budget	129
	9.13.	Variances From Operating Budget	129
	9.14.	Notice of Suits, Adverse Events	129
	9.15.	ERISA Notices and Requests	130
	9.16.	Material Contracts	130
	9.17.	Additional Documents	130
	9.18.	Updates to Certain Schedules	130
	9.19.	Labor Matters	130

X.	EVENTS OF DEFAULT		130

	10.1.	Nonpayment	130
	10.2.	Breach of Representation	131
	10.3.	Judicial Actions	131
	10.4.	Noncompliance	131
	10.5.	Judgments	131
	10.6.	Bankruptcy	131
	10.7.	Lien Priority	132
	10.8.	[Intentionally Omitted.];	132
	10.9.	Cross Default	132
	10.10.	[Intentionally Omitted.];	132
	10.11.	Change of Control	132
	10.12.	Invalidity	132
	10.13.	[Intentionally Omitted.]	132
	10.14.	Cessation of Business	132
	10.15.	Pension Plans	133
	10.16.	Loss of Collateral	133
	10.17.	Indictment	133
	10.18.	Subordination Provisions	133

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		133

	11.1.	Rights and Remedies	133
	11.2.	Agent’s Discretion	135
	11.3.	Setoff	135
	11.4.	Rights and Remedies not Exclusive	136
	11.5.	Allocation of Payments After Event of Default	136

XII.	WAIVERS AND JUDICIAL PROCEEDINGS		137

	12.1.	Waiver of Notice	137
	12.2.	Delay	138
	12.3.	Jury Waiver	138

XIII.	EFFECTIVE DATE AND TERMINATION		138

	13.1.	Term	138
	13.2.	Termination	138

XIV.	REGARDING AGENT		139

	14.1.	Appointment	139
	14.2.	Nature of Duties	139
	14.3.	Lack of Reliance on Agent	139
	14.4.	Resignation of Agent; Successor Agent	140
	14.5.	Certain Rights of Agent	141
	14.6.	Reliance	141
	14.7.	Notice of Default	141
	14.8.	Indemnification	141
	14.9.	Agent in its Individual Capacity	141
	14.10.	Delivery of Documents	142
	14.11.	Borrowers’ and Guarantors’ Undertaking to Agent	142
	14.12.	No Reliance on Agent’s Customer Identification Program	142
	14.13.	Other Agreements	142
	14.14.	Co-Syndication Agents; Joint Lead Arrangers	142

XV.	BORROWING AGENCY		143

	15.1.	Borrowing Agency Provisions	143
	15.2.	Waiver of Subrogation	144

XVI.	MISCELLANEOUS		144

	16.1.	Governing Law	144
	16.2.	Entire Understanding	145
	16.3.	Successors and Assigns; Participations; New Lenders	148
	16.4.	Application of Payments	151
	16.5.	Indemnity	151
	16.6.	Notice	153
	16.7.	Survival	155

v

16.8.	Severability	155
16.9.	Expenses	155
16.10.	Injunctive Relief	156
16.11.	Consequential Damages	156
16.12.	Captions	156
16.13.	Counterparts; Electronic Signatures	156
16.14.	Construction	157
16.15.	Confidentiality; Sharing Information	157
16.16.	Publicity	158
16.17.	Certifications From Banks and Participants; USA PATRIOT Act	158
16.18.	Anti-Terrorism Laws	159
16.19.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	160

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 1.2(b)	Guaranty
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 2.1(b)	FILO Note
Exhibit 2.4(a)	Swing Loan Note
Exhibit 5.5(b)	Financial Projections
Exhibit 5.6	Certificate of Beneficial Ownership
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.1(a)	Borrowers
Schedule 1.1(b)	Guarantors
Schedule 1.1(c)	Lenders and Commitments
Schedule 1.2	Permitted Encumbrances
Schedule 1.3	Existing Letters of Credit
Schedule 4.4	Equipment and Inventory Locations; Warehouses; Places of Business, Chief Executive Offices; Real Property
Schedule 4.8(j)(i)	Deposit and Investment Accounts
Schedule 4.8(j)(ii)	Credit Card Arrangements
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.7	Environmental
Schedule 5.8(b)(i)	Litigation
Schedule 5.8(b)(ii)	Indebtedness
Schedule 5.8(d)	Pension Benefit Plans
Schedule 5.9(a)	Intellectual Property
Schedule 5.9(b)	License Agreements
Schedule 5.9(c)	Intellectual Property Claims
Schedule 5.10	Licenses and Permits
Schedule 5.24(a)	Equity Interests in Borrowers and Guarantors
Schedule 5.24(b)	Equity Agreements
Schedule 5.24(c)	Convertible Equity
Schedule 5.25	Commercial Tort Claims
Schedule 5.26	Letter of Credit Rights
Schedule 5.27	Material Contracts
Schedule 5.28	Insurance
Schedule 7.3	Guarantees
Schedule 7.4	Existing Permitted Investments
Schedule 7.10	Existing Affiliate Transactions
Schedule 7.21	Burdensome Agreements
Schedule 8.1	Closing Date Other Documents

REVOLVING CREDIT AND SECURITY AGREEMENT

Revolving Credit and Security Agreement dated as of June 18, 2018 among (i) GENESIS MERGER SUB, INC., an Indiana corporation (“GMSI”), which upon the consummation of the Transactions (as defined below) shall be merged with and into THE FINISH LINE, INC., an Indiana corporation (with THE FINISH LINE, INC. as the surviving Person) (as further defined herein, “Borrowing Agent”), (ii) the Persons named on Schedule 1.1(a) hereto (together with GMSI and each Person joined hereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), (iii) the Persons named on Schedule 1.1(b) hereto (together with each Person joined hereto as a guarantor from time to time, collectively, the “Guarantors”, and each a “Guarantor”, in each case as further defined herein), (iv) the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”), (v) PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”), (vi) WELLS FARGO BANK, NATIONAL ASSOCIATION and BANK OF AMERICA, N.A., as Co-Syndication Agents (each, in such capacity, a “Co-Syndication Agent”), and (vii) PNC CAPITAL MARKETS, LLC and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Joint Lead Arrangers (each, in such capacity, a “Joint Lead Arranger”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Guarantors, Lenders and Agent hereby agree as follows:

I.	DEFINITIONS.

1.1.    Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP; provided, however, that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrowers and Guarantors for the Fiscal Year ended March 3, 2018. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Agent, Lenders, Borrowers, and Guarantors shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders, Borrowers, and Guarantors after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date; provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Borrowers and Guarantors shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Borrowers and Guarantors both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP. Anything in this Agreement to the contrary notwithstanding, any obligation of a Person under a lease (whether existing as of the Closing Date or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP as in effect at the time such lease is entered into shall not be treated as a Capitalized Lease Obligation solely as a result of (x) the adoption of any changes in, or (y) changes in the application of, GAAP after such lease is entered into; provided, that, all payments under any such lease shall continue to be treated as an expense for purposes of calculating net income. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant or financial ratio) contained herein, the effects of FASB ASC 825, FASB ASC 470-20, FASB ASC-840-40-55 and FASB ASC 842 on financial liabilities shall be disregarded.

1.2.    General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Acceptable Document” means a negotiable bill of lading that is (i) issued by a Common Carrier which is in physical possession of such Inventory, (ii) issued to the order of a Borrower, or to the order of Agent, (iii) is subject to Agent’s perfected first-priority security interest (subject to Permitted Encumbrances having priority over the Lien of Agent by operation of Applicable Law) and as to which Agent has control (as defined in the UCC (such as by the delivery of a Common Carrier Agreement)), and (iv) is otherwise in form and substance acceptable to Agent in its Permitted Discretion.

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Acquisition Agreement” shall mean the Agreement and Plan of Merger including all exhibits and schedules thereto, dated as of March 25, 2018, by and among JD Sports Fashion Plc, Genesis Merger Sub, Inc., and The Finish Line, Inc.

“Adjustment Date” shall mean the first day of each calendar quarter, commencing on October 1, 2018.

“Advances” shall mean and include the Revolving Advances (including, without limitation, Letters of Credit, and Swing Loans) and the FILO Advances.

“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) solely with respect to the term “Affiliate” as used in Section 7.10 hereof, any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Alternate Source” shall have the meaning set forth in the definition of Overnight Bank Funding Rate.

“Anti-Corruption Laws” shall mean the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Borrower or Guarantor, or any Subsidiary or other Affiliate of any of the foregoing, is located or is doing business.

“Anti-Money Laundering Laws” shall mean the applicable laws or regulations in any jurisdiction in which any Borrower or Guarantor, or any Subsidiary or other Affiliate of any of the foregoing, is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, bribery or corruption, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time, and including, without limitation, Anti-Corruption Laws and Anti-Money Laundering Laws.

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean:

(a)     in the case of Revolving Advances (including Swing Loans) and Letter of Credit Fees:

(i)    from and after the Closing Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid below; and

(ii)    from and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin determined from the following pricing grid based upon the Average Undrawn Availability for the most recent calendar quarter ended immediately preceding such Adjustment Date;

Level	Average Undrawn Availability	Domestic Rate Loan Margin (per annum)	LIBOR Rate Loan Margin (per annum)
I	Greater than or equal to 50% of the Maximum Revolving Advance Amount	0.25%	1.25%

II	Less than 50% of the Maximum Revolving Advance Amount but greater than 25% of the Maximum Revolving Advance Amount	0.375%	1.375%

III	Equal to or less than 25% of the Maximum Revolving Advance Amount	0.50%	1.50%

If Borrowers shall fail to deliver the Borrowing Base Certificates and related supporting information required under Section 9.2 by the dates required pursuant to such section, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such Borrowing Base Certificates and related supporting information, at which time the Applicable Margin will be adjusted based upon the Average Undrawn Availability reflected in such statements.

If, as a result of any restatement of, or other adjustment to, any Borrowing Base Certificate, Agent determines that (a) Average Undrawn Availability as previously calculated as of any applicable date for any applicable calendar quarter was inaccurate, and (b) a proper calculation of Average Undrawn Availability for any such calendar quarter would have resulted in different Applicable Margin for any period, then (i) if the proper calculation of Average Undrawn Availability would have resulted in a higher Applicable Margin for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances and/or the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of Average Undrawn Availability would have resulted in a lower Applicable Margin for such period, then the interest accrued on the applicable outstanding Advances and the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to remain unchanged, and Agent and Lenders shall have no obligation to repay interest or fees to the Borrowers; provided, that, if as a result of any such restatement or other adjustment a proper calculation of Average Undrawn Availability would have resulted in a higher Applicable Margin for one or more periods and a lower Applicable Margin for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods.

(b)    In the case of FILO Advances, (i) 1.25% per annum, in the case of Domestic Rate Loans, and (ii) 2.25% per annum, in the case of LIBOR Rate Loans.

“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the Credit Management Module of PNC’s PINACLE® system, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, that, Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

“Authorized Officer” shall mean, with respect to any Borrower or Guarantor, the Chief Executive Officer, President, Chief Financial Officer, Deputy Chief Financial Officer, Chief Accounting Officer, Treasurer or Assistant Treasurer of such Person or such other individuals, designated by written notice to Agent from Borrowing Agent, authorized to execute notices, reports and other documents on behalf of Borrowers or Guarantors required hereunder. Borrowing Agent may amend such list of individuals from time to time by giving written notice of such amendment to Agent.

“Average Undrawn Availability” shall mean, as of any date of determination, the average daily Undrawn Availability for the immediately preceding calendar quarter.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Beneficial Owner” shall mean, for each Borrower, each of the following: (a) each Person, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (b) a single Person with significant responsibility to control, manage, or direct such Borrower.

“Benefited Lender” shall have the meaning set forth in Section 2.6(e) hereof.

“Blocked Account Bank” shall have the meaning set forth in Section 4.8(h) hereof.

“Blocked Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers and Guarantors on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of Borrowers, Guarantors, and their respective Subsidiaries.

“Borrowers’ Account” shall have the meaning set forth in Section 2.10 hereof.

“Borrowing Agent” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 hereto duly executed by an Authorized Officer of the Borrowing Agent and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures, other than expenditures made utilizing the proceeds of insurance, as permitted under this Agreement or any Other Document, in order to repair, restore or replace the assets giving rise to such proceeds. Capital Expenditures shall include the total principal portion of Capitalized Lease Obligations.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower or Guarantor represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Dominion Event” shall mean (a) the occurrence and continuance of any Event of Default, or (b) the failure of Borrowers to maintain Undrawn Availability of at least the greater of (i) twelve and one-half of one percent (12.5%) of the Revolving Loan Cap or (ii) $30,000,000 for five (5) consecutive Business Days. The occurrence of a Cash Dominion Event shall be deemed continuing (A) so long as such Event of Default is continuing, and (B) if the Cash Dominion Event arises as a result of Borrowers’ failure to achieve the requisite Undrawn Availability, until Undrawn Availability has exceeded such greater amount for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing; provided, that, a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Undrawn Availability exceeds the required amount for thirty (30) consecutive days) at all times after a Cash Dominion Event has occurred and been discontinued on three (3) occasions in any twelve-month period.

“Cash Equivalents” shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than 180 days); (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which consist primarily of assets described in clauses (i), (ii), (iv) and (v); (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor’s, or P-1 (or better) by Moody’s; and (v) short-term tax exempt securities rated BBB or better by Standard & Poor’s or Baa2 or better by Moody’s.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides any of the following products or services to any Borrower or Guarantor: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of any Borrower or Guarantor to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations hereunder, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Certificate of Beneficial Ownership” shall mean, for each Borrower, a certificate in substantially the form of Exhibit 5.6 hereto (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Body; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean: (a) the occurrence of any event (whether in one or more transactions) which results in Holdings failing to (x) own, directly or indirectly, one hundred percent (100%) of the Equity Interests (on a fully diluted basis) of Intermediate Holdings, or (y) be entitled to direct or cause the direction of the management and policies of any Borrower or Guarantor by contract or otherwise, (b) the occurrence of any event (whether in one or more transactions) which results in Intermediate Holdings failing to (x) own, directly or indirectly, one hundred (100%) percent of the Equity Interests (on a fully diluted basis) of any other Borrower or Guarantor, or (y) be entitled to direct or cause the direction of the management and policies of any Borrower or other Guarantor by contract or otherwise, or (c) any merger, consolidation or sale of substantially all of the property or assets of any Borrower or Guarantor, except as a result of a transaction expressly permitted hereby.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Borrower, any Guarantor, or any Affiliate of any of the foregoing.

“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.

“Closing Date” shall mean the first date all the conditions precedent in Section 8.1 are satisfied or waived in accordance with Section 16.2(b).

“Co-Syndication Agent” shall have the meaning set forth in the preamble to this Agreement and shall include the permitted successors and assigns thereof.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Borrower and each Guarantor in all of the following property and assets of such Borrower or Guarantor, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a)    all Receivables and all supporting obligations relating thereto;

(b)    all equipment and fixtures;

(c)    all general intangibles (including all payment intangibles (including all Credit Card Receivables), and all software) and all supporting obligations related thereto;

(d)    all Inventory;

(e)    all Intellectual Property;

(f)    all Subsidiary Stock, securities, investment property, and financial assets;

(g)    all contract rights, rights of payment which have been earned under any contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising, and including the commercial tort claims described on Schedule 5.25 hereto); documents (including all warehouse receipts and bills of lading), deposit accounts, securities accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(h)    all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or Guarantor or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (g) of this definition; and

(i)    all proceeds and products of the property described in clauses (a) through (h) of this definition, in whatever form. It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Borrower or Guarantor for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against Borrowers or Guarantors, would be sufficient to create a perfected Lien in any property or assets that such Borrower or Guarantor may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

Notwithstanding the foregoing or anything herein or in any Other Document to the contrary, Collateral shall not include any Excluded Property.

“Common Carrier” shall mean any Person as may be selected by Borrower that is reasonably acceptable to Agent to perform transportation of Inventory within the United States (it being acknowledged that Agent will promptly consider the acceptability of such Persons presented to it by Borrowing Agent for approval).

“Common Carrier Agreement” shall mean a common carrier agreement in form and substance reasonably satisfactory to Agent, duly executed and delivered to Agent by a Common Carrier and a Borrower.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(a) hereto to be signed by an Authorized Officer of Borrowing Agent.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s or any Guarantor’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement and the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Covered Entity” shall have the meaning set forth in Section 16.18 hereof.

“Credit Card Issuer” shall mean any Person (other than a Borrower or Guarantor) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche, and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by Agent.

“Credit Card Notifications” shall have the meaning set forth in Section 4.8(h) hereof.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer. For the avoidance of doubt, PayPal, Inc., shall be a Credit Card Processor for all purposes under this Agreement and the Other Documents.

“Credit Card Receivables” shall mean each “payment intangible” (as defined in Article 9 of the Uniform Commercial Code) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Borrower resulting from charges by a customer of a Borrower on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a Borrower, or services performed by a Borrower, in each case in the Ordinary Course of Business.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.13(b) hereof.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum equal to the greater of (a) 0.00%, or (b) the rate determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.

“Debt Payments” shall mean for any period, in each case, all cash actually expended by any Borrower or any Guarantor to make: (a) interest payments on any Advances hereunder, plus (b) payments for all fees, commissions and charges set forth herein or in any Other Document, plus (c) payments on Capitalized Lease Obligations, plus (d) payments with respect to any other Indebtedness for borrowed money, including without limitation, Intercompany Subordinated Loans and the Holdings Loan.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage or FILO Commitment Percentage, as applicable, of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowers or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent or Borrowing Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement; provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to the Agent (a copy of which certification Agent shall send to Borrowing Agent, but any failure to provide any such certification shall not prevent such Lender from ceasing to be a Defaulting Lender); (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Event, or (ii) become the subject of a Bail-in Action; or (e) has failed at any time to comply with the provisions of Section 2.6(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 16.2(d) hereof.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.

“EBITDA” shall mean for any period with respect to Borrowers and Guarantors on a Consolidated Basis, the sum of (a) net income (or loss) for such period (excluding extraordinary gains and losses), plus (b) all interest expense for such period, plus (c) all charges against income for such period for federal, state and local taxes, including, without limitation, excise taxes and franchise taxes, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period, including, without limitation, amortization of goodwill and other intangible assets (including any impairment charges in respect of intangible assets), plus (f) Transaction Costs incurred by Borrowers and Guarantors during such period (to the extent not in excess of Twenty Million Dollars ($20,000,000) in the four (4) consecutive Fiscal Quarter period commencing with the Fiscal Quarter in which the Closing Date occurs, or Two Million Five Hundred Thousand Dollars ($2,500,000) in any period of four (4) consecutive Fiscal Quarters thereafter), plus (g) any fees, losses, costs and expenses, each of which are infrequent or unusual in nature (as determined in accordance with GAAP), paid or incurred during such period and, without duplication, nonrecurring cash losses or expenses, or any non-recurring restructuring charges or unusual or nonrecurring expenses or losses (whether or not characterized as a restructuring charge in accordance with GAAP) paid or incurred during such period, plus (h) non-cash expenses and charges (including any impairment charges in respect of tangible assets and any non-cash expense from any employee benefit or stock option plan and purchase accounting adjustments in connection with the consummation of the Transactions).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligibility Date” shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Credit Card Receivables” shall mean at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination, as determined by Agent in its Permitted Discretion: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Borrower from a Credit Card Issuer or Credit Card Processor, and in each case originated in the Ordinary Course of Business of such Borrower, and (ii) in each case is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (i) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, such Credit Card Receivable shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Borrowers to reduce the amount of such Credit Card Receivable. Except as otherwise agreed by Agent, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a)    Credit Card Receivables which do not constitute a “payment intangible” (as defined in the Uniform Commercial Code);

(b)    Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c)    Credit Card Receivables (i) that are not subject to a perfected first priority security interest in favor of Agent (subject to Permitted Encumbrances having priority over the Lien of Agent by operation of Applicable Law), or (ii) with respect to which a Borrower does not have good, valid, and marketable title thereto, free and clear of any Lien (other than Permitted Encumbrances);

(d)    Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such dispute, recourse, claim, counterclaim, offset or chargeback);

(e)    Credit Card Receivables as to which the Credit Card Issuer or Credit Card Processor has the right under certain circumstances to require a Borrower or Guarantor to repurchase the Credit Card Receivables from such Credit Card Issuer or Credit Card Processor;

(f)    Credit Card Receivables due from a Credit Card Issuer or Credit Card Processor which is the subject of any bankruptcy or insolvency proceedings;

(g)    Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(h)    Credit Card Receivables which do not conform in all material respects to all representations, warranties or other provisions in this Agreement and the Other Documents relating to Credit Card Receivables; or

(i)    Credit Card Receivables which Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as Agent may determine in its Permitted Discretion.

“Eligible Domestic In-Transit Inventory” shall mean those items of Inventory that do not qualify as Eligible Inventory solely because they are in-transit within the United States, but as to which (a) such Inventory currently is, and has been for a period not exceeding twenty (20) days, in transit (whether by vessel, air, or land) within the United States to a location owned or leased by a Borrower, (b) (i) a final sale of such Inventory to a Borrower has occurred and such Borrower is the sole owner of such Inventory, no default shall exist under any agreement in effect between the vendor of such Inventory and any Borrower or Guarantor which would permit such vendor, and reasonably be expected to cause such vendor, under any Applicable Law (including the UCC) to divert, reclaim or stop shipment of such Inventory, (ii) the vendor of such Inventory is acceptable to Agent in its Permitted Discretion, (iii) Agent has received evidence satisfactory to it that all counterparts of the original Acceptable Documents evidencing such Inventory are in the possession, in the United States, of Agent or an agent of Agent, and (iv) such Inventory is in the possession of a Common Carrier that has issued an Acceptable Document, or is in the possession of a Secured Party as a result of delivery of such Acceptable Document by Agent to such Borrower, (c) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent, and (d) such Borrower has certified to Agent (pursuant to an applicable Borrowing Base Certificate delivered hereunder) that, to the knowledge of such Borrower, such Inventory meets all of such Borrower’s representations and warranties contained in this Agreement and the Other Documents concerning Eligible Inventory other than with respect to its in-transit status, that to the knowledge of such Borrower there is no reason why such Inventory would not be accepted by a Borrower when it arrives at a location owned or leased by a Borrower, and that the shipment as evidenced by the relevant documents conforms to the related order documents. Delivery of each Borrowing Base Certificate pursuant to the terms hereof shall constitute a representation and warranty by Borrowers that the Inventory listed (or otherwise treated) therein as being Eligible Domestic In-Transit Inventory satisfies the foregoing definition; provided, that, Eligible Domestic In-Transit Inventory shall not include any Inventory being held at a location owned or leased by a Borrower.

“Eligible Inventory” shall mean and include Inventory, excluding work in process, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first-priority security interest (subject to Permitted Encumbrances having priority over the Lien of Agent by operation of Applicable Law) in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Inventory shall not be Eligible Inventory if it: (a) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof; (b) is Foreign In-Transit Inventory or in-transit within the United States; (c) is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement; (d) constitutes Consigned Inventory; (e) is the subject of an Intellectual Property Claim; (f) is subject to a License Agreement that limits, conditions or restricts the applicable Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or Agent shall agree otherwise in its Permitted Discretion after establishing Reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its Permitted Discretion); (g) is situated at a distribution center not owned by a Borrower, unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its Permitted Discretion after establishing Reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its Permitted Discretion); (h) is situated at a Macy’s Store or otherwise in the possession or control of Macy’s, except to the extent (i) the Macy’s Tri-Party Agreement has been duly executed and delivered and is in full force and effect, or (ii) Agent has agreed otherwise in its Permitted Discretion after establishing Reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its Permitted Discretion; or (i) or if the sale of such Inventory would result in an ineligible Receivable or an ineligible Credit Card Receivable.

“Eligible Receivables” shall mean and include, each Receivable (but excluding, for the avoidance of doubt, Credit Card Receivables) of a Borrower arising in the Ordinary Course of Business, as to which the Customer is Macy’s, and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate in its Permitted Discretion. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first-priority perfected security interest (subject to Permitted Encumbrances having priority over the Lien of Agent by operation of Applicable Law) and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent or is payable by Macy’s pursuant to and in accordance with the terms of the Macy’s Department License Agreement as in effect on the Closing Date. In addition, no Receivable shall be an Eligible Receivable if:

(a)    it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

(b)    it is due or unpaid more than ninety (90) days after the original invoice date or sixty (60) days after the original due date;

(c)    fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder as a result of the operation of clause (b) above;

(d)    any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached in any material respect;

(e)    an Insolvency Event shall have occurred with respect to such Customer;

(f)    the sale is to a Customer outside the continental United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion;

(g)    the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h)    the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(i)    the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense, dispute, credit, or counterclaim), the Customer is also a creditor or supplier of a Borrower (it being understood and agreed that, solely for purposes of this clause (i), Macy’s shall not be deemed to be a creditor or supplier of a Borrower by virtue of any provisions set forth in the Macy’s Department License Agreement as in effect on the date hereof (including, without limitation, Sections 4.2 and 6.1 thereof)) or the Receivable is contingent in any respect or for any reason;

(j)    the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts, deductions, allowances or sales rebates made in the Ordinary Course of Business for prompt payment, all of which discounts, deductions, allowances or sales rebates are reflected in the calculation of the face value of each respective invoice related thereto;

(k)    any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(l)    such Receivable is not payable to a Borrower;

(m)    such Receivable is owing by a Customer that is a Sanctioned Person or Sanctioned Entity; or

(n)    such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its Permitted Discretion in a reasonable manner.

“Environmental Laws” shall mean all federal, state and local environmental, health, chemical use, safety and sanitation Laws relating to the protection of the environment, pollution, human health (as it relates to Hazardous Materials) and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities (excluding debt securities exchangeable for or convertible into equity of such Person) or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the Applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests, but in any case, excluding debt securities convertible into or exchangeable for Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” shall mean (a) deposit accounts exclusively used for payroll, payroll taxes, withholding taxes, workers’ compensation, and other employee wage and benefit payments (including, without limitation, in respect of healthcare benefits) to or for any Borrower’s or Guarantor’s employees, (b) deposit accounts exclusively used as trust or other fiduciary accounts, (c) deposit accounts exclusively used for taxes, (d) (i) Local Store Accounts, and (ii) zero balance accounts, in each case as to this clause (d) that are subject to standing instructions from a Borrower pursuant to which all amounts therein are transferred to a Blocked Account not less frequently than two (2) times each week, (e) deposit accounts with an amount on deposit therein or credited thereto of not more than $100,000 individually or $500,000 in the aggregate for all such deposit accounts described in this clause (e), and (f) dedicated cash collateral accounts with respect to Permitted Encumbrances of the types described in clauses (c) and (d) of the definition thereof, to the extent for the sole and exclusive benefit of a third party that is not an Affiliate of any Borrower or Guarantor.

“Excluded Hedge Liability” or “Excluded Hedge Liabilities” shall mean, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation (or the guaranty of such Swap Obligation, or the grant by any Borrower or Guarantor of a security interest in the Collateral to secure such Swap Obligation) is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of “Excluded Hedge Liability” and “Excluded Hedge Liabilities” with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” shall mean (a) any permit, lease, license, contract or agreement that would otherwise constitute Collateral, to which any Borrower or Guarantor is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (x) any Applicable Law, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless in each case, such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity); provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above; (b) any interest (whether as owner, lessor or lessee) in any real property or any buildings, structures, parking areas or other improvements thereon (including, without limitation, any Real Property); (c) any trucks, trailers, tractors, service vehicles, automobiles, rolling stock or other registered mobile equipment or equipment covered by certificates of title or ownership of any Borrower or Guarantor; (d) any “intent to use” trademark applications for which a statement of use has not been filed and accepted with the United States Patent and Trademark Office; (e) any Equity Interests in any Subsidiary of a Borrower or Guarantor (other than Subsidiary Stock); and (f) other assets to the extent Agent determines in its Permitted Discretion that the cost of obtaining such pledge or security interest is excessive in relation to the benefit thereof to Secured Parties; provided, that, Excluded Property shall not include any proceeds of any assets described in the foregoing clauses (a) through (f), or any goodwill of Borrowers’ and Guarantors’ business associated therewith or attributable thereto.

“Excluded Taxes” shall mean, with respect to Agent, any Lender, Swing Loan Lender, Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the Laws of, or in which its principal office or applicable lending office is located or, in the case of any Lender, Swing Loan Lender or Issuer, in which its applicable lending office is located, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender or Swing Loan Lender, any withholding Tax that is imposed on amounts payable to or for the account of such Lender or Swing Loan Lender with respect to an applicable interest in any Obligations pursuant to a law in effect on the date on which (i) such Lender or Swing Loan Lender acquires such interest in the Obligations (other than pursuant to an assignment request by the Borrowers under Section 3.11(a)) or (ii) such Lender or Swing Loan Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s or Swing Loan Lender’s assignor immediately before such Lender or Swing Loan Lender became a party hereto or to such Lender or Swing Loan Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 3.10(f), and (d) any Taxes imposed under FATCA. For the avoidance of doubt, for purposes of this definition, the term “Taxes” includes any Charges.

“Existing FINL Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of November 30, 2016, by and among the Borrowers, the guarantors named therein and from time to time party thereto, the lenders named therein and from time to time party thereto, and PNC, as administrative agent, as amended and in effect immediately prior to the Closing Date.

“Existing Letters of Credit” shall mean the letters of credit issued under the Existing FINL Credit Agreement and outstanding on the Closing Date, as set forth on Schedule 1.3.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 147(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Bodies and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the greater of (a) 0.00%, or (b) the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) calculated by the Federal Reserve Bank of New York (or any successor), based on such day’s federal funds transactions by depositary institutions, as determined in such manner as such Federal Reserve Bank (or any successor) shall set forth on its public website from time to time, and as published on the next succeeding Business Day by such Federal Reserve Bank as the “Federal Funds Effective Rate”; provided, that, if such Federal Reserve Bank (or its successor) does not publish such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Fee Letter” shall mean the Fee Letter, dated as of March 25, 2018, by and among Holdings, Agent, and PNC Capital Markets LLC, to which Borrowers joined as obligors pursuant to that certain Joinder to Fee Letter dated as of the Closing Date, by and among Holdings, Borrowers, Agent, and PNC Capital Markets LLC.

“FILO Advance” shall have the meaning set forth in Section 2.1(b) hereof.

“FILO Advance Rates” shall have the meaning set forth in Section 2.1(b)(y) hereof.

“FILO Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make FILO Advances, in an aggregate principal not to exceed the FILO Commitment Amount (if any) of such Lender.

“FILO Commitment Amount” shall mean, (a) as to any Lender other than a New Lender, the FILO Commitment amount (if any) set forth next to such Lender’s name in Schedule 1.1(c) hereto under the heading “FILO Commitment Amount” (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the FILO Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (b) as to any Lender that is a New Lender, the FILO Commitment amount provided for in the joinder signed by such New Lender under Section 2.24(a)(x), in each case as the same may be adjusted upon any increase by such Lender pursuant to Section 2.24 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“FILO Commitment Percentage” shall mean, (a) as to any Lender other than a New Lender, the FILO Commitment Percentage (if any) set forth next to such Lender’s name in Schedule 1.1(c) hereto under the heading “FILO Commitment Percentage” (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the FILO Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (b) as to any Lender that is a New Lender, the FILO Commitment Percentage provided for in the joinder signed by such New Lender under Section 2.24(a)(x), in each case as the same may be adjusted upon any increase in the Maximum FILO Advance Amount pursuant to Section 2.24 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“FILO Credit Card Advance Rate” shall have the meaning set forth in Section 2.1(b)(y) hereof.

“FILO Facility Fee” shall have the meaning set forth in Section 3.3(b) hereof.

“FILO Formula Amount” shall have the meaning set forth in Section 2.1(b) hereof.

“FILO Interest Rate” shall mean (a) with respect to FILO Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the greater of (i) the Alternate Base Rate and (ii) 0% and (b) with respect to FILO Advances that are LIBOR Rate Loans, the sum of the Applicable Margin plus the greater of (i) the LIBOR Rate and (ii) 0%.

“FILO Inventory Advance Rate” shall have the meaning set forth in Section 2.1(b)(y) hereof.

“FILO Loan Cap” shall have the meaning set forth in Section 2.1(b) hereof.

“FILO Note” shall mean, collectively, the promissory notes referred to in Section 2.1(b) hereof.

“FILO Push Down Reserve” shall mean, at any time of determination, an amount equal to the amount by which the then outstanding amount of FILO Advances exceeds the then Maximum FILO Advance Amount.

“FILO Receivables Advance Rate” shall have the meaning set forth in Section 2.1(b)(i) hereof.

“FINL PR” shall mean The Finish Line Puerto Rico, Inc., a Puerto Rico corporation and a wholly owned Subsidiary of Borrowing Agent.

“Fiscal Month” shall mean any fiscal month of any Fiscal Year, which month shall generally consist of either four (4) or five (5) weeks and shall end on the Saturday closest to the end of any calendar month in accordance with the fiscal accounting calendar of Intermediate Holdings and its Subsidiaries.

“Fiscal Quarter” shall mean each quarterly accounting period of each Fiscal Year of Intermediate Holdings and its Subsidiaries consisting of successive 13-week periods (each such 13 week period to begin on a Sunday and end on a Saturday); provided, that, for any 53-week Fiscal Year, the last Fiscal Quarter of such Fiscal Year shall consist of the successive 14-week period from and including the first day after the third Fiscal Quarter of such Fiscal Year through and including the last day of such Fiscal Year.

“Fiscal Year” shall mean the annual accounting period of Intermediate Holdings and its Subsidiaries ending on the Saturday closest to the last day of February (or, to the extent in accordance with Section 7.13, January) in each calendar year calculated in accordance with the National Retail Federation calendar.

“Fixed Charge Coverage Ratio” shall mean, with respect to any fiscal period, the ratio of (a) EBITDA for such period, minus Unfunded Capital Expenditures made by Borrowers and Guarantors during such period to (b) all Debt Payments made by Borrowers and Guarantors during such period, plus distributions and dividends made by or for the benefit of Intermediate Holdings (without duplication of any distributions or dividends paid to any Borrower, Intermediate Holdings or any other Guarantor by any Subsidiary for further distribution by or for the benefit of Intermediate Holdings) during such period, plus cash taxes paid by Borrowers and Guarantors during such period.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994, as amended, and other Applicable Laws related thereto.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Borrower, Guarantor and/or any of their respective Subsidiaries.

“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.

“Foreign In-Transit Inventory” shall mean Inventory of a Borrower that is in transit from a location outside the United States to any location within the United States of such Borrower or a Customer of such Borrower.

“Foreign Lender” shall mean any Lender that is not a “United States Person” as defined in Section 7701(a)(3) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary of any Person (a) that is not organized or incorporated in the United States, any State thereof or the District of Columbia, (b) is a “controlled foreign corporation” under Section 957 of the Code, or (c) if substantially all of the assets of such Subsidiary consists of Equity Interests in one or more Subsidiaries described in clause (a) above.

“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“GMSI” shall have the meaning set forth in the preamble to this Agreement.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” or “Guarantors” shall have the meaning set forth in the preamble to this Agreement, shall include each other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations, and shall extend to all permitted successors and assigns of the foregoing Persons; provided, that, no Foreign Subsidiary shall be a Guarantor.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in substantially the form of Exhibit 1.2(b) hereto.

“Hazardous Discharge” shall mean any Release or threat of Release of a reportable quantity of any Hazardous Material at any Real Property of a Borrower or Guarantor.

“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or corresponding state Law, and any other applicable Federal and state Laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Holdings” shall mean JD Sports Fashion Plc, a public limited company organized under the laws of England and Wales.

“Holdings Facility Agreement” shall have the meaning set forth in the definition of “Holdings Loan Documents” in this Section 1.2.

“Holdings Loan” shall mean the Indebtedness evidenced by the Holdings Loan Documents.

“Holdings Loan Documents” shall mean (i) the Multicurrency Revolving Facility Agreement, dated May 29, 2018 (the “Holdings Facility Agreement”), in the original principal amount of £400,000,000, by and among, amongst others, Holdings, as an “Original Borrower”, the Subsidiaries of Holdings listed in Part 1 of Schedule 1 thereto, as “Original Borrowers”, the Subsidiaries of Holdings listed in Part 1 of Schedule 1 thereto, as “Original Guarantors”, Barclays Bank PLC and HSBC Bank plc, as bookrunners and mandated lead arrangers, the financial institutions listed in Part 2 of Schedule 1 thereto, as “Original Lenders”, Barclays Bank PLC, as document co-ordinator, and Barclays Bank PLC, as “agent”, (ii) each Accession Letter (in the form of Schedule 2 to the Holdings Facility Agreement) executed by one or more Borrower(s) or Guarantor(s) following the Closing Date pursuant to and in accordance with the Holdings Facility Agreement, pursuant to which such Borrowers(s) or Guarantor(s) shall agree to become an Additional Guarantor (as defined in the Holdings Facility Agreement), and (iii) all other instruments, agreements and documents executed in connection therewith, in each case to the extent permitted by this Agreement and the Other Documents.

“Increasing Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money (including, without limitation, any Intercompany Subordinated Loan); (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness and which are not more than ninety (90) days past due); (g) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person (excluding, for the avoidance of doubt, any Taxes); (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) off-balance sheet liabilities and/or pension plan liabilities of such Person; and (k) any guaranty of any indebtedness (including, without limitation, the guaranty of any obligations under the Holdings Loan Documents), obligations or liabilities of a type described in the foregoing clauses (a) through (j).

“Indemnified Taxes” shall mean (a) Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of any Borrower or Guarantor under this Agreement or any Other Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Information Certificates” shall mean, collectively, the information questionnaires and the responses thereto provided by each Borrower and each Guarantor and delivered to Agent.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions that are the substantial equivalent of a bankruptcy or insolvency proceeding, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clause (a) or (b) above; provided, that, an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark, service mark (or any application in respect of the foregoing), trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law. For the avoidance of doubt, “Intellectual Property” shall include all “Intellectual Property” under and as defined in the Intellectual Property Security Agreement.

“Intellectual Property Claim” shall mean the assertion, by any means, by any Person of a claim that any Borrower’s or Guarantor’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intellectual Property Security Agreement” shall mean that certain Intellectual Property Security Agreement, dated as of the Closing Date, by and among Borrowing Agent, Spike’s Holding, LLC, and Agent, and any other intellectual property security agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.

“Intercompany Subordinated Loans” shall mean the loans and Indebtedness evidenced by the Intercompany Subordinated Loan Documents, subject at all times to the Intercompany Subordination Agreement.

“Intercompany Subordinated Loan Documents” shall mean (i) (a) the Credit Agreement, dated as of the Closing Date (the “Genesis Intercompany Loan Agreement”), between GMSI (which upon the consummation of the Transactions shall be merged with and into Borrowing Agent, with Borrowing Agent as the surviving Person) and Intermediate Holdings, in the original principal amount of $225,000,000, and (b) the Note, dated as of the Closing Date, made payable by Borrowing Agent to Intermediate Holdings, in the original principal amount of $225,000,000, evidencing the loans made pursuant to the Genesis Intercompany Loan Agreement, (ii) (a) the Credit Agreement, dated as of the Closing Date (the “UK Finco Intercompany Loan Agreement”), between Intermediate Holdings and UK Finco, in the original principal amount of $225,000,000, and (b) the Note, dated as of the Closing Date, made payable by Intermediate Holdings to UK Finco, in the original principal amount of $225,000,000, evidencing the loans made pursuant to the UK Finco Intercompany Loan Agreement, and (iii) all other instruments, agreements and documents executed in connection therewith, in each case as to the instruments, agreements and documents described in this definition, as amended, restated, supplemented or otherwise modified in accordance with the terms hereof and of the Intercompany Subordination Agreement.

“Intercompany Subordination Agreement” shall mean the Subordination Agreement, dated as of the Closing Date, by and among Agent, Borrowers, Guarantors, and UK Finco.

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(c) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Interest Rate Hedge.

“Intermediate Holdings” shall mean Genesis Holdings, Inc., an Indiana corporation and the direct parent company of Borrowing Agent.

“Intermediate Holdings and its Subsidiaries on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of Intermediate Holdings and its Subsidiaries.

“Inventory” shall mean and include as to each Borrower all of such Borrower’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Borrower’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents representing or evidencing any of the foregoing.

“Issuer” shall mean, individually or collectively (as the context may require), (a) with respect to each Existing Letter of Credit and until such Existing Letter of Credit expires, is terminated or is returned undrawn, the issuer thereof identified on Schedule 1.3, (b) Agent in its capacity as the issuer of Letters of Credit under this Agreement or any successor issuer of Letters of Credit hereunder (which successor may only be a Lender having a Revolving Commitment selected by Agent in its discretion and agreed to by Borrowing Agent and such Lender), and (c) each of Wells Fargo Bank, National Association and Bank of America, N.A. in its capacity as the issuer of Letters of Credit under this Agreement, provided, that, the aggregate face amount of Letters of Credit issued by either such Person shall not exceed such Person’s Revolving Commitment Percentage multiplied by the Letter of Credit Sublimit.

“Joint Lead Arranger” shall have the meaning set forth in the preamble to this Agreement and shall include the permitted successors and assigns thereof.

“Law(s)” shall mean any law(s) (including common law and equitable principles), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, code, release, ruling, order, executive order, injunction, writ, decree, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender or any Affiliate of any Lender, and for which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard

International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Borrower, any Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations hereunder, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender or any Affiliate of a Lender and with respect to which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Borrower, any Guarantor or any of their respective Subsidiaries that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations hereunder, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.

“Letter of Credit Sublimit” shall mean $50,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.11 hereof and shall include, for the avoidance of doubt, the Existing Letters of Credit.

“LIBOR Alternate Source” shall have the meaning set forth in the definition of LIBOR Rate.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or (x) if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error), or (y) if the LIBOR Rate is unascertainable as set forth in Section 3.8.2, a comparable replacement rate determined in accordance with Section 3.8.2), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Loan” shall mean any Advance that bears interest based on the LIBOR Rate.

“LIBOR Termination Date” shall have the meaning set forth in Section 3.8.2(a) hereof.

“License Agreement” shall mean any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower in connection with such Borrower’s business operations.

“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory in connection with such Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and substance reasonably satisfactory to Agent, by which Agent is given the right, vis-á-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time, or who is in possession, custody, or control of any Collateral from time to time, in each case in form and substance reasonably satisfactory to Agent.

“Liquid Portfolio Investments” shall mean liquid investments held in a securities account maintained with one or more of the Lenders or any of their respective Affiliates and consisting of (i) Cash Equivalents or (ii) other securities rated BBB or better by Standard & Poor’s or Baa2 or better by Moody’s.

“Liquidation” shall mean the exercise by Agent of those rights and remedies accorded to Agent under this Agreement, the Other Documents and applicable Law as a creditor of Borrowers and Guarantors with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by Borrowers and Guarantors acting with the consent of Agent, of any public, private or “going out of business”, “store closing”, or other similarly themed sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Local Store Account” shall have the meaning set forth in Section 4.8(k) hereof.

“Macy’s” shall mean Macy’s Retail Holdings, Inc., Macy’s Puerto Rico, Inc., Macys.com, Inc., or any Affiliate of any of the foregoing.

“Macy’s Department License Agreement” shall mean that certain Department License Agreement, dated as of September 27, 2012, by and among (i) Macy’s Retail Holdings, Inc. and Macy’s Puerto Rico, Inc., for themselves and their subsidiaries, and (ii) Borrowing Agent and FINL PR, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Macy’s Tri-Party Agreement” shall mean that certain letter agreement to be entered into pursuant to the Post-Closing Letter by and among Borrowers, Guarantors, Macy’s, and Agent.

“Margin Stock” shall have the meaning set forth for such term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations, assets, business or properties of the Borrowers and the Guarantors, taken as a whole, (b) the ability of the Borrowers and the Guarantors, taken as a whole, to duly and punctually pay or perform the Obligations in accordance with the terms of this Agreement and the Other Documents, (c) the value of a material portion of the Collateral, or Agent’s Liens on a material portion of the Collateral or the priority of any such Lien or (d) Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Borrower or Guarantor, which (a) is in respect of the exchange of goods and/or services having a value in any Fiscal Year of Borrowers and Guarantors in excess of $10,000,000, or (b) with respect to which the non-performance or cancellation thereof could reasonably be expected to result in a Material Adverse Effect.

“Maximum FILO Advance Amount” shall mean $15,000,000.

“Maximum Revolving Advance Amount” shall mean $300,000,000 plus any increases in accordance with Section 2.24 minus any reductions in accordance with Section 2.25.

“Maximum Swing Loan Advance Amount” shall mean $30,000,000; provided, that, upon the effective date of each increase in the Maximum Revolving Advance Amount in accordance with Section 2.24, the Maximum Swing Loan Advance Amount shall increase by an amount equal to ten percent (10%) of the amount of such increase in the Maximum Revolving Advance Amount.

“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Borrower or any member of the Controlled Group.

“Multiple Employer Plan” shall mean an employee benefit plan which has two or more contributing sponsors (including any Borrower, any Guarantor, or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Negative Pledge Agreement” shall mean that certain Negative Pledge Agreement, dated as of the Closing Date, by Borrowers and Guarantors in favor of Agent.

“Negotiable Document” shall mean a Document that is “negotiable” within the meaning of Article 7 of the Uniform Commercial Code.

“Net Invoice Cost” shall mean, with respect to equipment, the net invoice cost of such equipment (excluding taxes, shipping, delivery, handling, installation, overhead and other so called “soft” costs).

“New Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“NOLV” shall mean, with respect to any Inventory, the net appraised orderly liquidation value (expressed as a percentage) of such Inventory, as determined from time to time by Agent in its Permitted Discretion by reference to the most recent appraisal of Inventory in form and substance acceptable to Agent in its Permitted Discretion, obtained by Agent; provided, that, it is understood and agreed by all parties hereto that such net orderly liquidation value percentage may vary from month to month based on the applicable appraiser’s assessment as set forth in such appraisal of the monthly variation in such net orderly liquidation value percentage.

“Non-Defaulting Lender” shall mean, at any time, any Lender holding a Revolving Commitment that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Note” shall mean, collectively, the Revolving Credit Note, the FILO Note, and the Swing Loan Note.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Borrower or Guarantor under this Agreement or any Other Document (and any amendments, extensions, renewals or increases thereto), to Issuer, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, Swing Loan Lender, any Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Borrower or Guarantor and any indemnification obligations payable by any Borrower or Guarantor arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower or Guarantor, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise including, subject to Section 16.9 hereof, all costs and expenses of Agent, Issuer, Swing Loan Lender and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable and documented attorneys’ fees and expenses and all obligations of any Borrower or Guarantor to Agent, Issuer, Swing Loan Lender or Lenders to perform acts or refrain from taking any action, in each case, pursuant to the terms of this Agreement or any Other Document, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“OFAC” shall mean The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Ordinary Course of Business” shall mean, with respect to any Borrower or Guarantor, the ordinary course of such Borrower’s or Guarantor’s business as conducted on the Closing Date and reasonable extensions thereof.

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Other Connection Taxes” shall mean, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Obligation, or sold or assigned an interest in any Obligation).

“Other Documents” shall mean the Note, the Information Certificates, the Fee Letter, any Guaranty, any Pledge Agreement, any Intellectual Property Security Agreement, the Credit Card Notifications, the Lien Waiver Agreements, the Certificates of Beneficial Ownership, any Lender-Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge, any Cash Management Products and Services, the Macy’s Tri-Party Agreement, the Web Host Services Control Agreement, any deposit account control agreements and securities account control agreements, the Intercompany Subordination Agreement, the Negative Pledge Agreement, the Post-Closing Letter, and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.11(a)).

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e) hereof.

“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by the Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that, if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to any Borrower or Guarantor.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, greater than 50% of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.

“Participant” shall have the meaning set forth in Section 16.3(b) hereof.

“Participant Register” shall have the meaning set forth in Section 16.3(b) hereof.

“Participation Advance” shall have the meaning set forth in Section 2.14(d) hereof.

“Participation Commitment” shall mean the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.22(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.14(a) hereof.

“Payment Conditions” shall mean, at the time of determination with respect to any specified transaction or payment, that (a) no Event of Default then exists or would occur as a result of entering into such transaction or the making of such payment, (b) (i) the average pro forma Undrawn Availability for the thirty (30) consecutive day period immediately preceding the date of such transaction or payment, and (ii) the pro forma Undrawn Availability as of such date (after giving effect to such transaction or payment), in each case shall be not less than the greater of (x) fifteen percent (15%) of the Revolving Loan Cap, and (y) $37,500,000, (c) the Fixed Charge Coverage Ratio, after giving effect to such transaction or payment on a pro-forma basis for the twelve consecutive Fiscal Month period preceding such transaction or payment (as if such transaction or the making of such payment had occurred on the first day of such period), was greater than 1.00:1.00; provided, that, the provisions of this clause (c) shall not be applicable if (i) the average pro forma Undrawn Availability for the thirty (30) consecutive day period immediately preceding the date of such transaction or payment, and (ii) the pro forma Undrawn Availability as of such date (after giving effect to such transaction or payment), in each case shall be not less than the greater of (x) twenty percent (20%) of the Revolving Loan Cap, and (y) $52,500,000, in each case calculated as if such transaction or payment had occurred on the first day of such period, and (d) Borrowers shall have delivered to Agent a certificate duly executed by an Authorized Officer of Borrowing Agent and attaching evidence of satisfaction of the conditions contained in clauses (b) and (c) above, as applicable, on a basis reasonably satisfactory to Agent.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by any Borrower or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by a Borrower or any entity which was at such time a member of the Controlled Group.

“Permitted Acquisitions” shall mean acquisitions of the assets or Equity Interests of another Person (the “target”) so long as:

(a)    with respect to the acquisition of Equity Interests, such target shall (i) have a positive EBITDA (determined as if the reference to Borrowers and Guarantors in the definition of “EBITDA” contained in Section 1.2 is a reference to the target and its Subsidiaries), calculated in accordance with GAAP, for the most recent four Fiscal Quarter period immediately prior to such acquisition, (ii) unless it is a Foreign Subsidiary, be added as a Borrower or as a Guarantor to this Agreement and be jointly and severally liable for all Obligations, and (iii) unless it is a Foreign Subsidiary, grant to Agent a first-priority lien (subject to Permitted Encumbrances having priority over the Lien of Agent by operation of Applicable Law) in all assets of such target (other than Excluded Property);

(b)    the applicable target or property is used or useful in the Borrowers’ and Guarantors’ Ordinary Course of Business, and the business being acquired shall be permitted by Section 7.9;

(c)    Agent shall have received a first-priority security interest (subject to Permitted Encumbrances having priority over the Lien of Agent by operation of Applicable Law) in all acquired assets or Equity Interests (other than Excluded Property), subject to documentation reasonably satisfactory to Agent (to the extent that Agent would not otherwise have, following the consummation of such Acquisition, such first-priority security interest pursuant to this Agreement and the Other Documents as then in effect);

(d)    the board of directors (or other comparable governing body) of the applicable target or owner of the property being acquired shall have duly approved the transaction;

(e)    in the case of any Acquisition for which the aggregate consideration payable by the Borrowers and Guarantors exceeds $25,000,000, Borrowers shall have delivered to Agent (i) a pro forma balance sheet and pro forma financial statements and a Compliance Certificate demonstrating that, upon giving effect to such acquisition on a pro forma basis, Borrowers and Guarantors would be in compliance with the financial covenants set forth in Section 6.5 as of the most recent Fiscal Quarter end, and (ii) financial statements of the applicable target for the two most recent fiscal years then ended, in form reasonably acceptable to Agent;

(f)    if such Acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such Acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by a Borrower and newly formed for the sole purpose of effecting such acquisition;

(g)    no assets acquired in any such transaction(s) shall be included in the Formula Amount until Agent has received a field examination and/or appraisal of such assets, in form and substance reasonably acceptable to Agent; and

(h)    the Payment Conditions have been satisfied.

For the purposes of calculating Undrawn Availability under this definition, no assets being acquired in the proposed Acquisition shall be included in the Formula Amount or the FILO Formula Amount until Agent has received a field examination and/or appraisal of such assets as set forth in clause (g) above, in form and substance, and with results, acceptable to Agent in its Permitted Discretion (it being understood and agreed that, notwithstanding anything in this Agreement to the contrary, Borrowers shall be liable for costs and expenses of such field examination and appraisal, which costs and expenses shall not be subject to (and shall not be included in) any generally applicable limitations on the number of field examinations and appraisals, or the Borrowers’ liability for such costs and expenses under this Agreement) and such assets satisfy the applicable eligibility criteria set forth herein.

“Permitted Assignees” shall mean: (a) Agent, any Lender or any of their direct or indirect Affiliates; (b) any fund that is administered or managed by Agent or any Lender, an Affiliate of Agent or any Lender or a related entity; and (c) any Person to whom Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent’s or Lender’s rights in and to all or substantially all of such Agent’s or Lender’s portfolio of asset-based credit facilities that are substantially similar to the credit facilities evidenced by this Agreement (including, without limitation, retail credit facilities).

“Permitted Discretion” shall mean a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.

“Permitted Dividends” shall mean:

(a)    dividends or distributions to a Borrower or Guarantor;

(b)    dividends or distributions payable solely in the form of Equity Interests (other than Disqualified Equity Interests) or in options, warrants or other rights to purchase such Equity Interests; and

(c)    other dividends or distributions to the extent the Payment Conditions have been satisfied.

“Permitted Encumbrances” shall mean:

(a)    Liens in favor of Agent for the benefit of Agent and Lenders, including without limitation, Liens securing Hedge Liabilities and Cash Management Products and Services;

(b)    Liens for taxes, assessments or other governmental charges not yet due, not delinquent, or being Properly Contested;

(c)    deposits or pledges to secure obligations under worker’s compensation (or to participate in the Ordinary Course of Business in any fund in connection with workmen’s compensation), old-age pensions, social security or similar laws, or under unemployment insurance or other social security programs;

(d)    deposits or pledges to secure bids, tenders, contracts (other than contracts for the repayment of borrowed money), leases, statutory obligations, surety, appeal, indemnity, performance or other similar bonds and other obligations of like nature arising in the Ordinary Course of Business;

(e)    Liens arising by virtue of the rendition, entry or issuance against any Borrower, any Guarantor, or any Subsidiary, or any property of any Borrower, any Guarantor, or any Subsidiary, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.5 hereof;

(f)    carriers’, repairmens’, mechanics’, workers’, warehousemens’, landlords’, materialmen’s, or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due and payable or which are being Properly Contested and Liens under Applicable Law (or otherwise, to the extent (x) existing on the Closing Date, or (y) granted on furniture, fixtures, and equipment (but not on Inventory) after the Closing Date, or (z) granted on Inventory, but only with the consent of the Agent, which may be granted or withheld in the Agent’s Permitted Discretion) of landlords securing obligations to pay lease payments that are not yet due and payable or are in default;

(g)    Liens placed upon assets (other than assets of the type included in the Formula Amount or the FILO Formula Amount) (i) hereafter acquired to secure a portion of the purchase price thereof (including, without limitation, assets acquired through Capital Expenditures (other than Unfunded Capital Expenditures)), and (ii) sold in connection with a Sale and Leaseback Transaction permitted hereunder to secure Capitalized Lease Obligations permitted to be incurred hereunder in connection therewith; provided, that, (i) any such Lien shall not encumber any other property of any Borrower or Guarantor, and (ii) the aggregate amount of Indebtedness secured by such Liens during any Fiscal Year of Borrowers and Guarantors shall not exceed the amount of Capital Expenditures permitted to be incurred under Section 7.23 hereof;

(h)    easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other charges or encumbrances, in each case, which do not interfere in any material respect with the Ordinary Course of Business of Borrowers, Guarantors, and their respective Subsidiaries;

(i)    Liens disclosed on Schedule 1.2; provided, that, such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancing of such obligations permitted by Section 7.8 hereof) and shall not subsequently apply to any other property or assets of any Borrower or Guarantor other than the property and assets to which they apply as of the Closing Date;

(j)    any interest or title of the lessor in the property subject to any operating lease entered into by any Borrower or Guarantor;

(k)    Liens assumed by any Borrower or Guarantor securing Indebtedness assumed in connection with a Permitted Acquisition;

(l)    Liens in favor of Credit Card Issuers and Credit Card Processors arising in the Ordinary Course of Business securing the obligation to pay customary fees and expenses in connection with credit card arrangements;

(m)    [reserved];

(n)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the Ordinary Course of Business;

(o)    licenses or sublicenses of trademarks and other rights in Intellectual Property granted in the Ordinary Course of Business by any Borrower or Guarantor and not interfering in any material respect with the Ordinary Course of Business of such Borrower or Guarantor; provided, that, the grant of such license or sublicense shall not derogate from Agent’s rights to use such Intellectual Property in accordance with the terms hereof and the Other Documents;

(p)    Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases, bailment arrangements, and consignment arrangements entered into by any Borrower or Guarantor, in each case to the extent permitted hereunder;

(q)    Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law;

(r)    Liens on goods in the possession of customs authorities in favor of such customs authorities which secure payment of customs duties in connection with importation of goods;

(s)    any extensions, renewals, replacements and modifications of the foregoing permitted Liens, so long as the principal balance of the Indebtedness secured thereby (if any) is not increased; and

(t)    other Liens not specifically listed above securing obligations not to exceed $10,000,000 in the aggregate outstanding at any one time, so long as such Liens do not attach to any Real Property (or any other interest in or with respect to Real Property), or to assets included in the Formula Amount or the FILO Formula Amount.

“Permitted Indebtedness” shall mean:

(a)    the Obligations;

(b)    Indebtedness incurred for Capital Expenditures (including, without limitation, Capitalized Lease Obligations) permitted under Section 7.23 hereof and any Permitted Refinancing Indebtedness in respect thereof;

(c)    contingent Indebtedness in the form of unsecured guarantees by Borrowers or Guarantors of the obligations of the borrowers under the Holdings Loan Documents;

(d)    any guarantees of Indebtedness permitted under Section 7.3 hereof or otherwise constituting Permitted Indebtedness under this definition;

(e)    any Indebtedness listed on Schedule 5.8(b)(ii) hereof (including any extensions or renewals thereof); provided, that, there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 5.8(b)(ii);

(f)    Indebtedness under the Intercompany Subordinated Loan Documents, subject at all times to the Intercompany Subordination Agreement;

(g)    Indebtedness incurred in connection with Permitted Acquisitions to the extent it is subordinated to the Obligations on terms and conditions satisfactory to Agent, together with Permitted Refinancing Indebtedness in respect thereof;

(h)    Indebtedness of a Person that is in existence when such Person becomes a Subsidiary pursuant to a Permitted Acquisition or that is secured by an asset when such asset is so acquired, together with any Permitted Refinancing Indebtedness in respect thereof;

(i)    Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earnout or similar obligations, or from guarantees or letters of credit, securing the performance of any Borrower or Guarantor pursuant to such agreements, incurred or contracted for in connection with Permitted Acquisitions

(j)    Indebtedness consisting of Permitted Loans made by one or more Borrower(s) or Guarantor(s) or by any Subsidiary to any other Borrower(s) or Guarantor(s);

(k)    Indebtedness in respect of (i) Interest Rate Hedges, Foreign Currency Hedges and other Hedging Liabilities permitted under Section 7.6, (ii) other Interest Rate Hedges approved by Agent or (iii) any Cash Management Products and Services;

(l)    intercompany Indebtedness owing from one or more Borrowers or Guarantors to any other one or more Borrowers, Guarantors or Subsidiaries in accordance with clause (d) of the definition of Permitted Loans;

(m)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the Ordinary Course of Business;

(n)    [Intentionally Omitted];

(o)    Indebtedness incurred in the Ordinary Course of Business in respect of netting services, overdraft protections and otherwise in connection with deposit accounts or securities accounts;

(p)    obligations in respect of workers’ compensation claims, export or import indemnities or similar instruments, performance, bid, surety and appeal bonds and performance and completion guarantees provided by any Borrower or Guarantor or obligations related thereto, in each case in the Ordinary Course of Business; and

(q)    other Indebtedness in an amount not to exceed $10,000,000 in the aggregate at any time outstanding; provided, that, such Indebtedness is not secured by a Lien.

“Permitted Investments” shall mean:

(a)    investments in (i) Cash Equivalents and, and (ii) Permitted Loans;

(b)    existing investments set forth on Schedule 7.4 in an amount not greater than the amount thereof on the Closing Date;

(c)    investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the Ordinary Course of Business;

(d)    investments consisting of deposit accounts maintained in the Ordinary Course of Business;

(e)    investments consisting of non-cash consideration from a sale, assignment, transfer, lease, conveyance or other disposition of property permitted by Section 7.1(b);

(f)    investments constituting Permitted Acquisitions;

(g)    Liquid Portfolio Investments;

(h)    loans, advances, and other investments in any Borrower, Guarantor or Subsidiary by any other Borrower or Guarantor, made exclusively with funds received from Intermediate Holdings or one or more direct or indirect holders of Equity Interests in Intermediate Holdings; and

(i)    other investments if the Payment Conditions are satisfied.

“Permitted Joint Venture” shall mean any Person (a) with respect to which any Borrower, Guarantor, or Subsidiary thereof owns less than 100% of the Equity Interests thereof; (b) that is engaged in a line of business permitted by Section 7.2; (c) Borrowers’ and Guarantors’ investment in which constitutes a Permitted Investment; and (d) with respect to which the Equity Interests thereof were acquired or formed by such Borrower, Guarantor, or Subsidiary in a transaction permitted by Section 7.10.

“Permitted Loans” shall mean:

(a)    the extension of trade credit in the Ordinary Course of Business;

(b)    loans to officers and employees to meet expenses incurred by such officers and employees in the Ordinary Course of Business and consistent with past practices;

(c)    the Intercompany Subordinated Loans, subject at all times to the Intercompany Subordination Agreement; and

(d)    other intercompany loans between and among Borrowers, Guarantors and their respective Subsidiaries, so long as, at the reasonable request of Agent, each such intercompany loan is evidenced by a promissory note (including, if applicable, any master intercompany note executed by Borrowers, Guarantors and their respective Subsidiaries) on terms and conditions (including terms subordinating payment of the indebtedness evidenced by such note to the prior payment in full of all Obligations) acceptable to Agent in its reasonable discretion that, in the case of any such promissory notes issued to any Borrower or Guarantor in a principal amount that exceeds $500,000 individually or $1,000,000 in the aggregate, has been delivered to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Borrower(s) and Guarantor(s) that are the payee(s) on each such note;

provided, that, any such loan described in this definition shall not constitute a Permitted Loan if the repayment of all or any portion thereof is limited, restricted, or otherwise conditioned or impaired by any provision of the Holdings Facility Agreement.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued in exchange for, or the net proceeds of which are used to modify, refinance, refund, renew or extend such Refinanced Indebtedness; provided, that, (a) the aggregate principal amount (or accreted value, if applicable) thereof does not exceed the aggregate principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such exchange, modification, refinancing, refunding, renewal or extension, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable and customary amounts paid, and reasonable and customary fees and expenses incurred, in connection with such exchange, modification, refinancing, refunding, renewal or extension, (b) any Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness, (c) immediately before and after giving effect thereto, no Event of Default shall have occurred and be continuing, (d) if the Refinanced Indebtedness is subordinated in right of payment to the Obligations, any Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to Agent and the other Secured Parties as those contained in the documentation governing the Refinanced Indebtedness, (e) the primary obligor(s) in respect of any Permitted Refinancing Indebtedness are the primary obligor(s) in respect of the applicable Refinanced Indebtedness, and each Person (if any) that guarantees, any Permitted Refinancing Indebtedness is a Person (if any) that guaranteed (or would have been obligated to guarantee) the applicable Refinanced Indebtedness, (f) the interest rate applicable to such Permitted Refinancing Indebtedness shall not exceed the then applicable market interest rate, (g) such Permitted Refinancing Indebtedness shall not require any scheduled principal payments due prior to the expiration of the Term in excess of, or prior to, the scheduled principal payments due for the Refinanced Indebtedness prior to the expiration of the Term, (h) such Permitted Refinancing Indebtedness shall be otherwise on terms not materially less favorable to the Secured Parties than those contained in the documentation governing the Refinanced Indebtedness, including, without limitation, with respect to financial and other covenants and events of default, and (i) to the extent the Refinanced Indebtedness is secured, any such Permitted Refinancing Indebtedness shall be secured by no additional assets of the Borrowers or Guarantors other than the assets securing such Refinanced Indebtedness (except to the extent of after-acquired assets or proceeds of assets that would have secured such Refinanced Indebtedness).

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Pledge Agreement” shall mean that certain Collateral Pledge Agreement, dated as of the Closing Date, executed by Borrowers and Guarantors in favor of Agent, and any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Post-Closing Letter” shall mean that certain letter agreement, dated as of the Closing Date, by and among Agent, Borrowers, and Guarantors, pursuant to which Borrowers and Guarantors shall have agreed to take certain actions following the Closing Date within the time periods set forth therein.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness, Lien, Taxes or other obligations, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien, Taxes or other obligations, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness, Taxes or other obligations, as applicable, will not have a Material Adverse Effect or result in a forfeiture of a material portion of the assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness, Taxes or other obligations, as applicable, unless (i)

such Lien is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to Liens that have priority as a matter of Applicable Law), and (ii) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness, Lien or other obligations, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Protective Advances” shall have the meaning set forth in Section 16.2(f) hereof.

“Published Rate” shall mean the greater of (a) 0.00%, or (b) the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by the Agent).

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified ECP Loan Party” shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another Person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of the owned and leased premises identified on Schedule 4.4 hereto and any other premises or real property that are hereafter owned or leased by any Borrower or any Guarantor.

“Real Property Leases” shall mean all of the leases, subleases, licenses or other occupancy agreements identified on Schedule 4.4 hereto or in and to any other premises or Real Property that are hereafter leased by any Borrower or any Guarantor.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Borrower’s contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder. For the avoidance of doubt, Receivables shall not include Credit Card Receivables.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.

“Release” shall mean releases, spills, discharges, leaks or disposal of Hazardous Materials at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Borrower or any Guarantor, except for those Releases which are in full compliance with Environmental Laws.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable ERISA Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder for which the notice requirement has not been waived by the PBGC.

“Required Cash Collateral Amount” shall have the meaning set forth in Section 3.2(b) hereof.

“Required Lenders” shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lenders) holding greater than fifty percent (50%) of either (a) the aggregate of (x) the Revolving Commitment Amounts of all

Lenders (excluding any Defaulting Lenders), and (y) the FILO Commitment Amounts of all Lenders (excluding any Defaulting Lenders), or (b) after the termination of all commitments of the Lenders hereunder, the sum of (x) the outstanding Revolving Advances and FILO Advances, plus the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are three (3) or fewer Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Reserves” shall mean (i) the FILO Push Down Reserve, and (ii) other reserves against the Maximum Revolving Advance Amount or the Formula Amount as Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion.

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Revolving Advance Rates” shall have the meaning set forth in Section 2.1(a)(y) hereof.

“Revolving Advances” shall mean Advances other than FILO Advances (but including, for the avoidance of doubt, Letters of Credit and Swing Loans).

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.

“Revolving Commitment Amount” shall mean, (a) as to any Lender other than a New Lender, the Revolving Commitment amount (if any) set forth next to such Lender’s name in Schedule 1.1(c) hereto under the heading “Revolving Commitment Amount” (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (b) as to any Lender that is a New Lender, the Revolving Commitment amount provided for in the joinder signed by such New Lender under Section 2.24(a)(x), in each case as the same may be adjusted upon any increase by such Lender pursuant to Section 2.24 hereof or upon any decrease by such Lender pursuant to Section 2.25 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Revolving Commitment Percentage” shall mean, (a) as to any Lender other than a New Lender, the Revolving Commitment Percentage (if any) set forth next to such Lender’s name in Schedule 1.1(c) hereto under the heading “Revolving Commitment Percentage” (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (b) as to any Lender that is a New Lender, the Revolving Commitment Percentage provided for in the joinder signed by such New Lender under Section 2.24(a)(x), in each case as the same may be adjusted upon any increase in the Maximum Revolving Advance Amount pursuant to Section 2.24 hereof, any decrease in the Maximum Revolving Advance Amount pursuant to Section 2.25 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Revolving Credit Card Advance Rate” shall have the meaning set forth in Section 2.1(a)(y) hereof.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Facility Fee” shall have the meaning set forth in Section 3.3(a) hereof.

“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the greater of (i) the Alternate Base Rate and (ii) 0% and (b) with respect to LIBOR Rate Loans, the sum of the Applicable Margin plus the greater of (i) the LIBOR Rate and (ii) 0%.

“Revolving Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y) hereof.

“Revolving Loan Cap” shall have the meaning set forth in Section 2.1(a) hereof.

“Revolving Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y) hereof.

“Sale and Leaseback Transaction” shall mean any sale or other transfer of property by any Person with the intent to lease such property as lessee.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” shall mean, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” shall mean, individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of

Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Body with jurisdiction over any Secured Party, Borrower, or Guarantor or any of their respective Subsidiaries or Affiliates.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, Agent, Issuer, Swing Loan Lender, Lenders, and any Affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement” shall have the meaning set forth in Section 2.6(d) hereof.

“Settlement Date” shall have the meaning set forth in Section 2.6(d) hereof.

“Specified Acquisition Agreement Representations” shall mean such of the representations and warranties made by or on behalf of Borrowing Agent and its Subsidiaries (including, without limitation, in respect of such Persons’ assets and businesses) in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Holdings or an Affiliate thereof has the right (without regard to any notice requirement) to terminate its obligations under the Acquisition Agreement or decline to consummate the transactions contemplated by the Acquisition Agreement to be consummated thereunder as of the Closing Date, as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Specified Representations” shall mean the representations and warranties of Borrowers and Guarantors contained in the first and second sentences of Section 5.1, clause (a) of the third sentence of Section 5.1, clause (b)(i) of the third sentence of Section 5.1 (but only immediately after giving effect to the Transactions), clause (b)(iii) of the third sentence of Section 5.1 (except to the extent that any conflict or violation could not reasonably be expected to have a Material Adverse Effect), clause (i) of the first sentence of Section 5.2(a), clauses (i) and (ii) of Section 5.8(a) (in each case after giving effect to the Transactions), Section 5.15, Section 5.16, Section 5.29 (but subject to the last sentence of Section 8.1), and Section 16.18(a).

“Standard & Poor’s” shall mean S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and its successors.

“Store” shall mean any retail store (which may include any Real Property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Borrower or Guarantor.

“Subsidiary” shall mean with respect to any Person a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Intermediate Holdings.

“Subsidiary Stock” shall mean (a) with respect to the Equity Interests issued to a Borrower or Guarantor by any Subsidiary (other than a Foreign Subsidiary), 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Borrower or Guarantor by any Foreign Subsidiary (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956(c)(2)) and (ii) 65% (or such greater percentage that, due to a change in Applicable Law after the date hereof, (x) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Borrower or Guarantor and (y) could not reasonably be expected to cause any material adverse tax consequences) of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)).

“Supermajority Lenders” shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lenders) holding at least sixty-six and two thirds percent (66 2/3%) of either (a) the aggregate of (x) the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lenders), and (y) the FILO Commitment Amounts of all Lenders (excluding any Defaulting Lenders), or (b) after the termination of all commitments of the Lenders hereunder, the sum of (x) the outstanding Revolving Advances and FILO Advances, plus the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are three (3) or fewer Lenders, Supermajority Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.

“Swing Loans” shall mean the Advances made pursuant to Section 2.4 hereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Pension Benefit Plan; (b) the withdrawal of any Borrower or any member of the Controlled

Group from a Multiple Employer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the filing of a notice of intent to terminate the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Benefit Plan or Multiemployer Plan; (d) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan or Multiemployer Plan; (e) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan or notice that a Multiemployer Plan is in reorganization; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Borrower or any member of the Controlled Group.

“Toxic Substance” shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health under certain conditions, or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., corresponding state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to Toxic Substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transaction Costs” shall mean the fees, costs and expenses payable by any Borrower or Guarantor in connection with (i) the execution, delivery and performance of this Agreement, the Other Documents, the Intercompany Subordinated Loan Documents, the Holdings Loan Documents and the Acquisition Agreement, or any amendments, waivers or other modifications to any of the foregoing, or (ii) any Permitted Acquisition or other Permitted Investment.

“Transactions” shall have the meaning set forth in Section 5.5(a) hereof.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“UK Finco” shall mean Genesis Finco Limited, a corporation organized under the laws of England and Wales and a wholly owned Subsidiary of Holdings.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount minus the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (b) the sum of (i) the outstanding amount of Advances (other than the FILO Advances) plus (ii) all amounts due and owing to any Borrower’s trade creditors which are outstanding beyond ninety (90) days or more past their due date and not otherwise on extended terms, plus (iii) fees and expenses incurred in connection with the Transactions for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account.

“Unfunded Capital Expenditures” shall mean, as to any Borrower or Guarantor, without duplication, a Capital Expenditure funded (a) from such Borrower’s or Guarantor’s internally generated cash flow or (b) with the proceeds of a Revolving Advance (including, without limitation, a Swing Loan) or a FILO Advance.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Usage Amount” shall have the meaning set forth in Section 3.3(a) hereof.

“Web Host Services Control Agreement” shall mean that certain tri-party agreement to be entered into pursuant to the Post-Closing Letter by and among Borrowers, Guarantors, Rackspace US, Inc. or an Affiliate thereof, and Agent.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.3.    Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Article 8 or 9 of the Uniform Commercial Code, as applicable. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4.    Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to Laws shall include any amendments of the same and any successor Laws. Unless otherwise provided, all references to any instruments or agreements, including references to this Agreement or any of the Other Documents, shall include any and all modifications, supplements, waivers or amendments thereto, any and all restatements, amendment and restatements or replacements thereof and any and all extensions or renewals thereof, in each case, in accordance therewith and herewith. All references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and the other Secured Parties. Wherever the phrase “to the best of Borrowers’ and Guarantors’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower or any Guarantor are used in this Agreement or Other Documents, such phrase shall mean and refer to the actual knowledge of an Authorized Officer of any Borrower or Guarantor. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. Any reference herein or in any Other Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (1) the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit and Cash Management Liabilities (other than Interest Rate Hedges) and any other contingent Obligation, including indemnification obligations, providing cash collateralization in an amount equal to one hundred and three percent (103%) of the Maximum Undrawn Amount of all outstanding Letters of Credit (or, in the case of Cash Management Liabilities (other than Interest Rate Hedges), cash collateralization in an amount reasonably requested by the applicable provider of the Cash Management Products and Services giving rise thereto) or other collateral as may be reasonably requested by Agent of all of the Obligations (including the payment of any termination amount then applicable (or which would become applicable as a result of the repayment of the other Obligations) under Interest Rate Hedges) other than (i) unasserted contingent indemnification Obligations and expense reimbursement Obligations, (ii) Cash Management Liabilities (other than Interest Rate Hedges) that, at such time, are allowed by the applicable provider thereof to remain outstanding without being required to be repaid or collateralized by cash or other collateral as may be reasonably requested by Agent, and (iii) any Cash Management Liabilities relating to Interest Rate Hedges that, at such time, are allowed by the applicable provider thereof to remain outstanding without being required to be repaid, (2) the termination of all commitments to lend or provide any other financial accommodation (including Letters of Credit) hereunder, and (3) the termination of this Agreement and the Other Documents in accordance with their terms. Any reference herein or in any Other Document to the Obligations having been satisfied, repaid, or paid in full shall have a correlative meaning.

II. ADVANCES,	PAYMENTS.

2.1.    Revolving Advances; FILO Advances.

(a)    Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(c), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, less Reserves established hereunder or (y) an amount equal to the sum of:

(i)    up to 85% (the “Revolving Receivables Advance Rate”) of Eligible Receivables, plus

(ii)    up to 90% (the “Revolving Credit Card Advance Rate”) of Eligible Credit Card Receivables, plus

(iii)    up to 90% (the “Revolving Inventory Advance Rate”; the Revolving Inventory Advance Rate, together with the Revolving Receivables Advance Rate and the Revolving Credit Card Advance Rate, are referred to herein as the “Revolving Advance Rates”) of the NOLV of Eligible Inventory, provided, that, borrowing availability based upon Eligible Inventory located in Macy’s Stores pursuant to this clause (iii), when aggregated with the amount of borrowing availability based upon Eligible Inventory located in Macy’s Stores pursuant to Section 2.1(b)(y)(iii), shall not exceed the greater of (1) $50,000,000, or (2) the lesser of (A) $75,000,000, or (B) 25% of the sum of the Formula Amount and the FILO Formula Amount, plus

(iv)    up to the Revolving Inventory Advance Rate of the NOLV of Eligible Domestic In-Transit Inventory, minus

(v)    “the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(vi)    the FILO Push Down Reserve, minus

(vii)    other Reserves established hereunder.

The excess (if any) of (x) the amounts derived from the sum of Sections 2.1(a)(y)(i), (ii), (iii), and (iv) over (y) the amounts derived from the sum of Sections 2.1(a)(y)(v), (vi), and (vii), at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, (x) the outstanding aggregate principal amount of Revolving Advances (including, without limitation, Swing Loans) at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit less Reserves established hereunder or (ii) the Formula Amount (such lesser amount, the “Revolving Loan Cap”), and (y) Agent shall be entitled in its Permitted Discretion to calculate the NOLV of Inventory on an aggregate basis for all Inventory or individually for specific categories of Inventory by type.

(b)    Amount of FILO Advances. Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(c), each Lender, severally and not jointly, will make loans (each such loan, a “FILO Advance”) to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s FILO Commitment Percentage of the lesser of (x) the Maximum FILO Advance Amount or (y) an amount equal to the sum of:

(i)    up to 5% (the “FILO Receivables Advance Rate”) of Eligible Receivables, plus

(ii)    up to 5% (the “FILO Credit Card Advance Rate”) of Eligible Credit Card Receivables, plus

(iii)    up to 5% (the “FILO Inventory Advance Rate”; the FILO Inventory Advance Rate, together with the FILO Receivables Advance Rate and the FILO Credit Card Advance Rate, are referred to herein as the “FILO Advance Rates”) of the NOLV of Eligible Inventory, provided, that, borrowing availability based upon Eligible Inventory located in Macy’s Stores pursuant to this clause (iii), when aggregated with the amount of borrowing availability based upon Eligible Inventory located in Macy’s Stores pursuant to Section 2.1(a)(y)(iii), shall not exceed the greater of (1) $50,000,000, or (2) the lesser of (A) $75,000,000, or (B) 25% of the sum of the Formula Amount and the FILO Formula Amount; plus

(iv)    up to the FILO Inventory Advance Rate of the NOLV of Eligible Domestic In-Transit Inventory.

The amounts derived from the sum of Sections 2.1(b)(y)(i), (ii), (iii), and (iv), at any time and from time to time shall be referred to as the “FILO Formula Amount”. The FILO Advances shall be evidenced by one or more secured promissory notes (collectively, the “FILO Note”) substantially in the form attached hereto as Exhibit 2.1(a). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, (x) the outstanding aggregate principal amount of FILO Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum FILO Advance Amount or (ii) the FILO Formula Amount (such lesser amount, the “FILO Loan Cap”), and (y) Agent shall be entitled in its Permitted Discretion to calculate the NOLV of Inventory on an aggregate basis for all Inventory or individually for specific categories of Inventory by type.

(c)    Discretionary Rights. The amount of Reserves may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion,

in consultation with the Borrowing Agent. Each Borrower consents to any such increases or decreases and acknowledges that increasing or imposing Reserves may limit or restrict Advances requested by Borrowing Agent. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).

2.2.    Procedures for Requesting Revolving Advances and FILO Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

(a)    Borrowing Agent on behalf of any Borrower may notify Agent prior to 3:00 p.m. on a Business Day of a Borrower’s request to incur, on that day, a FILO Advance or, subject to the terms of Section 2.2(b) hereof, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other Obligations payable under this Agreement or any Other Document, become due, the same shall be deemed a request for a FILO Advance or a Revolving Advance, as applicable, in each case maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee or other Obligation, and such request shall be irrevocable.

(b)    Notwithstanding the provisions of subsection (a) above, Borrowers shall not request, and the Lenders shall be under no obligation to fund, any Revolving Advance unless Borrowers have borrowed the full amount available under the FILO Loan Cap (to the extent that the FILO Commitments have not been terminated). If any FILO Advance is prepaid in whole or part pursuant to Section 2.3, 2.8, 2.9, or 2.20, any Advances to Borrowers thereafter requested shall be FILO Advances until the aggregate principal amount of FILO Advances outstanding equals the FILO Loan Cap and thereafter shall be Revolving Advances.

(c)    Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a LIBOR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Agent written notice by no later than 3:00 p.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $500,000 in excess thereof, (iii) the duration of the first Interest Period therefor, and (iv) whether such Advance is to be a Revolving Advance or a FILO Advance (and if the former, that the outstanding principal balance of FILO Advances is not then less than the FILO Loan Cap). Interest Periods for LIBOR Rate Loans shall be for one, two, three or six months; provided, that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. Any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Upon the occurrence and during the continuance of an Event of Default, at the election of Agent or at the direction of Required Lenders, no LIBOR Rate Loan shall be made available to any Borrower. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(f), there shall not be outstanding more than eight (8) LIBOR Rate Loans, in the aggregate.

(d)    Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (c) above or subsection (f) below; provided, that, the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(e)    Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(c) or by its notice of conversion given to Agent pursuant to Section 2.2(f), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 3:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan subject to Section 2.2(f) below.

(f)    Provided that no Event of Default shall have occurred and be continuing with respect to which Agent or the Required Lenders have elected to suspend Borrowers’ ability to borrow LIBOR Rate Loans, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount; provided, that, any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 3:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(g)    At its option and upon written notice given prior to 3:00 p.m. at least three (3) Business Days prior to the date of such prepayment, any Borrower may, subject to Section 2.2(h) hereof, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(h) hereof.

(h)    Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error; provided, that, Borrowers shall not be required to compensate Agent or a Lender pursuant to this subsection for any amounts incurred more than one hundred eighty (180) days prior to the date that Agent or such Lender, as the case may be, notifies a Borrower of such losses or expenses and of Agent’s or such Lender’s intention to claim compensation therefor.

(i)    Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (i), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (h) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error; provided, that, Borrowers shall not be required to compensate Agent or a Lender pursuant to this subsection for any amounts incurred more than one hundred eighty (180) days prior to the date that Agent or such Lender, as the case may be, notifies a Borrower of such losses or expenses and of Agent’s or such Lender’s intention to claim compensation therefor.

(j)    Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their Participants, is required actually to acquire LIBOR deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate. The provisions set forth herein shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing based on the LIBOR Rate by acquiring LIBOR deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.3.    Voluntary Prepayments.

(a)    Borrowers may, upon notice from Borrowing Agent to Agent, at any time or from time to time, and subject to the provisions of Section 2.3(b) below, voluntarily prepay Advances in whole or in part without premium or penalty; provided, that, (i) such notice must be received by Agent not later than 3:00 p.m. (A) three Business Days prior to any date of prepayment of LIBOR Rate Loans and (B) on the date of prepayment of Domestic Rate Loans; and (ii) any prepayment of LIBOR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify (i) the date and amount of such prepayment, (ii) whether such Advances to be prepaid are (x) Revolving Advances or FILO Advances, and (y)

LIBOR Rate Loans or Domestic Rate Loans, and (iii) if LIBOR Rate Loans, the Interest Period(s) thereof. Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Revolving Commitment Percentage or FILO Commitment Percentage, as applicable, of such prepayment. If such notice is given by Borrowing Agent, Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that, such notice may be conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrowers (by notice to Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.2(i). Each such prepayment shall be applied to the Revolving Advances or FILO Advances, as applicable, of the Lenders in accordance with their respective Revolving Commitment Percentages or FILO Commitment Percentages, as applicable.

(b)    Notwithstanding the provisions of Section 2.3(a), Borrowers may voluntarily prepay the FILO Advances in whole or in part, only if (i) the prepayment date therefor is after the first anniversary of the Closing Date, and (ii) the Payment Conditions have been satisfied.

2.4.    Swing Loans.

(a)    Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount; provided, that, the outstanding aggregate principal amount of Revolving Advances (including, without limitation, Swing Loans) at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit and (ii) the Formula Amount. All Swing Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates. All Swing Loans shall, at the request of the Swing Loan Lender, be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.

(b)    Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof (other than any such request for a LIBOR Rate Loan) or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided, that, notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loans if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c)    Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.6(d) below. From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided, that, no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5.    Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. The proceeds of each Revolving Advance (including, without limitation, any Swing Loan) or FILO Advance requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Section 2.2(a), 2.6(b) or 2.14 hereof shall, (i) with respect to requested Revolving Advances or FILO Advances, to the extent Lenders make such Revolving Advances or FILO Advances, as applicable, in accordance with Section 2.2(a), 2.6(b) or 2.14 hereof, and with respect to Swing Loans made upon any request or deemed request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds, or (ii) with respect to Revolving Advances or FILO Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance or a FILO Advance by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the Revolving Advances (including, without limitation, Swing Loans) and FILO Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

2.6.    Making and Settlement of Advances.

(a)    Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.22). Each borrowing of FILO Advances shall be advanced according to the applicable FILO Commitment Percentages of Lenders holding the FILO Commitments (subject to any contrary terms of Section 2.22). Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(b)    Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance or a FILO Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Agent shall notify Lenders holding the Revolving Commitments or Lenders holding the FILO Commitments, as applicable, of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance or FILO Advance, as applicable, as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance or FILO Advance, as applicable, to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance or FILO Advance, as applicable, to Borrowers in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided, that, if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance or FILO Advance, as applicable, of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.

(c)    Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment or any Lender holding a FILO Commitment, as applicable, that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance or its applicable FILO Commitment Percentage of the requested FILO Advance, as applicable, available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.6(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance or its applicable FILO Commitment Percentage of the requested FILO Advance, as applicable, available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans or the FILO Interest Rate for FILO Advances that are

Domestic Rate Loans, as applicable. If such Lender pays its share of the applicable Revolving Advance or FILO Advance, as applicable, to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance or FILO Advance, as applicable. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender holding a Revolving Commitment or a FILO Commitment that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrower with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

(d)    Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.22, each Lender holding a Revolving Commitment shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances or FILO Advances set forth in Section 8.2 have not been satisfied or the Revolving Commitments or FILO Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Lender holding a Revolving Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c).

(e)    If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.7.    Maximum Advances. The aggregate balance of Revolving Advances (including, without limitation, Swing Loans) outstanding at any time shall not exceed the Revolving Loan Cap. The aggregate balance of FILO Advances outstanding at any time shall not exceed the FILO Loan Cap. The aggregate balance of Advances outstanding at any time shall not exceed the sum of the Revolving Loan Cap and the FILO Loan Cap.

2.8.    Manner and Repayment of Advances.

(a)    The Revolving Advances (including, without limitation, Swing Loans) and the FILO Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence and during the continuance of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied, (i) first, to the outstanding Swing Loans, (ii) second, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b); provided, however, that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) (subject to any contrary provisions of Section 2.22), and (iii) third, pro rata according to the applicable FILO Commitment Percentages of Lenders, to the outstanding FILO Advances (subject to any contrary provisions of Section 2.22).

(b)    Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date. Borrowers further agree that there is a monthly float charge payable to Agent for Agent’s sole benefit, in an amount equal to (y) the face amount of all items of payment received during the prior month (including items of payment received by Agent as a wire transfer or electronic depository check) multiplied by (z) the Revolving Interest Rate with respect to Domestic Rate Loans for one (1) Business Day. All proceeds received by Agent shall be applied to the Obligations in accordance with Section 4.8(h).

(c)    All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d)    Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim.

2.9.    Repayment of Excess Advances. If at any time the aggregate balance of outstanding Revolving Advances (including, without limitation, Swing Loans), FILO Advances, and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder (other than as a result of a Protective Advance), such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred.

2.10.    Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent, Lenders and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within sixty (60) days after such statement is received by Borrowing Agent. The records of Agent with respect to Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11.    Letters of Credit.

(a)    Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby and/or trade letters of credit denominated in Dollars (“Letters of Credit”) for the account of any Borrower or any Subsidiary (provided, that, any Letter of Credit issued for the benefit of any Subsidiary that is not a Borrower shall be issued naming a Borrower as the account party on any such Letter of Credit but such Letter of Credit may contain a statement that it is being issued for the benefit of such Subsidiary) except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances (including, without limitation, Swing Loans), plus (ii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iii) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the Revolving Loan Cap. The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

(b)    Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.

(c)    Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of a Subsidiary, Borrowers shall be obligated to reimburse Issuer hereunder for any and all drawings under such Letter of Credit. Borrowers hereby acknowledge that the issuance of Letters of Credit for the benefit of any Subsidiary inures to the benefit of Borrowers, and that Borrowers’ business derives substantial benefits from the business of such Subsidiary.

2.12.    Issuance of Letters of Credit.

(a)    Borrowing Agent, on behalf of any Borrower, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Agent at the Payment Office, prior to 1:00 p.m., at least three (3) Business Days (or such shorter period as Issuer may agree) prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent and Issuer, together with such other certificates, documents and other papers and information as Agent or Issuer may reasonably request. Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason.

(b)    Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an initial expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Borrowers understand and agree that Issuer is not required to extend the expiry date of any Letter of Credit for any reason, but that at Borrowers’ request and in the sole discretion of Issuer, Issuer may agree to issue a Letter of Credit with an “automatic amendment” provision to extend the expiry date thereof to twelve (12) months following the then-current expiry date. With respect to any such Letter of Credit containing an “automatic amendment” provision, Issuer, in its sole and absolute discretion, subject to the terms of such Letter of Credit, may give notice of non-renewal of such Letter of Credit at any time prior to the then-current expiry date, and, if Borrowers do not at any time want the then-current expiry date of such Letter of Credit to be extended, Borrowers will so notify Agent and Issuer at least thirty (30) calendar days before Issuer is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit. As a condition to renewal of any such Letter of Credit past the last day of the Term, Issuer may require, and Borrowers shall provide upon request of Issuer (which request may be upon such renewal or at such later date, but in any event on or prior to the last day of the Term), cash collateral in an amount equal to one hundred and three percent (103%) of the Maximum Undrawn Amount of such Letter of Credit, in accordance with Section 3.2(b).

(c)    Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.

(d)    Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder. Any Issuer (other than Agent) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuer issues any Letter of Credit. In addition, each Issuer (other than Agent) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuer during the prior calendar week.

(e)    Each party hereto hereby acknowledges and agrees that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuer at the request of Borrowers on the Closing Date.

2.13.    Requirements For Issuance of Letters of Credit.

(a)    Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct such Issuer to deliver to Agent all instruments, documents, and other writings and property received by such Issuer pursuant to such Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with such Letter of Credit, and the application therefor.

(b)    In connection with all trade Letters of Credit issued or caused to be issued by Issuer under this Agreement, each Borrower hereby appoints Issuer, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred and be continuing: (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Issuer or Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Issuer’s name, or in the name of Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. This power, being coupled with an interest, is irrevocable as long as any trade Letters of Credit remain outstanding. Neither Agent, Issuer nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s, Issuer’s or their respective attorney’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

2.14.    Disbursements, Reimbursement.

(a)    Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

(b)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Agent and Borrowing Agent. Provided that Borrowing Agent shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 12:00 Noon, on the first Business Day immediately following each date that an amount is paid by Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Issuer. In the event Borrowers fail to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the first Business Day immediately following the Drawing Date (regardless of whether Borrowing Agent shall have received notice), Issuer will promptly notify Agent and each Lender holding a Revolving Commitment thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the first Business Day immediately following the Drawing Date under such Letter of Credit, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.14(c) immediately below. Any notice given by Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided, that, the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)    Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.14(b) make available to Issuer through Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22) of the amount of the applicable drawing, whereupon the participating Lenders shall (subject to Section 2.14(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender holding a Revolving Commitment so notified fails to make available to Agent, for the benefit of Issuer, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. on the first Business Day immediately following the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the first Business Day immediately following the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the first Business Day immediately following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the first Business Day immediately following the Drawing Date. Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on the first Business Day immediately following such Drawing Date shall not relieve such Lender from its obligations under this Section 2.14(c); provided, that, such Lender shall not be obligated to pay interest as provided in Section 2.14(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent or Issuer of a drawing.

(d)    With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each applicable Lender’s payment to Agent pursuant to Section 2.14(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.

(e)    Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.15.    Repayment of Participation Advances.

(a)    Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from Borrowers (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Lender holding a Revolving Commitment, in the same funds as those received by Agent, the amount of such Lender’s

Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender holding a Revolving Commitment that did not make a Participation Advance in respect of such payment by Issuer or Agent (and, to the extent that any of the other Lender(s) holding a Revolving Commitment have funded any portion of such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b)    If Issuer or Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers or Guarantors to Issuer or Agent pursuant to Section 2.15(a) in reimbursement of a payment made under any Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuer or Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Agent plus interest at the Federal Funds Effective Rate.

2.16.    Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s reasonable, good faith interpretations of any Letter of Credit issued on behalf of such Borrower and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.17.    Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.18.    Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Advances or Participation Advances, as applicable, as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(i)    any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against Issuer, Agent, any Borrower or any Lender, as the case may be, or any other Person for any reason whatsoever;

(ii)    the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14;

(iii)    any lack of validity or enforceability of any Letter of Credit;

(iv)    any claim of breach of warranty that might be made by any Borrower, Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

(vi)    payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided, that, the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)    any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have furnished Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)    the occurrence of any Material Adverse Effect;

(x)    any breach of this Agreement or any Other Document by any party thereto;

(xi)    the occurrence or continuance of an Insolvency Event with respect to any Borrower or any Guarantor;

(xii)    the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii)    the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated; and

(xiv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.19.    Liability for Acts and Omissions.

(a)    As between Borrowers and Issuer, Swing Loan Lender, Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit, other than as a result of the gross negligence or willful misconduct of the Issuer as determined by a final non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower or Guarantor against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower or Guarantor and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer or Issuer’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b)    Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c)    In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct (in either case, as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Borrower, Agent or any Lender.

2.20.    Mandatory Prepayments.

(a)    Borrower shall prepay the Advances as and when required pursuant to Section 2.9. Any amounts prepaid shall be applied (i) first, to the outstanding Swing Loans, (ii) second, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b); provided, however, that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) (subject to any contrary provisions of Section 2.22), and (iii) third, pro rata according to the applicable FILO Commitment Percentages of Lenders, to the outstanding FILO Advances (subject to any contrary provisions of Section 2.22), subject to Borrowers’ ability to reborrow Revolving Advances and FILO Advances in accordance with the terms hereof.

(b)    The Borrower shall prepay the Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b); provided, however, that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in accordance with the provisions of Section 4.8(h) hereof.

2.21.    Use of Proceeds.

(a)    Borrowers shall apply the proceeds of Advances to (i) repay existing indebtedness owing under the Existing FINL Credit Agreement, (ii) provide for a portion of the consideration for the Transactions and pay fees and expenses relating to the Transactions, and (iii) fund ongoing working capital, Capital Expenditures, Permitted Acquisitions and general corporate purposes, in each case to the extent permitted hereunder.

(b)    Without limiting the generality of Section 2.21(a) above, none of the Borrowers, the Guarantors, or any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U, or X of the Board of Governors of the Federal Reserve System, (ii) to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws, or (iv) for any other purpose in violation of Applicable Law.

2.22.    Defaulting Lender.

(a)    Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.

(b)    (i) Except as otherwise expressly provided for in this Section 2.22, (x) Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender, and (y) FILO Advances shall be made pro rata from Lenders holding FILO Commitments which are not Defaulting Lenders based on their respective FILO Commitment Percentages, and no FILO Commitment Percentage of any Lender or any pro rata share of any FILO Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances or FILO Advances, as applicable, shall be applied to reduce such type of Revolving Advances or FILO Advances, as applicable, of each Lender (other than any Defaulting Lender) holding a Revolving Commitment or a FILO Commitment, as applicable, in accordance with their Revolving Commitment Percentages or FILO Commitment Percentages, as applicable; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender;

(ii)    Fees pursuant to Section 3.3 hereof shall cease to accrue in favor of such Defaulting Lender;

(iii)    If any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:

(A)    Such Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Event of Default has occurred and is continuing at such time;

(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding (provided, that, so long as no Event of Default is then continuing, such cash collateral shall be released to Borrowers if at any time such Defaulting Lender no longer constitutes a Defaulting Lender hereunder);

(C)    if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is cash collateralized;

(D)    if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and

(E)    if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized.

(iv)    So long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clauses (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c)    A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definitions of “Required Lenders” and “Supermajority Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage or FILO Commitment Percentage; provided, that, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clause (i) or (ii) of Section 16.2(b).

(d)    Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, any Guarantor, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)    In the event that Agent, Borrowers, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolving Commitment, then the Participation Commitments of Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

(f)    If Swing Loan Lender or Issuer has a good faith belief that any Lender holding a Revolving Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.23.    Payment of Obligations. Agent may charge to Borrowers’ Account as a Revolving Advance, as a FILO Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Agent or any Lender pursuant to Section 4.2 or 4.3 hereof and (b) all reasonable and documented out-of-pocket expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.8(h), and (iii) any sums expended by Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Borrower’s obligations under Sections 3.3, 3.4, 4.4, 4.6, 4.7, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral, and in each case Agent shall provide prompt notice thereof to Borrowing Agent (but any failure to provide any such notice shall not affect the liability of Borrowers and Guarantors for such amounts). To the extent Revolving Advances or FILO Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances or FILO Advances, as applicable, made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances or FILO Advances, as applicable.

2.24.    Increase in Maximum Revolving Advance Amount.

(a)    Borrowers may, at any time, request that the Maximum Revolving Advance Amount be increased by (1) one or more of the current Lenders increasing their Revolving Commitment Amount (any current Lender which elects to increase its Revolving Commitment Amount shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) joining this Agreement and providing a Revolving Commitment Amount hereunder, subject to the following terms and conditions:

(i)    no current Lender shall be obligated to increase its Revolving Commitment Amount and any increase in the Revolving Commitment Amount by any current Lender shall be in the sole discretion of such current Lender;

(ii)    Borrowers may not request the addition of a New Lender unless (and then only to the extent that) there is insufficient participation on behalf of the existing Lenders in the increased Revolving Commitments being requested by Borrowers;

(iii)    there shall exist no Event of Default on the effective date of such increase after giving effect to such increase;

(iv)    after giving effect to such increase, the Maximum Revolving Advance Amount shall not exceed $400,000,000 minus the amount of any previous reduction of the Revolving Commitments implemented in accordance with Section 2.25;

(v)    Borrowers may not request an increase in the Maximum Revolving Advance Amount under this Section 2.24 more than four (4) times during the Term, and no single such increase in the Maximum Revolving Advance Amount shall be for an amount less than $25,000,000;

(vi)    Borrowers and Guarantors shall deliver to Agent on or before the effective date of such increase the following documents in form and substance reasonably satisfactory to Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Commitment Amounts has been approved by Borrowers and Guarantors, (2) certificate dated as of the effective date of such increase certifying that no Default or Event of Default shall have occurred and be continuing and certifying that the representations and warranties made by each Borrower and Guarantor herein and in the Other Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except (x) to the extent any such representation or warranty is qualified by materiality or “Material Adverse Effect” or similar language, in which case such representation and warranty is true and correct in all respects, and (y) to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representation and warranty is true and correct in all material respects (or in all respects, as applicable) as of such earlier and/or specified date), (3) such other agreements, instruments and information (including supplements or modifications to this Agreement and/or the Other Documents executed by Borrowers and Guarantors as Agent reasonably deems necessary in order to document the increase to the Maximum Revolving Advance Amount and to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase, and (4) an opinion of counsel in form and substance reasonably satisfactory to Agent which shall cover such matters related to such increase as Agent may reasonably require and each Borrower and Guarantor hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(vii)    Borrowers shall execute and deliver (1) to each Increasing Lender a replacement Note reflecting the new amount of such Increasing Lender’s Revolving Commitment Amount after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be promptly returned by such Increasing Lender to the Borrowing Agent and deemed to be cancelled) and (2) to each New Lender a Note reflecting the amount of such New Lender’s Revolving Commitment Amount;

(viii)    any New Lender shall be subject to the approval of Agent, Issuer and the Borrowing Agent (which approval shall not be unreasonably withheld, conditioned or delayed);

(ix)    each Increasing Lender shall confirm its agreement to increase its Revolving Commitment Amount pursuant to an acknowledgement in a form reasonably acceptable to Agent, signed by it and each Borrower and delivered to Agent at least one (1) Business Day before the effective date of such increase; and

(x)    each New Lender shall execute a lender joinder in form and substance reasonably satisfactory to Agent, pursuant to which such New Lender shall join and become a party to this Agreement and the Other Documents with a Revolving Commitment Amount as set forth in such lender joinder.

(b)    On the effective date of such increase, (i) Borrowers and Agent shall effect a settlement of all outstanding Revolving Advances among the Lenders holding Revolving Commitments (including any Increasing Lenders and New Lenders) that will reflect the adjustments to the Revolving Commitment Amounts of the Lenders as a result of such increase, and (ii) the Revolving Commitment Percentages of Lenders holding a Revolving Commitment (including each Increasing Lender and/or New Lender) shall be recalculated such that each such Lender’s Revolving Commitment Percentage is equal to (x) the Revolving Commitment Amount of such Lender divided by (y) the aggregate of the Revolving Commitment Amounts of all Lenders. Each Lender shall participate in any new Revolving Advances made on or after such date in accordance with its Revolving Commitment Percentage after giving effect to the increase in the Maximum Revolving Advance Amount and recalculation of the Revolving Commitment Percentages contemplated by this Section 2.24.

(c)    On the effective date of such increase, each Increasing Lender shall be deemed to have purchased an additional/increased participation in, and each New Lender will be deemed to have purchased a new participation in, each then outstanding Letter of Credit and each drawing thereunder and each then outstanding Swing Loan in an amount equal to such Lender’s Revolving Commitment Percentage (as calculated pursuant to Section 2.24(b) above) of the Maximum Undrawn Amount of each such Letter of Credit (as in effect from time to time) and the amount of each drawing and of each such Swing Loan, respectively. As necessary to effectuate the foregoing, each existing Lender holding a Revolving Commitment that is not an Increasing Lender shall be deemed to have sold to each applicable Increasing Lender and/or New

Lender, as necessary, a portion of such existing Lender’s participations in such outstanding Letters of Credit and drawings and such outstanding Swing Loans such that, after giving effect to all such purchases and sales, each Lender holding a Revolving Commitment (including each Increasing Lender and/or New Lender) shall hold a participation in all Letters of Credit (and drawings thereunder) and all Swing Loans in accordance with their respective Revolving Commitment Percentages (as calculated pursuant to Section 2.24(b) above).

(d)    On the effective date of such increase, Borrowers shall, subject to and in accordance with Section 16.9, pay all reasonable and documented out-of-pocket costs and expenses incurred by Agent in connection with the negotiations regarding, and the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered by any of Agent, Borrowers, Guarantors, and/or Increasing Lenders and New Lenders in connection with, such increase (including all fees for any supplemental or additional public filings of any Other Documents necessary to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase), to the extent a reasonably detailed invoice therefor has been delivered to the Borrowing Agent at least one (1) Business Day prior to the effective date of such increase.

(e)    In connection with any such increase, if any Borrower, Guarantor, or Subsidiary owns or will acquire any Margin Stock, then to the extent required by Applicable Law or reasonably requested by Agent, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U, or X of the Board of Governors of the Federal Reserve System.

2.25.    Decrease in Maximum Revolving Advance Amount.

(a)    Borrowers may, upon irrevocable notice from Borrowing Agent to Agent (provided, that, such notice may be conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrowers (by notice to Agent on or prior to the specified effective date) if such condition is not satisfied), terminate the Revolving Commitments or from time to time permanently reduce the Maximum Revolving Advance Amount; provided, that, (i) any such notice shall be received by Agent not later than 1:00 p.m. (x) ten (10) Business Days prior to the date of termination, or (y) three (3) Business Days prior to the date of reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate outstanding amount of Revolving Advances (including, without limitation, Swing Loans, together with the Maximum Undrawn Amount of all outstanding Letters of Credit), would exceed the Maximum Revolving Advance Amount, and (iv) in no event shall the Maximum Revolving Advance Amount be reduced to less than $150,000,000.

(b)    If, after giving effect to any reduction of the Maximum Revolving Advance Amount, the Letter of Credit Sublimit or the Maximum Swing Loan Advance Amount exceeds the Maximum Revolving Advance Amount, such Letter of Credit Sublimit or Maximum Swing Loan Advance Amount shall be automatically reduced by the amount of such excess.

(c)    In the event that the Revolving Commitments are terminated, the FILO Commitments shall be automatically terminated. For the avoidance of doubt, the FILO Commitments cannot be reduced hereunder and cannot be terminated except in accordance with the terms of this Section 2.25.

(d)    Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, the Maximum Swing Loan Advance Amount, the Revolving Commitments (or the Maximum Revolving Advance Amount), or the FILO Commitments (or the Maximum FILO Advance Amount). Upon any reduction of the Revolving Commitments, the Revolving Commitment of each Lender shall be reduced by such Lender’s Revolving Commitment Percentage of such reduction amount. All fees (including, without limitation, commitment fees and Letter of Credit Fees) and interest in respect of the Revolving Commitments and the FILO Commitments accrued until the effective date of any termination of the Revolving Commitments and FILO Commitments shall be paid on the effective date of such termination.

(e)    In connection with any reduction in the Revolving Commitments prior to the end of the Term, if any Borrower, Guarantor, or Subsidiary owns any Margin Stock, then to the extent required by Applicable Law or reasonably requested by Agent, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U, or X of the Board of Governors of the Federal Reserve System.

III.	INTEREST AND FEES.

3.1.    Interest. Interest on Advances shall be payable in arrears on the first day of each calendar quarter with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at (a) the end of each Interest Period, and (b) for LIBOR Rate Loans with an Interest Period in excess of three months, at the end of each three month period during such Interest Period; provided, further, that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding from time to time at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate, (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans, and (iii) with respect to FILO Advances, the applicable FILO Interest Rate (as applicable, the “Contract Rate”). Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provisions of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR

Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon the occurrence and during the continuance of an Event of Default, at the election of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.1 or 10.6, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations shall bear interest at the applicable Contract Rate (or, if no rate of interest is applicable thereto, at the Alternate Base Rate) plus two percent (2%) per annum (the “Default Rate”).

3.2.    Letter of Credit Fees.

(a)    Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders holding Revolving Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination of such Letter of Credit, equal to the aggregate daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term, and (y) to each Issuer, a fronting fee of one eighth of one percent (0.125%) per annum times the aggregate daily face amount of each outstanding Letter of Credit issued by such Issuer for the period from and excluding the date of issuance of same to and including the date of expiration or termination of such Letter of Credit, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term (all of the foregoing fees, the “Letter of Credit Fees”). In addition, Borrowers shall pay to Agent, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction. Upon the occurrence and during the continuance of an Event of Default, at the election of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.6, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b)    At any time following the occurrence and during the continuance of an Event of Default, at the election of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.6, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20), Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and three percent (103%) of the Maximum Undrawn Amount of all outstanding Letters of Credit (the “Required Cash Collateral Amount”), and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower (provided, that, the aggregate amount required to be maintained in such accounts as to all Borrowers shall not exceed the Required Cash Collateral Amount), out of the proceeds of Receivables, Credit Card Receivables, or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Agent. No Borrower may withdraw amounts credited to any such account except upon payment in full of all Obligations; provided, however, that (i) prior to the expiration of the Term, if this Agreement has not otherwise terminated, the Borrowers may withdraw amounts credited to such accounts if no Event of Default is continuing and, after giving effect to such withdrawal, the Borrowers would not be required to make a mandatory prepayment under Section 2.20 and (ii) the Borrowers may withdraw amounts credited to such accounts at any time to the extent that the aggregate amount on deposit therein exceeds the Required Cash Collateral Amount. Borrowers hereby assign, pledge and grant to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such cash collateral to pay and satisfy such Obligations.

3.3.    Facility Fees.

(a)     If, for any day in each calendar quarter during the Term, the daily unpaid balance of the sum of Revolving Advances (including, without limitation, Swing Loans and the Maximum Undrawn Amount of all outstanding Letters of Credit) (the “Revolving Usage Amount”) for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent, for the ratable benefit of Lenders holding the Revolving Commitments based on their Revolving Commitment Percentages, a fee at a rate equal to two tenths of one percent (0.20%) per annum on the amount by which the Maximum Revolving Advance Amount on such day exceeds such Revolving Usage Amount (the “Revolving Facility Fee”). Such Revolving Facility Fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to each day in the previous calendar quarter.

(b)    If, for any day in each calendar quarter during the Term, the daily unpaid balance of the sum of FILO Advances (the “FILO Usage Amount”) for each day of such calendar quarter does not equal the Maximum FILO Advance Amount, then Borrowers shall pay to Agent, for the ratable benefit of Lenders holding the FILO Commitments based on their FILO Commitment Percentages, a fee at a rate equal to two tenths of one percent (0.20%) per annum on the amount by which the Maximum FILO Advance Amount on such day exceeds such FILO Usage Amount (the “FILO Facility Fee”). Such FILO Facility Fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to each day in the previous calendar quarter.

3.4.    Collateral Evaluation Fee; Fee Letter.

(a)    Borrowers shall pay to Agent promptly at the conclusion of any collateral evaluation performed by or for the benefit of Agent (whether such examination is performed by Agent’s employees or by a third party retained by Agent), including, without limitation, any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent in its Permitted Discretion (or at the direction of the Required Lenders) and which evaluation is undertaken by Agent or for Agent’s benefit, a collateral evaluation fee in an amount equal to $1,250 (or such other amount customarily charged by Agent to its customers) per day for each person employed to perform such evaluation (based on an eight (8) hour day, and subject to adjustment if additional hours are worked), plus a per examination field exam management fee in the amount of $2,500 for new facilities, and $1,500 for recurring examinations (or, in each case, such other amount customarily charged by Agent to its customers), plus all reasonable and documented out-of-pocket costs and disbursements incurred by Agent in the performance of such examination or analysis, and further provided, that, if third parties are retained to perform such collateral evaluations, either at the request of another Lender or for extenuating reasons determined by Agent in its Permitted Discretion (or at the direction of the Required Lenders), then such fees charged by such third parties plus all reasonable and documented out-of-pocket costs and disbursements incurred by such third party, shall be the responsibility of Borrowers and shall not be subject to the foregoing limits; provided, however, that Borrowers and Guarantors shall be responsible for reimbursing Agent for only up to one collateral evaluation per Fiscal Year of Borrowers, unless (i) Undrawn Availability is less than the greater of (x) twenty percent (20%) of the Revolving Loan Cap and (y) $52,500,000 for five (5) or more consecutive Business Days, in which case Borrowers and Guarantors shall be responsible for reimbursing Agent for up to two collateral evaluations in the subsequent twelve month period, (ii) any additional collateral evaluation is required by Applicable Law, in which case Borrowers and Guarantors shall be responsible for reimbursing Agent for such collateral evaluation undertaken by or on behalf of Agent, or (iii) an Event of Default has occurred and is continuing, in which case Borrowers and Guarantors shall be responsible for reimbursing Agent for all collateral evaluations undertaken by or on behalf of Agent.

(b)    Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

(c)    All of the fees and reasonable and documented out-of-pocket costs and expenses of any collateral evaluations, inspections, inventories, and appraisals conducted pursuant to this Section 3.4 and Sections 4.6 and 4.7 hereof shall be, to the extent provided in such sections, paid for when due, in full and without deduction, off-set or counterclaim by Borrowers.

3.5.    Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days (other than for Domestic Rate Loans, which shall be calculated on the basis of a year of 365 or 366 days, as applicable) and for the actual number of days elapsed. If any payment of Advances or Reimbursement Obligations to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension, except that Advances shall be due on the Business Day preceding the last day of the Term if such last day is not a Business Day. If any payment (other than Advances and Reimbursement Obligations) to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment.

3.6.    Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7.    Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)    subject Agent, Swing Loan Lender, any Lender or Issuer to any Tax with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to Agent, Swing Loan Lender, such Lender or Issuer in respect thereof (other than (A) Indemnified Tax and Other Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (C) Connection Income Taxes, and (D) the imposition of, or any change in the rate of, any Excluded Tax payable by Agent, Swing Loan Lender, such Lender or the Issuer);

(b)    impose, modify or deem applicable any reserve, special deposit, assessment, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)    impose on Agent, Swing Loan Lender, any Lender or Issuer or the London interbank eurodollar market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender or such Lender or Issuer deems to be material, then, in any case Borrowers shall promptly pay Agent, Swing Loan Lender, such Lender or Issuer, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be; provided, that, the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error. Notwithstanding the foregoing, Borrowers shall not be required to compensate Agent, Swing Loan Lender, any Lender or Issuer pursuant to this Section 3.7 for any amounts incurred more than one hundred eighty (180) days prior to the date that Agent, Swing Loan Lender, such Lender or Issuer, as the case may be, notifies a Borrower of such additional cost or reduced amount and of Agent’s, Swing Loan Lender’s, such Lender’s or Issuer’s intention to claim compensation therefor.

3.8.    Alternate Rate of Interest.

3.8.1.    Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a)    reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b)    Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank eurodollar market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan; or

(c)    the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), or

(d)    the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan,

then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given prior to a LIBOR Termination Date (as defined below) or prior to the date on which Section 3.8.2(a)(ii) applies, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than

1:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.8.2.    Successor LIBOR Rate Index.

(a)    If the Agent determines (which determination shall be final and conclusive, absent manifest error) that either (i) (A) the circumstances set forth in Section 3.8.1(a) have arisen and are unlikely to be temporary, or (B) the circumstances set forth in Section 3.8.1(a) have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Rate or a Governmental Body having jurisdiction over Agent has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (ii) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then Agent may (in consultation with Borrowers) choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR Rate-based interest rate in effect prior to its replacement.

(b)    Agent, Borrowers, and Guarantors shall enter into an amendment to this Agreement (in form and substance reasonably satisfactory to Borrowing Agent and Agent) to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the Other Documents (including, without limitation, Section 16.2), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

(c)    Selection of the replacement index, adjustments to the applicable margins, and other related amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBOR Rate to the replacement index and (y) yield- or risk-based differences between the LIBOR Rate and the replacement index.

(d)    Until an amendment reflecting a new replacement index in accordance with this Section 3.8.2 is effective, each advance, conversion and renewal of a LIBOR Rate Loan will continue to bear interest with reference to the LIBOR Rate; provided, however, that if Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all LIBOR Rate Loans shall automatically be converted to Domestic Rate Loans until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(e)    Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

3.9.    Capital Adequacy.

(a)    In the event that Agent, Swing Loan Lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Agent, Swing Loan Lender or any Lender and the office or branch where Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender or any Lender to be material, then, from time to time, Borrowers shall pay promptly upon demand to Agent, Swing Loan Lender or such Lender such additional amount or amounts as will compensate Agent, Swing Loan Lender or such Lender for such reduction. In determining such amount or amounts, Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b)    A certificate of Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Swing Loan Lender or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.10.    Taxes.

(a)    Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made without deduction or withholding for any Taxes; provided, that, if Borrowers or Guarantors shall be required by Applicable Law to deduct or withhold any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) Agent or each Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrowers and Guarantors shall make such deductions, and (iii) Borrowers and Guarantors shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law. Without duplication of Section 3.10(b) or Section 3.10(c), if (x) any tax by any Governmental Body is imposed on or as a result of any transaction between any Borrower or any Guarantor, on one hand, and Agent or any Lender, on the other hand, described herein or in any Other Document which Agent or any Lender is required by Applicable Law to withhold or pay, or (y) in Agent’s or any Lender’s opinion, a valid Lien on the Collateral may reasonably be expected to be created (which Lien is not a Permitted Encumbrance), in either case (i) as a result of any taxes, assessments, or other Charges that remain unpaid after the date fixed for their payment or (ii) as a result of any Tax claim which shall be made by any applicable Governmental Body, then Agent may without notice to Borrowers or Guarantors pay the taxes, assessments or other Charges, and each Borrower and each Guarantor, except to the extent such payments constitute Excluded Taxes, hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or Charges to the extent that any applicable Borrower or Guarantor has Properly Contested those taxes, assessments or Charges. A certificate as to the amount of such payment or liability delivered to Borrowers by any Lender or by Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(b)    Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)    Each Borrower shall indemnify Agent and each Lender within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrowers by any Lender or by Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any Other Document shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, each Lender shall deliver to Borrowers and Agent (in such number of copies as shall be requested by Borrowers and Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

(i)    two (2) duly executed valid originals of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, and as applicable establishing an exemption from, or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty or the “business profits” or “other income” article of such tax treaty,

(ii)    two (2) duly executed valid originals of IRS Form W-8ECI,

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly executed valid originals of IRS Form W-8BEN or W-8BEN-E,

(iv)    any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers to determine the withholding or deduction required to be made (including, but not limited to, Form W-8IMY and the forms mentioned in this Section 3.10), or

(v)    if any Lender is not a Foreign Lender, two (2) duly executed originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.

(f)    If a payment made to a Lender or Agent under this Agreement or any Other Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Agent shall deliver to the Agent (in the case of a Lender) and Borrowers (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by Agent or any Borrower sufficient for Agent and Borrowers to comply with their obligations under FATCA and to determine that a Lender or Agent has complied with such applicable reporting requirements. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or notify the Borrowers and the Agent in writing of its legal inability to do so.

(h)    If Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes, assessments or other Charges as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Taxes, assessments or other Charges giving rise to such refund), net of all out-of-pocket expenses (including Taxes, assessments or other Charges) of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund); provided, that, Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Agent or such Lender, in the event Agent or such Lender is required to repay such refund to such Governmental Body. This Section shall not be construed to require Agent or such Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

(i)    For purposes of this Section, the term “Applicable Law” includes FATCA, and the term “Lender” includes Swing Loan Lender, any Participant, and Issuer.

3.11.    Replacement of Lenders.

(a) If any Lender (an “Affected Lender”) (i) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7 or 3.9 hereof,

or if Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Body for the account of any Lender pursuant to Section 3.10 hereof and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (b) of this Section, (ii) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(i) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by the Agent pursuant to Section 16.2(b) hereof, Borrowers may, within one hundred twenty (120) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(i) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice in writing to the Agent and such Affected Lender (A) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Agent and Borrowers (the “Replacement Lender”); (B) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage and/or FILO Commitment Percentage, as applicable, as provided herein, but none of such Lenders shall be under any obligation to do so; or (C) propose a Replacement Lender reasonably satisfactory to Agent. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage and/or FILO Commitment Percentage, as applicable, then such Affected Lender shall assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 16.3 hereof), all of its Advances and its Revolving Commitment Percentage and/or FILO Commitment Percentage, as applicable, and of its interests, rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender. If any Affected Lender does not execute an assignment in accordance with Section 16.3 within five (5) Business Days after receipt of notice to do so by Agent or Borrowing Agent, then such assignment shall become effective for purposes of Section 16.3 and this Agreement upon execution by Agent and Borrowing Agent.

(b)    If any Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Body for the account of any Lender pursuant to Section 3.7, 3.9 or 3.10, then such Lender shall, at the written request of the Borrowers, use reasonable efforts to designate a different lending office for funding or booking its Obligations hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.7, 3.9 or 3.10 in the future, (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender, and (iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions. If the Borrowers request a different lending office, then the Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

IV.	COLLATERAL: GENERAL TERMS

4.1.    Security Interest in the Collateral. To secure the prompt payment and performance to Agent, Issuer and each Lender (and each other holder of any Obligations) of the Obligations, each Borrower and each Guarantor hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral (other than, for the avoidance of doubt, any Excluded Property), whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each Borrower and each Guarantor shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest. Each Borrower and each Guarantor shall provide Agent with written notice of all commercial tort claims with a value in excess of $500,000 individually and $1,000,000 in the aggregate for all such claims, in the Compliance Certificate for the period in which any legal proceedings related to any such claim(s) shall commence, such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose, the parties against which such claims have been asserted and the case title together with the applicable court and docket number. Upon delivery of each such notice, such Borrower or Guarantor shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Borrower and each Guarantor shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, in each case having a face amount that exceeds $500,000 individually and $1,000,000 in the aggregate for all such letters of credit, and at Agent’s request shall take such actions as Agent may reasonably request for the perfection of Agent’s security interest therein.

4.2.    Perfection of Security Interest. Each Borrower and each Guarantor shall take all action that may be necessary, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) to the extent reasonably requested by Agent, using commercially reasonable efforts to obtain Lien Waiver Agreements with respect to each location as to which Collateral having a value in excess of $5,000,000 is controlled or maintained, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, in each case having a value in excess of $500,000 individually and $1,000,000 in the aggregate, and (iv) executing and delivering financing statements, account control agreements (except with respect to Excluded Accounts), instruments of pledge, notices and assignments, in each case in form and substance reasonably satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest in and Lien on the Collateral under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Borrower and each Guarantor hereby authorizes Agent to file against such Borrower or Guarantor, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance reasonably satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Borrower or Guarantor). All reasonable and documented out-of-pocket charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, at all times after the occurrence and during the continuation of a Cash Dominion Event, shall be charged to Borrowers’ Account as a Revolving Advance or FILO Advance, as applicable, of a Domestic Rate Loan and added to the Obligations or, at Agent’s option, (and at all times that a Cash Dominion Event has not occurred and is continuing), be paid by Borrowers to Agent for its benefit and for the ratable benefit of Lenders promptly upon demand.

4.3.    Preservation of Collateral. During the continuance of a Default or an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Agent may deem appropriate; and (b) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrowers’ or Guarantors’ owned or leased property, in each case subject to any limitations under the Real Property Leases and the Lien Waiver Agreements. During the continuance of an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof and the immediately preceding sentence, Agent: (a) may employ and maintain at any of any Borrower’s or Guarantor’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (b) may lease warehouse facilities to which Agent may move all or part of the Collateral; and (c) may use any Borrower’s or Guarantor’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral, in each case subject to any limitations under the Real Property Leases and the Lien Waiver Agreements. Each Borrower and each Guarantor shall cooperate fully with all of Agent’s efforts to preserve the Collateral pursuant to the terms of this Agreement and the Other Documents and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s reasonable and documented out-of-pocket expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance or a FILO Advance, as applicable, of a Domestic Rate Loan and added to the Obligations.

4.4.     Ownership and Location of Collateral.

(a)    With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Borrower or Guarantor, as applicable, shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant to Agent a first priority security interest (subject to Permitted Encumbrances having priority over the Lien of Agent by operation of Applicable Law) in each and every item of its respective Collateral; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (ii) each of the representations and warranties made by any Borrower or any Guarantor in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement, in each case in respect of or relating to any such Collateral, shall be true and correct in all material respects on and as of such date as if made on and as of such date (except (x) to the extent any such representation or warranty is qualified by materiality or “Material Adverse Effect” or similar language, in which case such representation and warranty shall be true and correct in all respects, and (y) to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier and/or specified date); (iii) all signatures and endorsements of each Borrower and each Guarantor that appear on such documents and agreements shall be genuine and each Borrower and each Guarantor shall have full capacity to execute same; and (iv) each Borrower’s and each Guarantor’s equipment and Inventory shall be located as set forth on Schedules 4.4(b)(i), 4.4(b)(ii), 4.4(b)(iii) and 4.4(b)(iv) (collectively, “Schedule 4.4”) and shall not be removed from such location(s) without the prior written consent of Agent except (A) with respect to the sale of Inventory and transport of Inventory to or between locations set forth on Schedule 4.4, in either case in the Ordinary Course of Business, and (B) with respect to equipment, to the extent permitted in Section 7.1(b) hereof.

(b)    (i) As of the Closing Date, there is no location at which any Borrower or Guarantor has any Inventory (except for Inventory in transit) or other Collateral other than those locations listed on Schedule 4.4(b)(i); (ii) Schedule 4.4(b)(ii) hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Borrower or Guarantor is stored, and none of the receipts received by any Borrower or Guarantor from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.4(b)(iii) hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Borrower and each Guarantor and (B) the chief executive office of each Borrower and each Guarantor; and (iv) Schedule 4.4(b)(iv) hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each Borrower and each Guarantor, identifying which properties are owned and which are leased.

4.5.    Defense of Agent’s and Lenders’ Interests. Until payment and performance in full of all of the Obligations, Agent’s security interests in the Collateral shall continue in full force and effect. During such period no Borrower or Guarantor shall, without Agent’s prior written consent, pledge, sell (except for sales or other dispositions otherwise permitted in Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Borrower and each Guarantor shall use all commercially reasonable efforts to defend Agent’s security interests in the Collateral against any and all Persons whatsoever (other than Persons holding Permitted Encumbrances). At any time following demand by Agent for payment of all Obligations upon the occurrence and during the continuance of an Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, upon the occurrence and during the continuance of an Event of Default, Borrowers and Guarantors shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent, subject to any limitations under the Real Property Leases and the Lien Waiver Agreements. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided to a secured party on default by the Uniform Commercial Code or other Applicable Law. Each Borrower and each Guarantor shall, and Agent may, at its option upon the occurrence and during the continuance of an Event of Default, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrower’s or Guarantor’s possession, they, and each of them, shall be held by such Borrower or Guarantor in trust as Agent’s trustee, and such Borrower or Guarantor will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.6.    Inspection of Premises; Physical Inventories.

(a)    At all reasonable times upon reasonable prior notice and from time to time as often as Agent shall elect in its Permitted Discretion, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s and each Guarantor’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s and each Guarantor’s business. Agent, any Lender and their agents may enter upon any premises of any Borrower or Guarantor at any time during business hours and at any other reasonable time, and from time to time as often as Agent shall elect in its Permitted Discretion, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s or Guarantor’s business; provided, that, each Lender shall provide Borrowing Agent with reasonable notice prior to any visit or inspection; provided, further, that absent the continuance of an Event of Default, each Lender shall be limited to two such inspections in any twelve (12) month period.

(b)    Without limiting the generality of the provisions of clause (a) above, Borrowers and Guarantors shall cause not fewer than four (4) cycle counts to be undertaken, at the expense of Borrowers, in each twelve (12) month period, in each case consistent with past practices, conducted by such inventory takers as are reasonably satisfactory to Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be reasonably satisfactory to Agent. Agent, at the expense of Borrowers, may participate in and/or observe each scheduled cycle count of Inventory which is undertaken on behalf of any Borrower or Guarantor. Borrowing Agent, within sixty (60) days following the completion of such cycle count, shall provide Agent with a reconciliation of the results of such cycle count (as well as of any other cycle count or physical inventory undertaken by a Borrower or Guarantor) and shall post such results to Borrowers’ and Guarantors’ stock ledgers and general ledgers, as applicable. Borrowers and Guarantors shall permit the Agent, in its Permitted Discretion, if any Event of Default has occurred and is continuing, to cause such additional cycle counts and physical inventories to be taken as Agent determines in its Permitted Discretion (each, at the expense of Borrowers).

4.7.    Appraisals.

(a)    Agent may, in its Permitted Discretion (and shall, upon the direction of the Required Lenders), at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, reasonably satisfactory to Agent, for the purpose of appraising the then current values of Borrowers’ and Guarantors’ assets; provided, that, Borrowers and Guarantors shall be responsible for reimbursing Agent for only up to one appraisal per Fiscal Year of Borrowers, unless (i) Undrawn Availability is less than the greater of (x) twenty percent (20%) of the Revolving Loan Cap and (y) $52,500,000 for five (5) or more consecutive Business Days, in which case Borrowers and Guarantors shall be responsible for reimbursing Agent for up to two appraisals in the subsequent twelve month period, (ii) required by Applicable Law, in which case Borrowers and Guarantors shall be responsible for reimbursing Agent for all such appraisals undertaken by or on behalf of Agent, or (iii) an Event of Default has occurred and is continuing, in which case Borrowers and Guarantors shall be responsible for reimbursing Agent for all appraisals undertaken by or on behalf of Agent. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Borrowers as to the identity of any firm described in the immediately preceding sentence.

(b)    In the event the value of Borrowers’ Inventory, Receivables, and/or Credit Card Receivables, as so determined pursuant to such appraisal, is less than anticipated by Agent or Lenders, such that the Revolving Advances or FILO Advances, as applicable, are in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, to the extent required pursuant to Section 2.9 hereof as a result of a reduction in the Formula Amount and/or the FILO Formula Amount based on the implementation of such appraisal, Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances and/or FILO Advances, as applicable, so as to eliminate the excess Advances.

4.8.    Receivables; Credit Card Receivables; Deposit Accounts and Securities Accounts.

(a)    Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice or settlement statement relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created. The Receivables shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent. Each of the Credit Card Receivables, and all records, papers and documents relating thereto, (i) is (x) genuine, and (y) in all material respects, correct and what it purports to be, (ii) represents the legal, valid and binding obligation of the account debtor, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, evidencing indebtedness unpaid and owed by such account debtor, arising out of the performance of labor or services or the sale, lease, license, assignment or other disposition and delivery of the goods or other property listed therein or out of an advance or a loan, and (iii) is in all material respects in compliance and conforms with all applicable federal, state and local Laws and Applicable Laws of any relevant foreign jurisdiction.

(b)    Each Customer, to the best of each Borrower’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Borrower who are not solvent, such Borrower has set up on its books and in its financial records bad debt reserves to the extent required in accordance with GAAP, adequate to cover such Receivables.

(c)    Each Borrower’s and each Guarantor’s chief executive office as of the Closing Date is located as set forth on Schedule 4.4(b)(iii). Until written notice is given to Agent by Borrowing Agent of any other office at which any Borrower or Guarantor keeps its records pertaining to Receivables and Credit Card Receivables, all such records shall be kept at such executive office.

(d)    As and when required pursuant to the Post-Closing Letter, Borrowers shall deliver to Agent copies of notifications (each, a “Credit Card Notification”) in form and substance reasonably satisfactory to Agent, which have been executed on behalf of each applicable Borrower and delivered to the Credit Card Issuers and Credit Card Processors listed on Schedule 4.8(j)(ii). In addition, Borrowers shall instruct their Customers and the Credit Card Processors and Credit Card Issuers to deliver all remittances upon Receivables and Credit Card Receivables (whether paid by check or by wire transfer of funds) to such Blocked Account(s) and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.8(h) or as otherwise established by Borrowers from time to time with the prior written consent of Agent. Notwithstanding the foregoing, to the extent any Borrower or Guarantor directly receives any remittances upon Receivables or Credit Card Receivables, such Borrower or Guarantor shall, at such Borrower’s or Guarantor’s sole cost and expense, (i) upon the occurrence and during the continuance of a Cash Dominion Event, on Agent’s behalf and for Agent’s account, collect and hold in trust for Agent all amounts received on Receivables or Credit Card Receivables, and shall not commingle such collections with any Borrower’s or Guarantor’s funds or use the same except to pay Obligations, and (ii) as soon as possible and in any event no later than three (3) Business Days after the receipt thereof (x) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (y) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts(s) and/or Depository Account(s). Upon the occurrence and during the continuance of a Cash Dominion Event, each Borrower and each Guarantor shall deposit in a Blocked Account and/or Depository Account or, upon request by Agent, deliver to Agent, in original form and within one (1) Business Day after the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness. Agent acknowledges and agrees that notwithstanding anything in a Credit Card Notification, this Agreement or any Other Document to the contrary, (A) Agent shall not provide notices to any Credit Card Issuers or Credit Card Processors to direct remittances upon Receivables or Credit Card Receivables to an account not identified in the applicable Credit Card Notification unless a Cash Dominion Event has occurred and is continuing, and (B) promptly following termination of any Cash Dominion Event, to the extent Agent previously provided notices described in the foregoing clause (A) during such Cash Dominion Event, Agent shall provide a notice to such Credit Card Issuers and/or Credit Card Processors to direct such remittances to a Blocked Account (but without prejudice to Agent’s right to provide subsequent notices if another Cash Dominion Event arises thereafter).

(e)    At any time following the occurrence and during the continuance of a Cash Dominion Event, Agent shall have the sole right to direct the collection of Receivables and Credit Card Receivables. At any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f)    At any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower or any Guarantor any and all checks, drafts and other instruments for the payment of money relating to the Receivables and Credit Card Receivables, and each Borrower and each Guarantor hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower and each Guarantor hereby constitutes Agent or Agent’s designee as such Borrower’s or Guarantor’s attorney-in-fact with power (i) at any time, to sign such Borrower’s or Guarantor’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same, (ii) at any time when a Cash Dominion Event has occurred and is continuing, (A) to endorse such Borrower’s or Guarantor’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Borrower’s or Guarantor’s name on any invoice or bill of lading relating to any of the Receivables, the Credit Card Receivables, drafts against Customers, assignments and verifications of Receivables and Credit Card Receivables; (C) [reserved]; (D) to receive, open and dispose of all mail addressed to any Borrower or Guarantor at any post office box/lockbox maintained by Agent for Borrowers and Guarantors or at any other business premises of Agent, and (iii) at any time when an Event of Default has occurred and is continuing, (A) to demand payment of the Receivables and the Credit Card Receivables; (B) to enforce payment of the Receivables and the Credit Card Receivables by legal proceedings or otherwise; (C) to exercise all of such Borrower’s or Guarantor’s rights and remedies with respect to the collection of the Receivables, the Credit Card Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables and the Credit Card Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables and the Credit Card Receivables; (F) to prepare, file and sign such Borrower’s or Guarantor’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Borrower’s or Guarantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables and the Credit Card Receivables; (H) to accept the return of goods represented by any of the Receivables and the Credit Card Receivables; (I) to change the address for delivery of mail addressed to any Borrower or Guarantor to such address as Agent may designate; and (J) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence or willful misconduct (in either case as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable until payment in full of the Obligations in accordance with the terms of this Agreement.

(g)    Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any of the Credit Card Receivables or any instrument received in payment of any of the foregoing, or for any damage resulting therefrom, except for the gross negligence or willful misconduct of Agent or any Lender as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(h)    All proceeds of Collateral shall be deposited by Borrowers and Guarantors into either (i) a lockbox account, dominion account, deposit account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks acceptable to Agent in its Permitted Discretion (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be reasonably acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at Agent for the deposit of such proceeds. Agent, each Blocked Account Bank, and each applicable Borrower or Guarantor shall enter into a deposit account control agreement in form and substance reasonably satisfactory to Agent that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) in “springing form” over such account and which directs such Blocked Account Bank, at the written direction of Agent (which may not be given except upon the occurrence and during the continuance of a Cash Dominion Event and shall be revoked by Agent when no Cash Dominion Event is continuing, but without prejudice to Agent’s right to provide subsequent directions if another Cash Dominion Event arises thereafter), to transfer such funds so deposited on a daily basis or at other times acceptable to Agent to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) at Agent; provided, that, with respect to accounts existing as of the Closing Date, such control agreements shall be required to be delivered only as, when and to the extent required pursuant to the Post-Closing Letter (without prejudice to Borrowers’ and Guarantors’ obligations under Section 6.11). All funds deposited in such Blocked Accounts or Depository Accounts (whether or not a Cash Dominion Event has occurred and is continuing) shall immediately become subject to the security interest of Agent for its own benefit and the ratable benefit of Issuer, Lenders and all other holders of the Obligations, and each account control agreement with such Blocked Account Bank shall contain an agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited (except as may otherwise be agreed by Agent pursuant to such account control agreement). Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Upon the occurrence and during the continuance of a Cash Dominion Event, but subject to Section 11.5, Agent shall apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations (including the cash collateralization of the Letters of Credit) in the following order: (i) first, to the outstanding Swing Loans, (ii) second, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b)) (subject to any contrary provisions of Section 2.22), and (iii) third, pro rata according to the applicable FILO Commitment Percentages of Lenders, to the outstanding FILO Advances (subject to any contrary provisions of Section 2.22).

(i)    No Borrower or Guarantor will, without Agent’s consent, compromise or adjust any material amount of the Receivables or Credit Card Receivables (or any amount to the extent such Receivables or Credit Card Receivables constitute Eligible Receivables or Eligible Credit Card Receivables), or extend the time for payment thereof, or accept any material returns

(or any returns, as applicable) of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, extensions, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Borrower or Guarantor.

(j)    All deposit accounts (including all Blocked Accounts and Depository Accounts), securities accounts and investment accounts of each Borrower, each Guarantor, and each Subsidiary of any of the foregoing as of the Closing Date are set forth on Schedule 4.8(j)(i). Attached hereto as Schedule 4.8(j)(ii) is a list describing all arrangements as of the Closing Date to which any Borrower, any Guarantor, and any Subsidiary of any of the foregoing is a party with respect to the processing and/or payment to such Borrower, Guarantor, or Subsidiary of the proceeds of any credit card charges and debit card charges for sales made by such Borrower, Guarantor, or Subsidiary. No Borrower or Guarantor shall open any new deposit account, securities account or investment account unless (i) Borrowers shall have given written notice thereof to Agent, and (ii) if such account is to be maintained with a bank, depository institution or securities intermediary that is not Agent and is not an Excluded Account, such bank, depository institution or securities intermediary, each applicable Borrower or Guarantor and Agent shall within thirty (30) days after the opening of such account (or, if a Cash Dominion Event has occurred and is continuing, contemporaneously with the opening of such account) enter into an account control agreement in form and substance reasonably satisfactory to Agent sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account. No Borrower or Guarantor shall enter into any agreements with Credit Card Issuers or Credit Card Processors other than those expressly contemplated by this Section 4.8.

(k)    Notwithstanding anything to the contrary in this Agreement or any Other Document:

(i)    Borrowers and Guarantors shall not be required to obtain deposit account control agreements for any Excluded Accounts;

(ii)    Borrowers and Guarantors shall not be required to cause the cash deposited in Excluded Accounts (other than Excluded Accounts described in clause (d) of the definition of such term) to be remitted to a Blocked Account or a Depository Account; and

(iii)    without limitation of subsection (d) above, Borrowers and Guarantors may in their discretion maintain deposit accounts with banks or financial institutions other than Agent as accounts for the deposit of the proceeds of sales of Collateral at any one or more Stores (and not for purposes of making disbursements or holding operating funds of any Borrower or Guarantor) (any such account, a “Local Store Account”). All proceeds of all sales of Collateral at any Store on any Business Day shall be deposited no less frequently than twice per week into a Blocked Account or a Local Store Account; provided, that, Stores shall be permitted to retain cash for Store operations in the Ordinary Course of Business in an amount up to $3,000 at any one time. Borrowers and Guarantors shall cause the funds in each Local Store Account to be transferred to a Blocked Account maintained with Agent on each Business Day when the funds on deposit in such Local Store Account shall exceed $10,000, and in any event no less frequently than twice per week in accordance with the definition of “Excluded Account”; provided, that, the Borrowers and Guarantors shall be permitted to maintain de minimis amounts in each Local Store Account to cover fees and chargebacks.

4.9.    Inventory. To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced by such Borrower in accordance in all material respects with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.10.    Maintenance of Equipment. The equipment useful and necessary to the business of the Borrowers and Guarantors shall be maintained in good operating condition and repair (reasonable wear and tear and casualty excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of such equipment shall be maintained and preserved consistent with industry standards; provided, that, the same shall not be required if not necessary for the continued operation of the business of the Borrowers and Guarantors. No Borrower or Guarantor shall use or operate its equipment in violation of any Applicable Law, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect.

4.11.    Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s or Guarantor’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except for the gross negligence or willful misconduct of Agent or any Lender (as determined by a final and non-appealable judgment of a court of competent jurisdiction). Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assumes any of any Borrower’s or Guarantor’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower or Guarantor of any of the terms and conditions thereof.

4.12.    Financing Statements. Except with respect to the financing statements naming Agent as secured party, the financing statements described on Schedule 1.2, and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

V.	REPRESENTATIONS AND WARRANTIES.

Each Borrower and each Guarantor represents and warrants as follows:

5.1.    Authority. Such Borrower and such Guarantor has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by such Borrower and such Guarantor, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Borrower and such Guarantor enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Borrower’s and such Guarantor’s corporate or limited liability company powers, as applicable, and have been duly authorized by all necessary corporate or limited liability company action, as applicable, (b) will not violate (i) the terms of such Borrower’s or such Guarantor’s Organizational Documents, (ii) any Material Contract to which such Borrower or such Guarantor is a party or by which such Borrower or such Guarantor is bound, including the Intercompany Subordinated Loan Documents, the Holdings Loan Documents, or the Acquisition Agreement, or (iii) any Applicable Law in any material respect, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower or such Guarantor, except, with respect to any conflict, violation or Consent referred to in clause (b)(ii) (other than the Intercompany Subordinated Loan Documents, the Holdings Loan Documents and the Acquisition Agreement), (c), or (d) above, to the extent such conflict, violation or failure to obtain such Consent, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.2.    Formation and Qualification; Subsidiaries.

(a)    Such Borrower and such Guarantor is (i) duly incorporated or formed, as applicable, (ii) in good standing under the laws of the state listed on Schedule 5.2(a), and (iii) qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Borrower or such Guarantor to conduct its business and own its property and where the failure to so qualify, as to this clause (iii), could reasonably be expected to have a Material Adverse Effect. Each Borrower and each Guarantor has delivered to Agent true and complete copies of its Organizational Documents (including any amendments thereto to the extent required to be delivered pursuant to Section 9.5(g)).

(b)    The only Subsidiaries of each Borrower and each Guarantor as of the Closing Date are listed on Schedule 5.2(b).

(c)    FINL PR (i) has no assets of the type included in the Formula Amount or the FILO Formula Amount in excess of five percent (5%) of the total assets of the Borrowers and Guarantors, taken as a whole, (ii) has no other assets in excess of five percent (5%) of the total assets of the Borrowers and Guarantors, taken as a whole, and (iii) conducts no business necessary to the conduct of the Borrowers’ and Guarantors’ operations.

5.3.    [Intentionally Omitted].

5.4.    Tax Returns. Each Borrower and each Guarantor has filed all federal and material state and local tax returns and other material reports that it is required by Applicable Law to file and has paid all material taxes, assessments, fees and other governmental charges that are due and payable, except to the extent (i) Properly Contested, or (ii) not in excess of $250,000 in the aggregate as to all such unpaid taxes, assessments, fees and other governmental charges. The provision for taxes on the books of each Borrower and each Guarantor is adequate for all years not closed by applicable statutes, and for its current Fiscal Year, and no Borrower or Guarantor has any knowledge of any material deficiency or additional assessment in connection therewith not provided for on its books.

5.5.    Financial Statements.

(a)    The pro forma balance sheet of Borrowers and Guarantors on a Consolidated Basis (the “Pro Forma Balance Sheet”) furnished to Agent on the Closing Date reflects the consummation of the transactions contemplated by the Intercompany Subordinated Loan Documents, the Holdings Loan Documents, the Acquisition Agreement, this Agreement and the Other Documents (collectively, the “Transactions”) and fairly reflects in all material respects the financial condition of Borrowers and Guarantors on a Consolidated Basis as of the Closing Date after giving effect to the Transactions. All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP, consistently applied, except as may be disclosed in such financial statements.

(b)    The pro forma balance sheet and statements of operations and cash flow projections of Borrowers and Guarantors on a Consolidated Basis for the years 2018 through 2023 (which include quarterly projections for the first four quarters following the Closing Date and annual projections thereafter), copies of which are annexed hereto as Exhibit 5.5(b) (the “Projections”) were prepared in good faith based on estimates and assumptions believed by the management of Borrowing Agent to be reasonable at the time of delivery thereof on the Closing Date; provided, that, the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrowers and Guarantors, that no assurance can be given that any particular estimate, forecast, model, projection or other forward looking statement will be realized, that the Projections are not to be viewed as facts and that the Projections may vary from actual results during the periods covered by the Projections and that such variances may be material. The Projections, together with the Pro Forma Balance Sheet, are referred to herein collectively as the “Pro Forma Financial Statements”.

(c)    The consolidated balance sheet of Borrowing Agent and its Subsidiaries as of March 3, 2018, and the related statements of operations, changes in shareholders’ equity, and cash flows for the Fiscal Year ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants (other than any qualification that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date of borrowed money within one year from the date of such opinion), copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application to which such accountants concur) and present fairly, in all material respects, the consolidated financial position of Borrowing Agent and its Subsidiaries at such date and the consolidated results of their operations for such period. Since March 3, 2018, there has been no event or circumstance that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.6.    Certificates of Beneficial Ownership. Each Certificate of Beneficial Ownership executed and delivered to Agent and Lenders for a Borrower on or prior to the date of this

Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. Each Borrower acknowledges and agrees that the Certificate of Beneficial Ownership for such Borrower is one of the Other Documents.

5.7.    Environmental Compliance.

(a)    Each Borrower and each Guarantor is, and to the knowledge of each has been, in compliance with applicable Environmental Laws except as set forth on Schedule 5.7 hereto or except in such instances in which the failure to so comply, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)    Except as set forth on Schedule 5.7 or where the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Borrower or any Guarantor, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned by any Borrower or any Guarantor, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) to the knowledge of Borrowers and Guarantors, there are no underground storage tanks or polychlorinated biphenyls on any Real Property leased or occupied by any Borrower or any Guarantor, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iv) the Real Property including any premises owned, leased or occupied by any Borrower or any Guarantor has never been used by any Borrower or any Guarantor to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (v) no Hazardous Materials are managed by any Borrower or any Guarantor on any Real Property including any premises owned, leased or occupied by any Borrower or any Guarantor, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Borrower, of any Guarantor, or of any tenant of any of the foregoing.

(c)     All Real Property owned by Borrowers and Guarantors is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Borrower and Guarantor in accordance with prudent business practice in the industry of such Borrower and Guarantor.

5.8.    Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a)    (i) After giving effect to the Transactions as of the Closing Date, and before and after giving effect to each Advance, the Borrowers and the Guarantors, taken as a whole, are and will be solvent, able to pay their debts as they mature, and have and will have capital sufficient to carry on their business and all businesses in which they are about to engage, (ii) as of the Closing Date, after giving effect to the Transactions, the fair present saleable value of the assets of the Borrowers and the Guarantors, taken as a whole, calculated on a going concern basis, is in excess of the amount of their liabilities, and (iii) subsequent to the Closing Date, the fair saleable value of the assets of the Borrowers and the Guarantors, taken as a whole (calculated on a going concern basis) will be in excess of the amount of their liabilities.

(b)    Except as disclosed in Schedule 5.8(b)(i), no Borrower or Guarantor has any pending or, to the knowledge of such Borrower or Guarantor, threatened litigation, arbitration, actions or proceedings (i) affecting or pertaining to the transactions contemplated by this Agreement and the Other Documents, the Intercompany Subordinated Loan Documents, the Holdings Loan Documents, or the Acquisition Agreement, or (ii) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Borrower or Guarantor has any outstanding Indebtedness other than the Obligations, except for (i) Indebtedness disclosed in Schedule 5.8(b)(ii) and (ii) Indebtedness otherwise permitted under Section 7.8 hereof.

(c)    No Borrower or Guarantor is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Borrower or Guarantor in violation of any order of any court, Governmental Body or arbitration board or tribunal which could reasonably be expected to have a Material Adverse Effect. Each Pension Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.

(d)    As of the Closing Date, no Borrower, Guarantor, or any member of the Controlled Group maintains or is required to contribute to any Pension Benefit Plan other than those listed on Schedule 5.8(d) hereto. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Borrower, each Guarantor, and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Pension Benefit Plan, and each Pension Benefit Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Pension Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the Internal Revenue Service (or an application for such a letter is currently being processed by the Internal Revenue Service) and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification; (iii) none of any Borrower, any Guarantor, or any other member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no PBGC premium payments which have become due which are unpaid; (iv) no Pension Benefit Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Benefit Plan; (v) the current value of the assets of each Pension Benefit Plan exceeds the present value of the accrued benefits; (vi) none of any Borrower, any Guarantor, or any other member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Pension Benefit Plan; (vii) none of any Borrower, any Guarantor, or any other member of a Controlled Group has incurred any liability for any excise tax arising under Section 4971 or 4972 of the Code, and no fact is known by any Borrower, Guarantor or other member of the Controlled Group to exist which could reasonably be expected to give rise to any such liability; (viii) none of any Borrower, any Guarantor, or any other member of the Controlled

Group nor any fiduciary of, nor any trustee to, any Pension Benefit Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code with respect to such Pension Benefit Plan nor taken any action which would constitute or result in a Termination Event with respect to any such Pension Benefit Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no event described in Section 4043 of ERISA, for which the thirty (30) day notice period has not been waived; (xi) none of any Borrower, any Guarantor, or any other member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) none of any Borrower, any Guarantor, or any other member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and no fact is known by any Borrower, Guarantor or other member of the Controlled Group to exist which could reasonably be expected to result in any such liability; and (xiii) no Pension Benefit Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty with respect to such Pension Benefit Plan or for any failure in connection with the administration or investment of the assets of a Pension Benefit Plan.

5.9.    Patents, Trademarks, Copyrights and Licenses. All Intellectual Property owned by any Borrower or any Guarantor: (i) that is material to the business or operations of any Borrower or Guarantor, is set forth on Schedule 5.9(a) (as such schedule may be updated in accordance with the terms hereof from time to time); and (ii) is valid and has been duly registered or filed with all appropriate Governmental Bodies. All License Agreements that are material to the business of any Borrower or any Guarantor (other than commercially available off-the-shelf software that is generally available to the public which have been licensed to a Borrower or Guarantor pursuant to an end-user license) are set forth on Schedule 5.9(b) (as such schedule may be updated in accordance with the terms hereof from time to time). All Intellectual Property (including, without limitation, License Agreements) described on Schedule 5.9(a) and Schedule 5.9(b) constitutes all of the intellectual property rights which are necessary for the operation of the businesses of Borrowers and Guarantors. To the knowledge of Borrowers and Guarantors, there is no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any such Intellectual Property that is material to the conduct of the business of the Borrowers and Guarantors and no Borrower or Guarantor is aware of any grounds for any challenge or proceedings in respect of such Intellectual Property, except as set forth in Schedule 5.9(c) hereto (together with Schedule 5.9(a) and Schedule 5.9(b), collectively, “Schedule 5.9”). All Intellectual Property owned by any Borrower or Guarantor and material to the conduct of its business consists of original material or property developed by such Borrower or Guarantor or was lawfully acquired by such Borrower or Guarantor from the proper and lawful owner thereof.

5.10.    Licenses and Permits. Except as set forth in Schedule 5.10 or where the failure to be in such compliance or to so procure and possess could not reasonably be expected to have a Material Adverse Effect, each Borrower and each Guarantor (a) is in compliance with and (b) has procured and is now in possession of, all licenses or permits required by any Applicable Law for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business.

5.11.    [Intentionally Omitted].

5.12.    No Default. No Default or Event of Default has occurred and is continuing.

5.13.    No Burdensome Restrictions. No Borrower or Guarantor is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Each Borrower and each Guarantor has heretofore delivered or made available to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. No Borrower or Guarantor has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14.    No Labor Disputes. Each of the Borrowers and Guarantors is in compliance with all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Borrower or Guarantor and its employees (collectively, “Labor Contracts”) and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and retraining notices, immigration controls and worker and unemployment compensation, where the failure to comply could reasonably be expected to have a Material Adverse Effect. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Borrowers and Guarantors which in any case could reasonably be expected to have a Material Adverse Effect.

5.15.    Margin Regulations. None of any Borrower, any Guarantor, or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Advances will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U, or X of the Board of Governors of the Federal Reserve System. None of any Borrower, any Guarantor, or any Subsidiary has any current intention as of the Closing Date to acquire any Margin Stock.

5.16.    Investment Company Act. No Borrower or Guarantor is an “investment company” as defined in, and registered or required to be registered under, the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17.    Disclosure. No representation or warranty made by any Borrower or Guarantor in this Agreement or any Other Document, or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not materially misleading in light of the circumstances under which they were made, it being understood and agreed, with respect to Projections, that (w) such Projections and other information are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrowers and Guarantors, (x) no assurance can be given that any particular estimate, forecast, model, projection or other forward looking statement will be realized, (y) the Projections are not to be viewed as facts and that the Projections may vary from actual results during the periods covered by the Projections, and (z) such variances may be material. There is no fact known to any Borrower or Guarantor which such Borrower or Guarantor has not disclosed to Agent in writing with respect to the Transactions which could reasonably be expected to have a Material Adverse Effect.

5.18.    Delivery of Intercompany Subordinated Loan Documents and Holdings Loan Documents. Agent has received complete copies of the Intercompany Subordinated Loan Documents, the Holdings Loan Documents, and material related documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other material side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented in any material respect, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

5.19.    Delivery of Acquisition Agreement. Agent has received complete copies of the Acquisition Agreement and material related documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other material side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented in any material respect, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

5.20.    EEA Financial Institution. No Borrower or Guarantor is an EEA Financial Institution.

5.21.    Business and Property of Borrowers and Guarantors. Upon and after the Closing Date, Borrowers and Guarantors do not propose to engage in any business other than the online and in-store retail sale of athletic footwear and related merchandise and activities necessary to conduct the foregoing, and any other businesses substantially similar, related, ancillary or incidental thereto. On the Closing Date, each Borrower and each Guarantor will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Borrower or Guarantor.

5.22.    [Intentionally Omitted].

5.23.    Federal Securities Laws. None of any Borrower, any Guarantor, or any of their respective Subsidiaries (i) is required to file periodic reports under the Exchange Act following the Closing Date, subject to the approval by the SEC of the deregistration of the securities of Borrowing Agent (the request for which deregistration was submitted to the SEC on or about the Closing Date), (ii) has any securities registered under the Exchange Act, subject to the approval by the SEC of the deregistration of the securities of Borrowing Agent (the request for which deregistration was submitted to the SEC on or about the Closing Date), or (iii) has filed a registration statement that has not yet become effective under the Securities Act.

5.24.    Equity Interests. The authorized and outstanding Equity Interests of each Borrower and each Guarantor, and each legal and beneficial holder thereof, in each case as of the Closing Date, are as set forth on Schedule 5.24(a) hereto. All of the Equity Interests of each Borrower and each Guarantor have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.24(b) and as set forth in the Organizational Documents of Borrowers and Guarantors, after giving effect to the Transactions, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which any Borrower, any Guarantor, or any of the shareholders of any of the foregoing is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Borrowers or Guarantors as of the Closing Date. Except as set forth on Schedule 5.24(c), Borrowers and Guarantors have not, after giving effect to the Transactions, issued any securities convertible into or exchangeable for shares of their Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares as of the Closing Date.

5.25.    Commercial Tort Claims. As of the Closing Date, no Borrower or Guarantor has any commercial tort claims except as set forth on Schedule 5.25 hereto.

5.26.    Letter of Credit Rights. As of the Closing Date, no Borrower or Guarantor has any letter of credit rights except as set forth on Schedule 5.26 hereto.

5.27.    Material Contracts. Schedule 5.27 sets forth all Material Contracts of Borrowers and Guarantors as of the Closing Date. All Material Contracts are in full force and effect and no defaults currently exist thereunder which could reasonably be expected to have a Material Adverse Effect.

5.28.    Insurance. The properties of Borrowers, Guarantors, and their respective Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of Borrowers or Guarantors, in such amounts (after giving effect to any self-insurance), with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower, Guarantor, or Subsidiary operates. Schedule 5.28 sets forth a description of all insurance maintained by or on behalf of the Borrowers, Guarantors, and their respective Subsidiaries as of the Closing Date. Each insurance policy listed on Schedule 5.28 is in full force and effect as of the Closing Date and all premiums in respect thereof that are due and payable have been paid.

5.29.    Perfection of Agent’s Liens.

(a)    This Agreement and the Other Documents create in favor of Agent, for the benefit of the Secured Parties, a legal, valid, continuing and enforceable security interest in the Collateral. Upon the filing of the UCC-1 financing statements, releases and other filings (which Borrowers and Guarantors represent are in appropriate form) in the office of secretary of state (or other applicable filing office) of each Borrower’s and Guarantor’s jurisdiction of organization specified in Schedule 5.2(a) and/or the obtaining of “control” (as defined in the Uniform Commercial Code), Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of Borrowers and Guarantors in all of their respective Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the Uniform Commercial Code) or by obtaining control, under the Uniform Commercial Code (in effect on the date this representation is made) in each case prior and superior in right to any other Person (subject only to holders of Permitted Encumbrances having priority over the Lien of Agent by operation of Applicable Law).

(b)    When this Agreement, the Intellectual Property Security Agreement or a short form hereof or thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office and when UCC-1 financing statements, releases and other filings in appropriate form are filed in the office of the secretary of state (or other applicable filing office) of each Borrower’s and Guarantor’s jurisdiction of organization specified in Schedule 5.2(a), Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Borrowers and Guarantors in their respective Intellectual Property in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person (subject only to holders of Permitted Encumbrances having priority over the Lien of Agent by operation of Applicable Law) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Borrowers and Guarantors after the Closing Date).

5.30.    Brokers. No broker or finder brought about the obtaining, making or closing of the Advances or transactions contemplated by this Agreement and the Other Documents, and no Borrower, Guarantor, or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.31.    Customer and Trade Relations. There exists no actual or, to the knowledge of any Borrower or Guarantor, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Borrower or Guarantor with any supplier material to its operations.

5.32.    Casualty. Neither the businesses nor the properties of any Borrower, Guarantor, or Subsidiary are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.33.    Senior Debt Status. The Obligations shall at all times be pari passu or prior in right to all other Indebtedness of Borrowers and Guarantors, other than Indebtedness secured by Permitted Encumbrances.

VI.	AFFIRMATIVE COVENANTS.

Each Borrower and each Guarantor shall, until payment in full of the Obligations:

6.1.    Compliance with Laws. Comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s or Guarantor’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard). Each Borrower and each Guarantor may, however, contest or dispute any Applicable Laws in any reasonable manner; provided, that, any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s Lien on or security interest in the Collateral.

6.2.    Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition in accordance with industry standards (reasonable wear and tear and casualty excepted and except as may be disposed of in accordance with the terms of this Agreement), including all Intellectual Property that is material to the conduct of the business of Borrowers and Guarantors, and take all commercially reasonable actions reasonably necessary to enforce and protect the validity of any material Intellectual Property right or other right included in the Collateral that is material to the conduct of the business of Borrowers and Guarantors; provided, that, nothing in this subsection (a) shall prevent a Borrower or Guarantor from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of such Borrower or Guarantor, desirable in the conduct of its business; (b) keep in full force and effect its existence and comply in all respects with Applicable Laws governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3.    Books and Records; Accountants.

(a)    Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers and Guarantors; and

(b)    at all times retain an independent public accountant which is reasonably satisfactory to Agent (it being acknowledged and agreed that, as of the Closing Date, KPMG LLP is reasonably satisfactory to Agent) and instruct such accountant to cooperate with, and be available to, Agent or its representatives to discuss Borrowers’ and Guarantors’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountant, as may be reasonably raised by Agent; provided, that, an Authorized Officer of Holdings or Borrowing Agent may be present in such discussions (but such presence shall not be a pre-requisite to the occurrence of such discussions).

6.4.    Payment of Obligations. Pay, when the same shall become due and payable (subject to any applicable grace periods), all obligations and liabilities (other than Indebtedness, which is governed by Section 6.7), including (i) taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or Guarantor or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, and (ii) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators and carriers) which, if unpaid, would by law become a Lien upon its property (which Lien is not a Permitted Encumbrance), except in the case of clause (i) and (ii) to the extent Properly Contested.

6.5.    Financial Covenant. Cause to be maintained at all times Undrawn Availability of not less than the greater of (i) $30,000,000 and (ii) ten percent (10%) of the Revolving Loan Cap.

6.6.    Insurance.

(a)    (i) Keep all its insurable properties and properties in which such Borrower or Guarantor has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower’s or Guarantor’s including business interruption insurance; (ii) maintain a bond or bonds in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower or Guarantor insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower or Guarantor either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower or Guarantor is engaged in business; (v) furnish Agent with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) appropriate loss payable endorsements in form and substance reasonably satisfactory to Agent, naming Agent as an additional insured, mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Agent to the extent required hereunder or under an Other Document, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice). In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Borrower or Guarantor to make payment for such loss to Agent and not to Agent and such Borrower or Guarantor jointly; provided, that, if no Cash Dominion Event is then continuing at the time of a casualty loss, Borrowers and Guarantors shall be permitted to retain (and Agent shall remit to the applicable Borrower or Guarantor) the proceeds of the applicable insurance claim to the extent not in excess of $1,000,000 so long as such Borrower or Guarantor promptly (but in any event within ninety (90) days of such Borrower or Guarantor’s receipt of such proceeds) utilizes such proceeds to repair, restore or replace the assets that are the subject of such claim. If any insurance losses are paid by check, draft or other instrument payable to Agent and such Borrower or Guarantor jointly, Agent may endorse such Borrower’s or Guarantor’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.

(b)    Upon the occurrence and during the continuance of an Event of Default, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i) and (iii) above. All loss recoveries received by Agent (to the extent not remitted to the applicable Borrower or Guarantor in accordance with the proviso set forth in the penultimate sentence of Section 6.6(a) above) under any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by Applicable Law. If any Borrower or Guarantor fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower or Guarantor, which payments shall be charged to Borrowers’ Account and constitute part of the Obligations.

6.7.    Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (ii) when due its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all respects, with all other terms of such leases and keep all such leases in full force and effect in accordance with their respective terms and conditions, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested.

6.8.    Environmental Matters.

(a)    Ensure that the Real Property and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property in compliance with Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)    Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)    Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. If any Borrower or Guarantor shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Borrower or Guarantor shall fail to comply with any of the requirements of any

Environmental Laws as provided in this Section 6.8(c), Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral at any time that an Event of Default shall have occurred and be continuing: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances or FILO Advances, as applicable, shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender, any Borrower, and any Guarantor.

6.9.    Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.10, 9.11, 9.12, and 9.13 as to which GAAP is applicable to (i) present fairly, in all material respects, the financial position of Intermediate Holdings and its Subsidiaries on a Consolidated Basis (and, to the extent required in accordance with the terms hereof, on a consolidating basis) as of the applicable date thereof, and (ii) be prepared in accordance with GAAP applied on a basis consistent with prior practices (subject to lack of footnotes and, in the case of interim financial statements, to normal and recurring year-end adjustments),

6.10.    Federal Securities Laws. Promptly notify Agent in writing if any Borrower, any Guarantor, or any of their respective Subsidiaries (i) is required to file periodic reports under the Exchange Act, subject to the approval by the SEC of the deregistration of the securities of Borrowing Agent (the request for which deregistration was submitted to the SEC on or about the Closing Date), (ii) registers any securities under the Exchange Act, subject to the approval by the SEC of the deregistration of the securities of Borrowing Agent (the request for which deregistration was submitted to the SEC on or about the Closing Date), or (iii) files a registration statement under the Securities Act.

6.11.    Execution of Supplemental Instruments. Execute and deliver to Agent, and furnish to Agent, from time to time, promptly after Agent’s request therefor, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments, and take such actions, as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.12.    ERISA Compliance. Establish, maintain and operate all Pension Benefit Plans to comply in all material respects with the provisions of ERISA, and the governing documents for the respective Pension Benefit Plans, except where such failure to establish, maintain or operate such Pension Benefit Plans could not reasonably be expected to result in a Material Adverse Effect.

6.13.    Government Receivables. Take all commercially reasonable steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.14.    Material Contracts. (a) Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) maintain each such Material Contract in full force and effect in accordance with the terms thereof, (c) enforce the material provisions of each such Material Contract in accordance with the terms thereof, (d) take all such action to such end as may be from time to time reasonably requested by Agent, (e) upon the reasonable request of Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Borrower, Guarantor, or Subsidiary is entitled to make under such Material Contract, and (f) cause each of its Subsidiaries to do the foregoing.

6.15.    Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.15, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.15 shall remain in full force and effect until payment in full of the Obligations. Each Qualified ECP Loan Party intends that this Section 6.15 constitute, and this Section 6.15 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

6.16.    Certificates of Beneficial Ownership and Other Additional Information. Provide to Agent and the Lenders, with respect to each Borrower: (i) upon the request of Agent or any Lender, confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agent and Lenders for such Borrower; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to Agent and each Lender, when the Person (s) to be identified as a Beneficial Owner in respect of such Borrower have changed; and (iii) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with Applicable Law (including without limitation the USA PATRIOT Act and other Anti-Corruption Laws), and any policy or procedure implemented by Agent or such Lender to comply therewith.

VII.	NEGATIVE COVENANTS.

No Borrower or Guarantor shall, until payment in full of the Obligations:

7.1.    Merger, Consolidation, Acquisition and Sale of Assets.

(a)    Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except:

(i)    any Borrower may (x) merge, consolidate or reorganize with another Borrower, or (y) acquire the assets or Equity Interests of another Borrower or Guarantor, in each case so long as such Borrower provides Agent with ten (10) days prior written notice of such merger, consolidation or reorganization and delivers to Agent all of the relevant documents evidencing such merger, consolidation or reorganization;

(ii)    any Guarantor may merge, consolidate or reorganize with another Guarantor or acquire the assets or Equity Interests of another Guarantor so long as such Guarantor provides Agent with ten (10) days’ prior written notice of such merger, consolidation or reorganization and delivers to Agent all of the relevant documents evidencing such merger, consolidation or reorganization;

(iii)    any (x) Guarantor, or (y) Subsidiary of a Borrower or Guarantor may merge with and into a Borrower and any Subsidiary of a Borrower or Guarantor that is not a Borrower may merge with and into a Borrower or Guarantor;

(iv)    any Subsidiary of a Borrower that is not a Borrower or Guarantor may be liquidated, wound-up or dissolved; provided, that, The Finish Line MA, Inc. and Spike’s Holding, LLC may be liquidated, wound-up or dissolved at any time so long as any and all assets of such entities are transferred to another Borrower or Guarantor prior to, or as a result of, the dissolution;

(v)    any Borrower or Guarantor may acquire the assets or Equity Interests of any Subsidiary that is not a Borrower or Guarantor, to the extent expressly permitted by Section 7.10, and

(vi)    Permitted Acquisitions.

(b)    Sell, lease, transfer or otherwise dispose of any of its properties or assets, except:

(i)    the sale of Inventory in the Ordinary Course of Business,

(ii)    the sale, lease, transfer or other disposition of obsolete, surplus or worn-out equipment or retail store fixtures in the Ordinary Course of Business which are no longer necessary or required in the conduct of such Borrower’s or Guarantor’s business,

(iii)    bulk sales or other dispositions of the Inventory of a Borrower or Guarantor not in the Ordinary Course of Business in connection with Store closings, at arm’s length, provided, that, such Store closings and related Inventory dispositions shall not exceed (x) in any Fiscal Year of Borrowing Agent and its Subsidiaries, ten percent (10%) of the number of the Borrowers’ and Guarantors’ Stores as of the beginning of such Fiscal Year (net of new

Store openings and excluding (I) closings in connection with the relocation of any Stores or the consolidation of two or more Stores within the same geographic market, and (II) closings of licensed departments within Macy’s Stores due to the closure of such Macy’s Stores as a whole) and (y) in the aggregate from and after the Closing Date, thirty percent (30%) of the number of the Borrowers’ and Guarantors’ Stores in existence as of the Closing Date (net of new Store openings and excluding (I) closings in connection with the relocation of any Stores or the consolidation of two or more Stores within the same geographic market, and (II) closings of licensed departments within Macy’s Stores due to the closure of such Macy’s Stores as a whole), provided, further, that all sales of Inventory in connection with Store closings shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agent,

(iv)    a lease, sublease or assignment of leased Real Property, to the extent that such Real Property is not being used in the conduct of any Borrower’s or Guarantor’s business and such lease, sublease or assignment does not interfere in any material respect with any Borrower’s or Guarantor’s business or Agent’s access to any Collateral,

(v)    the use of cash or Cash Equivalents in any manner permitted by this Agreement,

(vi)    non-exclusive licenses or sublicenses of Intellectual Property rights in the Ordinary Course of Business consistent with past practice and not interfering, individually or in the aggregate, in any material respect with the conduct of any Borrower’s or Guarantor’s business or Agent’s rights in any Collateral,

(vii)    dispositions permitted under Section 7.1(a), 7.2, 7.4 or 7.7,

(viii)    the voluntary termination of Hedging Liabilities to which a Borrower or Guarantor is a party,

(ix)    Sale and Leaseback Transactions to the extent any Liens created and Indebtedness incurred in connection therewith are permitted under Sections 7.2 and 7.8, respectively,

(x)    any sale, transfer, or lease of assets by any Borrower or Guarantor to another Borrower or Guarantor, and

(xi)    other sales, leases, transfers or other dispositions of assets (other than Real Property (or any other interest in or with respect to Real Property) or assets of the type included in the Formula Amount or the FILO Formula Amount) having a fair market value not in excess of (A) $20,000,000 in the aggregate following the Closing Date and (B) $10,000,000 for any individual sale, lease, transfer or disposition during any Fiscal Year; provided, that, (x) no Event of Default shall have occurred and be continuing, (y) such sale, lease, transfer or other disposition is on arm’s length terms and (z) at least 75% of the consideration received in respect of such sale, lease, transfer or other disposition shall be in the form of cash of Cash Equivalents.

7.2.    Creation of Liens. Create or suffer to exist any Lien upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.

7.3.    Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Agent and the other Secured Parties) except (a) as disclosed on Schedule 7.3, (b) an unsecured guarantee by one or more Borrower(s) or Guarantor(s) of the Holdings Loan, which guarantee is evidenced by the Holdings Loan Documents, (c) guarantees by one or more Borrower(s) or Guarantor(s) of the Indebtedness or obligations of any other Borrower(s) or Guarantor(s) or any Subsidiary thereof to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement, and (d) the endorsement of checks in the Ordinary Course of Business.

7.4.    Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than Permitted Investments.

7.5.    Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate other than Permitted Loans and other Permitted Investments.

7.6.    Hedge Arrangements. Enter into any Interest Rate Hedge or Foreign Currency Hedge except in the Ordinary Course of Business and not for speculative purposes.

7.7.    Dividends. Declare, pay or make any dividend or distribution on any Equity Interests of any Borrower or Guarantor (other than dividends or distributions payable in its Equity Interests, or split-ups or reclassifications of its Equity Interests (other than, in each case, Disqualified Equity Interests)) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Borrower or Guarantor, in each case, other than Permitted Dividends.

7.8.    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.9.    Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby (including, without limitation, pursuant to Section 7.4 or 7.5) purchase or invest in, directly or indirectly, any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary or desirable for and are to be used in its business as presently conducted or any other businesses that are substantially similar, related, ancillary or incidental thereto.

7.10.    Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (i) transactions among Borrowers and Guarantors which are not expressly prohibited by the terms of this Agreement and which are in the Ordinary Course of Business, (ii) payments by Borrowers and Guarantors of dividends and distributions permitted under Section 7.7 hereof, (iii) transactions which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate, (iv) reasonable fees, compensation and other benefits paid or provided to (including issuances and grant of securities and stock options, retirement and health plans, employment agreements and stock option and ownership plans for the benefit of), and indemnity provided on behalf of, officers, directors, employees or consultants of any Borrower, any Guarantor or any Subsidiary as determined in good faith by Intermediate Holdings’ or Borrowing Agent’s Board of Directors or senior management, (v) the Intercompany Subordinated Loan Documents and the Holdings Loan Documents, and any Permitted Refinancing Indebtedness thereof, (vi) any agreement in effect as of the Closing Date and identified on Schedule 7.10 or any amendment to or replacement of any such agreement or any transaction contemplated thereby (so long as any such amendment or replacement agreement is not more disadvantageous to the Lenders, taken as a whole, in any material respect than the original agreement as in effect on the Closing Date), and (vii) loans or advances to employees and officers of Borrowing Agent and its Subsidiaries in the Ordinary Course of Business, to the extent permitted hereby.

7.11.    [Intentionally Omitted].

7.12.    Subsidiaries.

(a)    Form or acquire any Subsidiary unless (i) the formation or acquisition of such Subsidiary shall constitute a Permitted Investment, (ii) at Agent’s discretion, such Subsidiary expressly joins in this Agreement as a Borrower or a Guarantor, becomes jointly and severally liable for the Obligations, and grants first-priority Liens (subject to Permitted Encumbrances having priority over the Lien of Agent by operation of Applicable Law) in favor of Agent for the benefit of Secured Parties on all of its assets and property constituting Collateral to secure the Obligations, all pursuant to such joinder agreements and other legal documentation as Agent may reasonably require; provided, that, no Foreign Subsidiary shall be required to join this Agreement as a Borrower or a Guarantor (and, for the avoidance of doubt, no assets of such Foreign Subsidiary shall be included in the Formula Amount or the FILO Formula Amount), (iii) Agent shall have received all documents, instruments and agreements, and all actions shall have been taken, as Agent may reasonably require to create a Lien and pledge in favor of Agent in the Subsidiary Stock of such Subsidiary to secure the Obligations, and (iv) Agent shall have received all documents, instruments and agreements (including, without limitation, security agreements, pledge agreements, certificates and legal opinions) and, if such Subsidiary will become a Borrower hereunder, appraisals and field examinations as Agent may reasonably require to establish compliance with each of the foregoing conditions in connection therewith; provided, that, notwithstanding anything to the contrary, (x) no assets of any such new Subsidiary described in this clause (a) and joined to this Agreement as a Borrower shall be included in the Formula Amount or the FILO Formula Amount until Agent has received a field examination with respect to such Subsidiary and its assets and an inventory appraisal with respect to the Inventory of such Subsidiary, in form and substance, and with results, acceptable to Agent in its Permitted Discretion, and (y) Borrowers shall be liable for costs and expenses of such field examination and appraisal, which costs and expenses shall not be subject to (and shall not be included in) any generally applicable limitations on the number of field examinations and appraisals, or the Borrowers’ liability for such costs and expenses under this Agreement.

(b)    Enter into any partnership, joint venture or similar arrangement other than in connection with a Permitted Joint Venture.

(c)    Permit FINL PR to (i) own any assets of the type included in the Formula Amount or the FILO Formula Amount in excess of five percent (5%) of the total assets of the

Borrowers and Guarantors, taken as a whole, (ii) own any other assets in excess of five percent (5%) of the total assets of the Borrowers and Guarantors, taken as a whole, or (iii) conduct any business necessary to the conduct of the Borrowers’ and Guarantors’ operations, unless in any such event FINL PR expressly joins in this Agreement as a Borrower, becomes jointly and severally liable for the Obligations and otherwise complies with Section 7.12(a) in respect of such a joinder as though FINL PR was a newly formed or acquired Subsidiary; provided, that, no such joinder and compliance shall be required if, at the time FINL PR would otherwise be required to so join and comply, such joinder and compliance could reasonably be expected to cause (x) the undistributed earnings of FINL PR as determined for United States federal income tax purposes to be treated as a deemed dividend to any existing Borrower or Guarantor, or (y) any material adverse tax consequences to the Borrowers and Guarantors.

7.13.    Fiscal Year and Accounting Changes. Change its Fiscal Year from a Fiscal Year ending on the Saturday closest to the last day of February (except that Borrowers and Guarantors may change their Fiscal Year to a Fiscal Year ending on the Saturday closest to the last day in January to coincide with the Fiscal Year of Holdings) or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment in a manner that could reasonably be expected to materially impact any Borrower’s or Guarantor’s balance sheet except as required by Applicable Law.

7.14.    [Intentionally Omitted].

7.15.    Amendment of Organizational Documents. (i) Change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (iii) change its chief executive office, (iv) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (v) otherwise amend, modify or waive any term or provision of its Organizational Documents in a manner materially adverse to Agent and the other Secured Parties unless required by law, in any such case without (x) giving at least ten (10) days’ prior written notice of such intended change to Agent so that Agent may take all steps necessary to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Borrower or Guarantor and in the Equity Interests of such Borrower or Guarantor and (z) in any case under clause (v), having received the prior written consent of Agent and Required Lenders to such amendment, modification or waiver.

7.16.    [Intentionally Omitted].

7.17.    Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than the Obligations), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Borrower or Guarantor, in each case except (i) as permitted pursuant to Section 7.18 hereof, or (ii) to the extent the Payment Conditions are then satisfied.

7.18.    Intercompany Subordinated Loans; Holdings Loan.

(a)    At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of the Intercompany Subordinated Loans, except as expressly permitted in the Intercompany Subordination Agreement; or

(b)    At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of the Holdings Loan, except to the extent that the Payment Conditions have been satisfied.

7.19.    Other Agreements. Enter into any material amendment, waiver or modification of (i) the Acquisition Agreement, the Intercompany Subordinated Loan Documents, or the Holdings Loan Documents, or (ii) any Material Contract, in each case to the extent that such amendment, waiver or modification would result in a Default or Event of Default hereunder or under any of the Other Documents, or would be (x) prohibited by the terms of any subordination agreement with respect to such documents, instruments or agreements, (y) materially adverse to Agent and the other Secured Parties, or (z) otherwise reasonably likely to have a Material Adverse Effect.

7.20.    Membership / Partnership Interests. Designate or permit any of their Subsidiaries to (a) treat their limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of the Uniform Commercial Code or (b) certificate their limited liability membership interests or partnership interests, as applicable.

7.21.    Burdensome Agreements. Enter into or permit to exist any contractual obligation (other than this Agreement or any Other Document) that (a) limits the ability (i) of any Subsidiary to make dividends or distributions to any Borrower or Guarantor or to otherwise transfer property to or invest in a Borrower or Guarantor, (ii) of any Subsidiary to guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Borrower or Guarantor; provided, however, that this clause (iii) shall not prohibit any such limitations set forth in Clause 23.10 of the Holdings Facility Agreement as in effect as of the date hereof, or (iv) of any Borrower, Guarantor, or Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of Agent; provided, however, that this clause (iv) shall not prohibit (x) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clause (b) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, or (y) any restrictions or prohibitions on the granting of Liens on any Permitted Joint Venture assets or Equity Interests that may be contained in such Permitted Joint Venture’s Organizational Documents; or (b) requires the grant of a Lien on the assets of, or Equity Interests in, any Borrower or Guarantor to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person. Notwithstanding the foregoing, this Section 7.21 shall not prohibit any contractual obligation existing on the Closing Date and set forth on Schedule 7.21, or any contractual obligation of any Person that after the Closing Date becomes a Subsidiary of any Borrower or Guarantor so long as such contractual obligation was not entered into solely in contemplation of such Person becoming a Subsidiary.

7.22.    Issuance of Equity Interests. Issue any additional shares of any Borrower’s or any Guarantor’s Equity Interests or any options, warrants or other rights in respect thereof to any Person other than to another Borrower or Guarantor, except (i) any such issuances by

Intermediate Holdings that would not result in a Change of Control, and (ii) the issuance of Equity Interests to the extent consisting of directors’ qualifying shares or shares required by Applicable Law to be held by a Person other than a Borrower or Guarantor.

7.23.    Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any Fiscal Year in an aggregate amount for all Borrowers and Guarantors in excess of $60,000,000; provided, however, in the event Capital Expenditures during any Fiscal Year are less than the amount permitted for such Fiscal Year, then the unused amount (the “Carryover Amount”) may be carried over and used in the immediately succeeding Fiscal Year; provided, further, that any Carryover Amount shall be deemed to be the last amount spent in such succeeding Fiscal Year.

VIII.	CONDITIONS PRECEDENT.

8.1.    Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a)    Note. Agent shall have received the Notes duly executed and delivered by an Authorized Officer of each Borrower in favor of each Lender requesting a Note;

(b)    Other Documents. Agent shall have received each of the executed Other Documents and other documents identified on Schedule 8.1;

(c)    Intercompany Subordination Agreement. Agent shall have entered into the Intercompany Subordination Agreement with Borrowers and Guarantors, which shall set forth the basis upon which the Creditor Obligors (as defined therein) may receive, and the Debtor Obligors (as defined therein) may make, payments under the Intercompany Subordinated Loan Documents;

(d)    [Intentionally Omitted].

(e)    Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of each Borrower and Guarantor dated as of the date hereof, certifying, as of the Closing Date and after giving effect to the Transactions, (i) that the conditions set forth in Section 8.2(a)(ii) have been satisfied, and (ii) as to the solvency of Borrowers and Guarantors;

(f)    Borrowing Base. Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables, Eligible Credit Card Receivables, Eligible Inventory, and Eligible Domestic In-Transit Inventory is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;

(g)    Undrawn Availability. On the Closing Date, after giving effect to the initial Advances hereunder, Borrowers shall have Undrawn Availability of at least $60,000,000, which shall be evidenced by a Borrowing Base Certificate delivered to Agent, reflecting the Formula Amount as of the end of the month most recently ended prior to the Closing Date;

(h)    Intercompany Subordinated Loan Documents, Holdings Loan Documents, and Acquisition Agreement. Agent shall have received final executed copies, certified by an Authorized Officer of Borrowing Agent, of the Intercompany Subordinated Loan Documents, the Holdings Facility Agreement and other material Holdings Loan Documents (including, without limitation, all Holdings Loan Documents as to which any Borrower or Guarantor is a party), the Acquisition Agreement, and all related material agreements, documents and instruments relating to the Acquisition Agreement, in each case as in effect on the Closing Date, all of the foregoing to be reasonably satisfactory in form and substance to Agent ((it being understood and agreed that the form of the Acquisition Agreement (together with the exhibits thereto and the “Company Disclosure Letter” referenced therein) provided to PNC at 7:31 p.m. New York City time on March 25, 2018 is satisfactory to Agent) and the transactions contemplated by such documentation shall be consummated prior to or substantially simultaneously with the making of the initial Advance including, without limitation, the receipt by Borrowers of (i) a cash capital contribution in an amount not less than 33.33% of the total pro formal capitalization of Borrowing Agent as of the Closing Date, and (ii) the proceeds of the Intercompany Subordinated Loans in the sum of $207,000,000;

(i)    Filings, Registrations and Recordings; Lien Searches.

(i)    Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under Applicable Law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall, substantially contemporaneously with the consummation of the Transactions, be properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and promptly thereafter, Agent shall have received an acknowledgment copy, or other evidence reasonably satisfactory to it, of each such filing, registration or recordation and reasonably satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto; and

(ii)    Agent shall have received results of searches or other evidence reasonably satisfactory to Agent (in each case dated as of a recent date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of Borrowers and Guarantors, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, and releases or subordination agreements reasonably satisfactory to Agent are being tendered substantially concurrently with such extension of credit or other arrangements reasonably satisfactory to Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(j)    Secretary’s Certificates, Authorizing Resolutions and Good Standings of Borrowers. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) (or, in the case of GMSI, the Chief Financial Officer) of each Borrower in form and substance reasonably satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of such Borrower authorizing (x) the execution, delivery and performance of this Agreement, the Notes and each Other Document to which such Borrower is a party (including authorization of the incurrence of indebtedness, borrowing of Revolving Advances (including, without limitation, Swing Loans), FILO Advances, and requesting of Letters of Credit on a joint and several basis with all Borrowers, as provided for herein), and (y) the granting by such Borrower of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of Borrowers (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Borrower authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Borrower as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Borrower in its jurisdiction of organization, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(k)    Secretary’s Certificates, Authorizing Resolutions and Good Standings of Guarantors. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) (or, in the case of Intermediate Holdings, the Chief Financial Officer) of each Guarantor in form and substance reasonably satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of each Guarantor authorizing (x) the execution, delivery and performance of this Agreement, such Guarantor’s Guaranty and each Other Document to which such Guarantor is a party and (y) the granting by such Guarantor of the security interests in and liens upon the Collateral to secure its obligations under its Guaranty (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Guarantor authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Guarantor as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Guarantor in its jurisdiction of organization, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(l)    Legal Opinions. Agent shall have received the executed legal opinions of Hughes Hubbard & Reed LLP and Taft Stettinius & Hollister LLP, each in form and substance reasonably satisfactory to Agent and which shall cover such matters incident to the transactions contemplated by this Agreement and the Other Documents as Agent may reasonably require and each Borrower and each Guarantor hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(m)    No Injunctions. No injunction, writ, restraining order or other order restraining or prohibiting the consummation of the Transactions shall have been issued by any Governmental Body;

(n)    Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof and the Fee Letter;

(o)    Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements;

(p)    Insurance. Except as otherwise provided in the Post-Closing Letter, Agent shall have received in form and substance reasonably satisfactory to Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates and endorsements issued by Borrowers’ and Guarantors’ insurance broker containing such information regarding Borrowers’ and Guarantors’ casualty and liability insurance policies as Agent shall reasonably request and naming Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable, (iii) loss payable endorsements issued by Borrowers’ and Guarantors’ insurer naming Agent as lenders loss payee and mortgagee, as applicable, and (iv) notice of cancellation endorsements issued by Borrowers’ and Guarantors’ insurer specifying that Agent is entitled to receive notice of cancellation as required hereunder;

(q)    Payment Instructions. Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(r)    Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents;

(s)    No Adverse Material Change. Since March 25, 2018, there shall not have occurred any event, condition or fact which has had, or would reasonably be expected to have, a Company Material Adverse Effect (as defined in the Acquisition Agreement);

(t)    Due Diligence. Agent shall have received copies of all third-party due diligence reports initiated and received by Holdings as it relates to the Transactions;

(u)    KYC. Agent and Lenders shall have received, at least three (3) Business Days prior to the Closing Date, an executed Certificate of Beneficial Ownership and such other documentation and other information about Borrowers and Guarantors (including, without limitation, personal information required to conduct beneficial ownership analysis) as has been reasonably requested in writing at least ten (10) days prior to the Closing Date by Agent or a Lender that such Person reasonably determines is required by regulatory authorities under the Anti-Terrorism Laws (including, without limitation, the USA PATRIOT Act and other applicable “know your customer” rules and regulations); and

(v)    Indebtedness. Agent shall have received payoff letters from the holders of all third party Indebtedness for borrowed money of Borrowers and Guarantors (other than the Obligations and other Permitted Indebtedness) that is outstanding on the Closing Date (including, without limitation, pursuant to the Existing FINL Credit Agreement), which payoff letters shall be duly executed by the parties thereto and in form and substance reasonably satisfactory to Agent, evidencing that such Indebtedness has been or substantially concurrently with the Closing Date is being terminated, all obligations thereunder are being paid in full, and all Liens securing any obligations in respect thereof have been or substantially concurrently with the Closing Date are being released.

Notwithstanding the foregoing or anything in this Agreement or any Other Document to the contrary, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the creation of and perfection (including by delivery of certificates representing Equity Interests, if any) of security interests in (i) the Equity Interests in any of Borrowing Agent’s material Subsidiaries that are not Foreign Subsidiaries (which shall be delivered on the Closing Date to the extent made available to Borrowing Agent on the Closing Date), and (ii) other assets located in the United States with respect to which a Lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after Borrowers’ and Guarantors’ use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the making of Advances on the Closing Date, but instead shall be required to be provided or perfected after the Closing Date pursuant to the terms of the Post-Closing Letter.

8.2.    Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including, except with respect to clauses (a)(i) and (b) below, the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)    Representations and Warranties.

(i)    Other than with respect to Advances to be made on the Closing Date, each of the representations and warranties made by any Borrower or any Guarantor in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date (except (x) to the extent any such representation or warranty is qualified by materiality or “Material Adverse Effect” or similar language, in which case such representation and warranty shall be true and correct in all respects, and (y) to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier and/or specified date); and

(ii)    with respect to Advances to be made on the Closing Date, the Specified Acquisition Agreement Representations shall be true and correct in all respects and the Specified Representations shall be true and correct in all material respects on and as of the Closing Date (except (x) to the extent any Specified Representation is qualified by materiality or “Material Adverse Effect” or similar language, in which case the definition thereof shall be a Company Material Adverse Effect (as defined in the Acquisition Agreement) for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto) and such Specified Representation shall be true and correct in all respects, and (y) to the extent any Specified Representation expressly relates only to any earlier and/or specified date, in which case such Specified Representation shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier and/or specified date);

(b)    No Default. Other than with respect to Advances to be made on the Closing Date, no Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however, that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c)    Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement. In the case of any type of Revolving Advance requested to be made, the maximum principal amount of FILO Advances outstanding equals the FILO Loan Cap.

(d)    Request for Credit Extension. Agent (and Issuer, if applicable) shall have received a request for such Advance (including, without limitation, an application for a Letter of Credit, if applicable) satisfying the requirements hereof.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the applicable conditions contained in this subsection shall have been satisfied.

IX.	INFORMATION AS TO BORROWERS AND GUARANTORS.

Each Borrower and each Guarantor shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations:

9.1.    Disclosure of Material Matters. Promptly report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral having a value in excess of $5,000,000, including any Borrower’s or Guarantor’s reclamation or repossession of, or the return to any Borrower or Guarantor of, a material amount of goods or material claims or disputes asserted by any Customer or other obligor.

9.2.    Schedules. Deliver to Agent (i) on or before the fifteenth (15th) day of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day) in respect of the prior Fiscal Month (a) accounts receivable agings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports, and (d) a Borrowing Base Certificate in form and substance reasonably satisfactory to Agent (which shall be calculated as of the last day of the prior Fiscal Month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement); provided, that, if a Cash Dominion Event has occurred and is continuing, all of the foregoing shall be delivered on or before the Wednesday of each week (or, if such day is not a Business Day, on the next succeeding Business Day) as of the close of business on the immediately preceding Saturday, and (ii) on or before Tuesday of each week, a sales report / roll forward, together with any cash receipt journal, in each case for the prior week. In addition, each Borrower will deliver to Agent at such intervals as Agent may reasonably require:

(i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables and Credit Card Receivables by any manner and through any medium it considers reasonably advisable (provided, that, so long as no Event of Default has occurred and is continuing, Agent shall only conduct verifications of Receivables and Credit Card Receivables over the phone with participation from Borrowing Agent or with Borrowing Agent being present), and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form reasonably satisfactory to Agent and executed by each Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.

9.3.    Environmental Notice. As soon as possible and in any event within ten (10) Business Days after receipt by any Borrower or Guarantor, deliver a copy of (i) any notice or claim to the effect that such Borrower or Guarantor has violated any Environmental Laws, and (ii) any notice alleging any violation of any Environmental Laws by such Borrower or Guarantor, if, in either case, such notice or claim, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

9.4.    Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower or Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects a material portion of the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5.    Material Occurrences. Promptly, and in any event within five (5) Business Days, notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event of default under the Intercompany Subordinated Loan Documents or the Holdings Loan Documents; (c) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the Subordinated Loan Documents or the Holdings Loan Documents; (d) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Borrower or Guarantor as of the date of such statements; (e) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower or Guarantor to a tax imposed by Section 4971 of the Code; (g) without limiting the requirements of Section 7.15, (x) any material amendment or change to any Organizational Document of any Borrower or Guarantor, and (y) any material amendment, waiver, supplement or other material modification of any Holdings Loan Document or Intercompany Subordinated Loan Document; and (h) any other development in the business or affairs of any Borrower or Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers and Guarantors propose to take with respect thereto.

9.6.    Government Receivables. Notify Agent promptly, and in any event within ten (10) Business Days, if any of its Receivables arise out of contracts between any Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

9.7.    Annual Financial Statements. Furnish Agent within one hundred twenty (120) days after the end of each Fiscal Year of Intermediate Holdings (commencing with the Fiscal Year ending February 2, 2019), (i) with respect to the Fiscal Year ending February 2, 2019, audited financial statements of Intermediate Holdings and its Subsidiaries on a Consolidated Basis for the period commencing on the Closing Date and ending February 2, 2019, including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of such period to the end of such period and the balance sheet as at the end of such period, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and reported upon without any “going concern” or like qualification by KPMG LLP or another independent certified public accounting firm selected by Borrowers and reasonably satisfactory to Agent (the “Accountants”), and (ii) with respect to each Fiscal Year thereafter, audited financial statements of Intermediate Holdings and its Subsidiaries on a Consolidated Basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of such Fiscal Year to the end of such Fiscal Year and the balance sheet as at the end of such Fiscal Year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and reported upon without any “going concern” or like qualification (other than any qualification that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date of borrowed money within one year from the date of such opinion) by the Accountants. In addition, all such audited financial statements shall be accompanied by a Compliance Certificate.

9.8.    Quarterly Financial Statements.

(a)    Furnish Agent (i) within sixty (60) days after the end of each of the first two full Fiscal Quarters following the Closing Date, and (ii) within forty-five (45) days after the end of each Fiscal Quarter thereafter, an unaudited balance sheet of Intermediate Holdings and its Subsidiaries on a Consolidated Basis and unaudited statements of income and stockholders’ equity and cash flow of Intermediate Holdings and its Subsidiaries on a Consolidated Basis reflecting results of operations from the beginning of the Fiscal Year to the end of such quarter and for such quarter, prepared in accordance with GAAP applied on a basis consistent with prior practices, subject to lack of footnotes and normal and recurring year-end adjustments, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous Fiscal Year.

(b)    Upon Agent’s reasonable request therefor, contemporaneously with delivery of the financial statements described in clause (a) above, furnish Agent such financial statements of Intermediate Holdings and its Subsidiaries on a consolidating basis.

(c)    The unaudited financial statements described in this Section 9.8 shall be accompanied by a Compliance Certificate.

9.9.    [Intentionally Omitted.]

9.10.    Other Reports. Furnish Agent as soon as available, but in any event within ten (10) Business Days after the issuance thereof, (i) with copies of such financial statements, reports and returns as each Borrower or Guarantor shall send to the holders of its Equity Interests and (ii) copies of any material notices, reports, financial statements and other materials sent by any Borrower or Guarantor pursuant to the Intercompany Subordinated Loan Documents or the Holdings Loan Documents.

9.11.    Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by Borrowers and Guarantors including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, and (b) at least thirty (30) days prior thereto, notice of any Borrower’s or Guarantor’s opening of any new office or place of business or any Borrower’s or Guarantor’s closing of any existing office or place of business.

9.12.    Projected Operating Budget. Furnish Agent, no later than thirty (30) days after the beginning of each Borrower’s Fiscal Years commencing with Fiscal Year 2019, a month by month projected operating budget and cash flow of Borrowers and Guarantors on a Consolidated basis for such Fiscal Year (including a model of Undrawn Availability for each Fiscal Month, an income statement for each Fiscal Month, and a balance sheet as at the end of the last Fiscal Month in each Fiscal Quarter), such projections to be accompanied by a certificate signed by an Authorized Officer of Borrowing Agent to the effect that such projections have been prepared based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein; it being understood that (i) such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrowers and Guarantors, that no assurance can be given that such projections will be realized, that such projections may vary from actual results and that such variances may be material and (ii) no representation is made with respect to information of an industry specific or general economic nature.

9.13.    Variances From Operating Budget. Furnish Agent, within ten (10) Business Days of the delivery of the financial statements referred to in Sections 9.7 and 9.8, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12 and, to the extent requested by Agent, a discussion and analysis by management with respect to such variances.

9.14.    Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Borrower or Guarantor by any Governmental Body or any other Person that is material to the operation of any Borrower’s or Guarantor’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower or Guarantor with any Governmental Body or Person that is not an Affiliate of Intermediate Holdings, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower or Guarantor, or if copies thereof are requested by Agent, and (iv) copies of any material notices and other material communications from any Governmental Body or Person that is not an Affiliate of Intermediate Holdings which specifically relate to any Borrower or Guarantor.

9.15.    ERISA Notices and Requests. Furnish Agent with prompt written notice in the event of any notice of the occurrence of any Termination Event.

9.16.    Material Contracts. Promptly after Agent’s request therefor, furnish Agent with copies of all Material Contracts requested.

9.17.    Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.18.    Updates to Certain Schedules. Deliver to Agent promptly as shall be required to maintain the related representations and warranties as true and correct in all material respects, updates to Schedules 4.4 (Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property), 5.9 (Intellectual Property), 5.24 (Equity Interests), 5.25 (Commercial Tort Claims), and 5.26 (Letter-of-Credit Rights); provided, that, absent the occurrence and continuance of any Event of Default, Borrowers and Guarantors shall only be required to provide such updates on a quarterly basis in connection with delivery of a Compliance Certificate with respect to the applicable Fiscal Quarter. Any such updated Schedules delivered by Borrowers or Guarantors to Agent in accordance with this Section 9.18 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement. Notwithstanding the foregoing, Agent’s acceptance of any such updated Schedules shall not be deemed to constitute a waiver of any Event of Default arising as a result of the occurrence of an event not permitted by the terms of this Agreement..

9.19.    Labor Matters. Promptly upon any Borrower’s learning thereof, (i) any material labor dispute to which such Borrower or any of its Subsidiaries may become a party, including, without limitation, any strikes, lockouts, walkouts or other disputes relating to such Persons’ plants and other facilities, and (ii) any Worker Adjustment and Retraining Notification Act liability incurred with respect to the closing of any plant or other facility of any Borrower or any of its Subsidiaries, and (iii) the expiration of any labor contract to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor is bound.

X.	EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1.    Nonpayment. Failure by any Borrower or Guarantor to pay when due (a) any principal or interest on the Obligations (including without limitation pursuant to Section 2.9), or (b) any other fee, charge, amount or liability provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment;

10.2.    Breach of Representation. (i) Any representation or warranty made or deemed made by any Borrower or Guarantor in this Agreement or any Other Document or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect (or, in the case of any representation or warranty qualified by materiality or “Material Adverse Effect” or similar language, in any respect) on the date when made or deemed to have been made, or (ii) any representation or warranty contained in Section 16.18(a) is or becomes false or misleading at any time;

10.3.    Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment (a) against any Borrower’s or Guarantor’s Inventory, Receivables or Credit Card Receivables in an amount in excess of $5,000,000, individually or in the aggregate, or (b) against a material portion of any Borrower’s or Guarantor’s other property which is not stayed or lifted within sixty (60) days;

10.4.    Noncompliance. (i) Failure or neglect of any Borrower or Guarantor to perform, keep or observe any term, provision, condition or covenant contained in Section 2.21, Section 6.2, Section 6.5, Section 6.6, Section 6.7, Section 6.9, Section 6.12, Section 6.14, Section 6.16, or Article VII hereof, or (ii) except as otherwise provided for in Sections 10.1 and 10.4(i), failure or neglect of any Borrower or any Guarantor to perform, keep or observe any term, provision, condition or covenant contained in this Agreement, any Other Document or any other agreement or arrangement now or hereafter entered into between any Borrower or Guarantor and Agent or any Lender which is not cured within twenty (20) days from the occurrence of such failure or neglect;

10.5.    Judgments. There is rendered against any Borrower or any Guarantor (a) (i) any final judgment or judgments, writ(s), order(s) or decree(s) for the payment of money for an amount in excess of $15,000,000, individually or in the aggregate (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment, writ, order or decree and has not denied or failed to acknowledge coverage), or (ii) any final non-monetary judgment or judgments, writ(s), or order(s) that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Borrower or any Guarantor to enforce any such judgment, (ii) such judgment shall remain undischarged for a period of sixty (60) consecutive days during which a stay of enforcement of such judgment shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Borrower or any Guarantor shall be senior to any Liens in favor of Agent on such assets or properties, unless such Liens constitute a Permitted Encumbrance;

10.6.    Bankruptcy. Any Borrower or any Guarantor shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.7.    Lien Priority. Any Lien created hereunder or provided for hereby or under any Other Document for any reason (other than in accordance with the terms hereof and thereof) ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law);

10.8.    [Intentionally Omitted.];

10.9.    Cross Default. Either (x) any “event of default” under any Indebtedness (other than the Obligations, the Intercompany Subordinated Loans, or, to the extent not resulting from an action or inaction by any Borrower or Guarantor, the Holdings Loan) of any Borrower or Guarantor with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $15,000,000 or more, or any other event or circumstance which would permit the holder of any such Indebtedness of any Borrower or Guarantor to accelerate such Indebtedness (and/or the obligations of such Borrower or Guarantor thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness) or (y) a default of the obligations of any Borrower or Guarantor under any Material Contract shall occur which has or is reasonably likely to have a Material Adverse Effect;

10.10.    [Intentionally Omitted.];

10.11.    Change of Control. Any Change of Control shall occur;

10.12.    Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason (other than as expressly permitted hereunder or thereunder), cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing to Agent or any Lender or any Borrower or any Guarantor challenges the validity of or its liability under this Agreement or any Other Document;

10.13.    [Intentionally Omitted.];

10.14.    Cessation of Business. Except as otherwise expressly permitted hereunder, any Borrower or any Guarantor shall take any action, or shall make a determination, whether or not yet formally approved by any Borrower’s or any Guarantor’s management or board of directors, to (i) suspend the operation of all or a material portion of its business in the ordinary course, (ii) suspend the performance under Material Contracts in the ordinary course, (iii) solicit proposals for the liquidation of, or undertake to liquidate, all or a material portion of its assets or Store locations, or (iv) solicit proposals for the employment of, or employ, an agent or other third party to conduct a program of closings, liquidations, or “Going-Out-Of-Business” sales of any material portion of its business;

10.15.    Pension Plans. (i) A Termination Event occurs with respect to a Pension Benefit Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Benefit Plan, Multiemployer Plan or PBGC in an aggregate amount in excess of $15,000,000, or (ii) any Borrower or any member of the Controlled Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $15,000,000;

10.16.    Loss of Collateral. There occurs any uninsured loss to any portion of the Collateral having a value in excess of $5,000,000;

10.17.    Indictment. There occurs, with respect to any Borrower or Guarantor or any director or Authorized Officer of any Borrower or Guarantor, (i) a criminal indictment or conviction of a felony for fraud or dishonesty in connection with any Borrower’s or Guarantor’s business (unless, in the case of such director or Authorized Officer, such director or Authorized Officer promptly resigns or is removed or replaced), or (ii) the charging by a Governmental Body of a violation under any Anti-Terrorism Laws, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions; or

10.18.    Subordination Provisions. (a) The subordination provisions of the documents evidencing or governing any Indebtedness subordinated to the Obligations (including, without limitation, the Subordinated Intercompany Loans and the Intercompany Subordination Agreement) (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (b) any Borrower or any Guarantor shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, (ii) that the Subordination Provisions exist for the benefit of the Secured Parties, or (iii) that all payments of principal of or premium and interest on the applicable Indebtedness, or realized from the liquidation of any property of any Borrower or Guarantor, shall be subject to any of the Subordination Provisions.

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.    Rights and Remedies.

(a)    Upon the occurrence and during the continuance of: (i) an Event of Default pursuant to Section 10.6 (other than Sections 10.6(ii) and 10.6(vii)) with respect to any Borrower, all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (ii) any of the other Events of Default, at the option of Agent or at the direction of Required Lenders all Obligations shall be immediately due and payable and Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) without limiting Section 8.2 hereof, any Default under Section 10.6(vii) hereof with respect to any Borrower, the obligation of Lenders to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed. Upon the occurrence and during the continuance of any Event of Default, (A) Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial

Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process; (B) Agent may enter any of any Borrower’s or Guarantor’s premises or other premises without legal process and without incurring liability to any Borrower or Guarantor therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers and Guarantors to make the Collateral available to Agent at a convenient place, subject to any limitations under the Real Property Leases and the Lien Waiver Agreements; and (C) with or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, as part of one or more going out of business sales in Agent’s own right or by one or more agents and contractors, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, all as Agent may elect, subject to any limitations under the Real Property Leases and the Lien Waiver Agreements. Agent and any agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of Agent or such agent or contractor and none of any Borrower, any Guarantor or any Person claiming under or in right of any Borrower or Guarantor shall have any interest therein. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers and Guarantors reasonable notification of the sale or sales described in the foregoing provisions of this clause (a), it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower and each Guarantor. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty-free, nonexclusive license and Agent is granted permission to use all of each Borrower’s and each Guarantor’s (a) owned Intellectual Property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) equipment, Real Property (subject to any limitations under the Real Property Leases and the Lien Waiver Agreements) and other assets for the purpose of completing the manufacture of unfinished goods and otherwise exercising its remedies hereunder and under the Other Documents. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers and Guarantors shall remain liable to Agent and Lenders therefor.

(b)    To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Borrower and each Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent: (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and each Guarantor acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Borrower or any Guarantor or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2.    Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and any other action to take with respect to any or all of the Collateral and in what order, and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder as against Borrowers, Guarantors, or each other.

11.3.    Setoff. Subject to Section 14.13, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence and during the continuance of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s or Guarantors’ property held by Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender.

11.4.    Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5.    Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents, and any Out-of-Formula Loans and Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest in respect of Revolving Advances (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the outstanding principal amount of the Obligations in respect of Revolving Advances (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above and Letters of Credit pursuant to clause EIGHTH below) arising under this Agreement;

EIGHTH, to the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof;

NINTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest in respect of FILO Advances;

TENTH, to the payment of the outstanding principal amount of the Obligations arising under this Agreement in respect of FILO Advances;

ELEVENTH, to the payment of Cash Management Liabilities which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “TENTH” above;

TWELFTH, to the payment of Hedge Liabilities which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “ELEVENTH” above;

THIRTEENTH, to all other Obligations which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “TWELFTH”; and

FOURTEENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “THIRD”, “SIXTH”, “SEVENTH”, “EIGHTH”, “NINTH”, “TENTH”, and “THIRTEENTH” above; and, with respect to clauses “ELEVENTH” and “TWELFTH” above, an amount equal to its pro rata share (based on the proportion that the then outstanding Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Cash Management Liabilities and Hedge Liabilities); and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) in the case of amounts provided pursuant to clause “EIGHTH” above, such amounts shall be held by Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “NINTH”, “TENTH”, “ELEVENTH”, “TWELFTH”, and “THIRTEENTH” above in the manner provided in this Section 11.5.

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.    Waiver of Notice. To the fullest extent permitted by Applicable Law, each Borrower and each Guarantor hereby waives notice of non-payment of any of the Receivables or Credit Card Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2.    Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3.    Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.	EFFECTIVE DATE AND TERMINATION.

13.1.    Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, each Guarantor, Agent, Swing Loan Lender, Issuer and each Lender, shall become effective on the Closing Date and shall continue in full force and effect until June 18, 2023 (the “Term”) unless sooner terminated as herein provided.

13.2.    Termination. The termination of this Agreement shall not affect Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and Obligations have been fully and finally paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations have been fully and finally paid and performed. Accordingly, each Borrower and each Guarantor waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Borrower or Guarantor, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been fully and finally immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are fully and finally paid and performed.

XIV.	REGARDING AGENT.

14.1.    Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 2.8(b) and 3.4 and the Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which, in Agent’s discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2.    Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower, any Guarantor, or any officer of any of the foregoing contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower or Guarantor to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower or Guarantor. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

14.3.    Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower or Guarantor pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition or prospects of any Borrower or any Guarantor, or the existence of any Event of Default or any Default.

14.4.    Resignation of Agent; Successor Agent. Agent may resign on sixty (60) days written notice to each Lender and Borrowing Agent and upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers (provided, that, no such approval by Borrowers shall be required (i) in any case where the successor Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). If a successor Agent shall not have been so appointed within said sixty (60) day period, the retiring Agent may appoint a successor Agent reasonably satisfactory to Borrowers who shall serve as an Agent until such time, if any, as the Required Lenders appoint a successor Agent as provided above. Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document (including the Intellectual Property Security Agreement, the Pledge Agreement and all account control agreements), and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral; provided, that, Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

14.5.    Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.

14.6.    Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.7.    Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.8.    Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount and FILO Commitment Amount, as applicable, constitutes of the total aggregate Revolving Commitment Amounts and FILO Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided, that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.9.    Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include

Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower or Guarantor as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower or Guarantor for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.10.    Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.12 and 9.13 or Borrowing Base Certificates from any Borrower pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.11.    Borrowers’ and Guarantors’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower and each Guarantor hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s or Guarantor’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.12.    No Reliance on Agent’s Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Borrowers, Guarantors, their respective Affiliates, or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

14.13.    Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any Guarantor or any deposit accounts of any Borrower or any Guarantor now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

14.14.    Co-Syndication Agents; Joint Lead Arrangers. Each of the Co-Syndication Agents and Joint Lead Arrangers, each in such capacity, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swing Loan Lender, or Issuer. Without limiting the foregoing, each of the Co-Syndication Agents and Joint Lead Arrangers, each in such capacity, shall not have or be deemed to have any fiduciary relationship with any Lender or any Borrower or Guarantor. Each Lender, Agent, Swing Loan Lender, Issuer, and each Borrower and Guarantor acknowledges that it has not relied, and will not rely, on the Co-Syndication Agents or the Joint Lead Arrangers in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Co-Syndication Agents and Joint Lead Arrangers, each in such capacity, shall be entitled to resign at any time by giving notice to Agent and Borrowers.

XV.	BORROWING AGENCY.

15.1.    Borrowing Agency Provisions.

(a)    Each Borrower and each Guarantor hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity, whether verbally, in writing or through electronic methods (including, without limitation, an Approved Electronic Communication) to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notices, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name of such Borrower or Guarantor, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b)    The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and Guarantors and at their request. Neither Agent nor any Lender shall incur liability to Borrowers or Guarantors as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower and each Guarantor hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers and Guarantors as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)    All Obligations shall be joint and several, and each Borrower and each Guarantor shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower and each Guarantor shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Borrower or Guarantor, failure of Agent or any Lender to give any Borrower or Guarantor notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower or Guarantor, the release by Agent or any Lender of any Collateral now or hereafter acquired from any Borrower or Guarantor, and such agreement by each Borrower and each Guarantor to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or Guarantors or any Collateral for such Borrower’s or Guarantor’s Obligations or the lack thereof. Each Borrower and each Guarantor waives all suretyship defenses.

15.2.    Waiver of Subrogation. Each Borrower and each Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower or Guarantor may now or hereafter have against the other Borrowers and Guarantors or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrowers’ or Guarantors’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until payment in full of the Obligations.

XVI.	MISCELLANEOUS.

16.1.    Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Borrower or Guarantor with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Borrower and each Guarantor accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Borrower and each Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Borrower and each Guarantor irrevocably appoints as such Borrower’s or Guarantor’s agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by Law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower or Guarantor in the courts of any other jurisdiction. Each Borrower and each Guarantor waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Borrower and each Guarantor waives the right to remove any judicial proceeding brought against such Borrower or Guarantor in any state court to any federal court. Any judicial proceeding by any Borrower or Guarantor against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

16.2.    Entire Understanding.

(a)    This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, each Guarantor, Agent, Swing Loan Lender, Issuer and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, each Guarantor’s, Agent’s, Swing Loan Lender’s, Issuer’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment; provided, that, the Agent shall send a copy of any such modification to the Borrowers and Guarantors and each Lender (which copy may be provided by electronic mail). Each Borrower and each Guarantor acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)    Required Lenders, Agent with the consent in writing of Required Lenders, and Borrowers and Guarantors may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers and Guarantors, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent, Issuer, Swing Loan Lender, Borrowers, or Guarantors thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i)    increase the Revolving Commitment Percentage or FILO Commitment Percentage, as applicable, or the Maximum Revolving Commitment Amount or Maximum FILO Commitment Amount, as applicable of any Lender without the consent of such Lender directly affected thereby;

(ii)    whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));

(iii)    (x) except in connection with any increase pursuant to Section 2.24 hereof, increase the Maximum Revolving Advance Amount without the consent of each Lender directly affected thereby, or (y) increase the Maximum FILO Advance Amount without the consent of each Lender directly affected thereby;

(iv)    alter the definitions of the terms “Required Lenders” or “Supermajority Lenders”, or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(v)    alter, amend or modify the provisions of Sections 2.8 or 11.5 without the consent of all Lenders;

(vi)    except in connection with a transaction expressly permitted hereby, release all or substantially all of the Collateral without the consent of all Lenders;

(vii)    change (A) the rights and duties of Agent without the consent of all Lenders, (B) the rights and duties of Issuer without the consent of Issuer or (C) the rights and duties of Swing Loan Lender without the consent of Swing Loan Lender;

(viii)    subject to clause (e) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than thirty (30) consecutive Business Days (unless a Liquidation is occurring) or exceed, when aggregated with Protective Advances made pursuant to Section 16.2(f), one hundred and ten percent (110%) of the Formula Amount without the consent of each Lender directly affected thereby;

(ix)    except in connection with a transaction expressly permitted hereby, (x) release any Borrower or any Guarantor, or (y) limit the liability of any Borrower or any Guarantor under this Agreement or any Other Document, in either case without the consent of all Lenders;

(x)    increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of the Supermajority Lenders;

(xi)    change the definition of the terms “Formula Amount” or “FILO Formula Amount” or any component definition of either of the foregoing if as a result thereof the amounts available to be borrowed by Borrowers would be increased without the written consent of the Supermajority Lenders, provided, that, the foregoing shall not limit the discretion of Agent to change, establish or eliminate any Reserves or to exercise its Permitted Discretion in accordance with the terms hereof; or

(xii)    as to any Lender, alter, amend, or modify any provision of this Agreement in a manner that would alter the pro rata sharing of payments required thereby, without the consent of such Lender.

(c)    Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Guarantors, Lenders, Issuer, Swing Lender and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Guarantors, Agent, Issuer, Swing Lender and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)    In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

(e)    Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances or FILO Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by, when aggregated with Protective Advances made pursuant to Section 16.2(f), up to ten percent (10%) of the Formula Amount for up to thirty (30) consecutive Business Days (which time limit shall not apply if a Liquidation is then occurring) (the “Out-of-Formula Loans”). If Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided, that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables”, “Eligible Credit Card Receivables”, “Eligible Inventory”, or “Eligible Domestic In-Transit Inventory”, as applicable, becomes ineligible, collections of Receivables or Credit Card Receivables applied to reduce outstanding Revolving Advances or FILO Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%) (when aggregated with Protective Advances made pursuant to Section 16.2(f)), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(a), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

(f)    In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, Agent is hereby authorized by Borrowers and Lenders, at any time in Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances (“Protective Advances”) to Borrowers on behalf of Lenders which Agent, in its Permitted Discretion, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement; provided, that, the Protective Advances made hereunder shall not, when aggregated with Out-Of–Formula Loans made pursuant to Section 16.2(e), exceed ten percent (10%) of the Formula Amount in the aggregate; provided, further, that at any time after giving effect to any such Protective Advances, the outstanding Revolving Advances (including, without limitation, Swing Loans and the Maximum Undrawn Amount of all outstanding Letters of Credit) do not exceed the Maximum Revolving Advance Amount. Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

16.3.    Successors and Assigns; Participations; New Lenders.

(a)    This Agreement shall be binding upon and inure to the benefit of Borrowers, Guarantors, Agent, each Lender, Issuer, Swing Loan Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower or Guarantor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b)    Each Borrower and each Guarantor acknowledges that in the regular course of commercial banking business any Lender may at any time and from time to time sell participating interests in its Advances (other than Swing Loans) to other financial institutions (other than any Defaulting Lender) (each such purchaser of a participating interest, a “Participant”) pursuant to a participation agreement in form and substance satisfactory to such Lender; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrowers, Guarantors, Agent, Swing Loan Lender, Issuer and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participating interest shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 16.2(b)(ii), (iv), (v), (vi) or (ix) that affects such Participant. Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof; provided, that, (i) Borrowers and Guarantors shall not be required to pay to any Participant more than the amount which they would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with Borrowers’ prior written consent, (ii) in no event shall Borrowers or Guarantors be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant, and (iii) such Participant agrees to be subject to the provisions of Sections 3.10 and 3.11 as if it were an assignee under this Section 16.3. Each Borrower and each Guarantor hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances. Each Lender that sells a participation agrees, at a Borrower’s request, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.11 with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations under this Agreement and the Other Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement or any Other Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c)    Any Lender, with the consent of Agent and, to the extent required by the provisos in the last sentence of this subsection (c), Borrowers and Guarantors, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances and/or FILO Advances under this Agreement and the Other Documents to one or more additional Persons and one or more additional Persons may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Revolving Commitment Percentage and/or FILO Commitment Percentage, as applicable, as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages and/or FILO Commitment Percentages, as applicable, arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower and each Guarantor (x) hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages and/or FILO Commitment Percentages, as applicable, arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents, and (y) shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing; provided, however, that the consent of Borrowers and Guarantors (each such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such sale, assignment or transfer or (y) such sale, assignment or transfer is to a Permitted Assignee; provided, further, Borrowers and Guarantors shall be deemed to have consented to any such sale, assignment or transfer unless they shall object thereto by written notice to Agent within five (5) Business Days after having received prior notice thereof.

(d)    Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances and/or FILO Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower and each Guarantor hereby consents to the addition of such Purchasing CLO. Borrowers and Guarantors shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)    Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, each Guarantor, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)    Each Borrower and each Guarantor authorizes each Lender to disclose, subject to the confidentiality provisions set forth in Section 16.15, to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower or Guarantor which has been delivered to such Lender by or on behalf of such Borrower or Guarantor pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower or Guarantor; provided, that, any prospective Transferee has been advised and has agreed in writing to keep such information confidential in accordance with Section 16.15 hereof or in accordance with other customary confidentiality terms generally consistent with Section 16.15.

(g)    Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4.    Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower or Guarantor makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s or Guarantor’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5.    Indemnity.

(a)    Each Borrower and each Guarantor shall defend, protect, indemnify, pay and save harmless Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, advisors (including, without limitation, attorneys), employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including reasonable and documented fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of this Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Borrower’s or any Guarantor’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under this Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Borrower, any Affiliate or Subsidiary of any Borrowers, or any Guarantor, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality, any Borrower, any Affiliate or Subsidiary of any Borrowers, or any Guarantor, or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto. Without limiting the generality of any of the foregoing, each Borrower and each Guarantor shall defend, protect, indemnify, pay and save harmless each Indemnified Party from (x) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder, and (y) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, any Hazardous Discharge, the presence of any Hazardous Materials affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real Property under any Environmental Laws and any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrowers’ and Guarantors’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Materials at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable and documented fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Borrower’s, any Guarantor’s, or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Materials and Hazardous Waste, or other Toxic Substances. This Section 16.5 shall not apply with respect to Taxes or Charges other than any Taxes or Charges that represent losses, claims, damages or liabilities arising from any non-Tax or non-Charge claim (it being understood and agreed that Section 3.10 shall apply with respect to Taxes and Charges).

(b)    The foregoing in clause (a) above to the contrary notwithstanding, no Borrower or Guarantor shall have any obligation to any Indemnified Party under this Section 16.5 with respect to any Claim (i) that a court of competent jurisdiction finally determines pursuant to a non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or its officers, directors, employees, advisors, or agents, (ii) resulting from a claim brought by a Borrower or Guarantor against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations under this Agreement or the Other Documents, if such Borrower or Guarantor has obtained a final and non-appealable judgment in its favor on such claim by a court of competent jurisdiction or (iii) resulting from (x) disputes solely between or among the Secured Parties that do not involve any acts or omissions of any Borrower or any Guarantor, or (y) disputes solely between or among Indemnified Parties other than claims against Agent or any other Indemnified Person in its capacity or in fulfilling its role as arranger or agent or similar role hereunder (so long as such dispute does not involve, or result from, an action or inaction by a Borrower, any Guarantor, or any Affiliate, advisor or related party of any of the foregoing).

16.6.    Notice. Any notice or request hereunder may be given to Borrowing Agent or any Borrower or Guarantor or to Agent, Issuer, Swing Loan Lender or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Borrowers and Guarantors are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names in this Section 16.6 or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a)    In the case of hand-delivery, when delivered;

(b)    If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)    In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)    In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)    In the case of electronic transmission, when actually received;

(f)    In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g)    If given by any other means (including by overnight courier), when actually received.

Any Lender, Issuer or Swing Loan Lender giving a Notice to Borrowing Agent or any Borrower or Guarantor shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)    If to Agent or PNC (in any capacity hereunder) at:

PNC Bank, National Association

11405 North Pennsylvania Street, Suite 200

Carmel, Indiana 46032

Attention:       Jay Danforth

Telephone:      (317) 660-1711

with a copy to:

PNC Bank, National Association

PNC Agency Services

PNC Firstside Center

500 First Avenue (Mailstop: P7-PFSC-04-1)

Pittsburgh, Pennsylvania 15219

Attention: Lori Killmeyer

Telephone: (412) 807.7002

Facsimile: (412) 762-8672

with an additional copy to:

Riemer & Braunstein LLP

Three Center Plaza

Boston, Massachusetts 02108

Attention: Donald E. Rothman, Esq.

Telephone: (617) 523-9000

Facsimile: (617) 692-3556

(B)    If to a Lender or Issuer other than Agent, as specified on the signature pages hereof, and

(C)    If to Borrowing Agent or any Borrower or Guarantor:

The Finish Line, Inc.

3308 North Mitthoeffer Road

Indianapolis, Indiana 46235

Attention: Edward W. Wilhelm, Chief Financial Officer

Telephone: (317) 899-1022

Facsimile: (317) 613-6914

with a copy to:

JD Sports Fashion plc

Edinburgh House, Hollinsbrook Way,

Pilsworth, Bury, Lancashire BL9 8RR

Attention: Neil Greenhalgh, Group Financial Controller

Telephone: +44 (0)161 767 1775

Email: Neil.Greenhalgh@jdplc.com

with an additional copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, New York 10004

Attention: Steven J. Greene, Esq.

Telephone: (212) 837-6270

Facsimile: (212) 299-6270

16.7.    Survival. The obligations of Borrowers and Guarantors under Sections 2.2(g), 2.2(h), 2.2(i), 3.7, 3.8, 3.9, 3.10, 16.5 and 16.9 and the obligations of Lenders under Sections 2.2, 2.15(b), 2.16, 2.18, 2.19, 14.8 and 16.5, shall survive payment in full of the Obligations or the occurrence of any event comprising such term. All representations and warranties of such Borrower and such Guarantor contained in this Agreement and the Other Documents to which it is a party shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

16.8.    Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9.    Expenses. Borrowers and Guarantors shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one primary counsel to Agent and one local counsel to Agent in each reasonably necessary or advisable jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket expenses incurred by Agent, any Lender or Issuer (including the reasonable and documented fees, charges and disbursements of one primary counsel to Agent and one primary counsel to the Lenders, one local counsel to Agent in each reasonably necessary or advisable jurisdiction, and one additional counsel to Lenders in the case of an actual or potential conflict of interest), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Other Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit, and (iv) all reasonable and documented out-of-pocket expenses of Agent’s regular employees and agents engaged periodically to perform audits of any Borrower’s, any Guarantor’s, or any Borrower’s or Guarantor’s Affiliate’s or Subsidiary’s books, records and business properties.

16.10.    Injunctive Relief. Each Borrower and each Guarantor recognizes that, in the event any Borrower or Guarantor fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, to the fullest extent permitted by Applicable Law, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11.    Consequential Damages. No Indemnified Party shall be liable for any special, indirect, consequential, exemplary, or punitive damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document. None of any Borrower, any Guarantor, or any of their respective Affiliates shall be liable for any special, indirect, consequential, exemplary, or punitive damages arising from any breach of contract, tort or other wrong relating to or as a result of any transaction contemplated under this Agreement or any Other Document, except for any such special, indirect, consequential, exemplary, or punitive damages included in any third party claim against an Indemnified Party as to which claim such Indemnified Party is entitled to indemnification hereunder.

16.12.    Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13.    Counterparts; Electronic Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.14.    Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15.    Confidentiality; Sharing Information.

(a)    Agent, each Lender, Swing Loan Lender, Issuer and each Transferee shall hold all Information obtained by Agent, such Lender, Swing Loan Lender, Issuer or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s, Swing Loan Lender’s, Issuer’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender, Swing Loan Lender, Issuer and each Transferee may disclose such Information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential at all times in accordance with this Agreement), (b) to Agent, any Lender, Swing Loan Lender, Issuer or any prospective Transferees (provided, that, any prospective Transferee has been advised and has agreed in writing to keep such information confidential in accordance herewith or in accordance with other customary confidentiality terms generally consistent with this Section 16.15), (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process, (d) to the extent reasonably necessary or advisable in connection with the exercise of any remedies hereunder or under any Other Document or the enforcement of rights hereunder or thereunder, (e) with the consent of Borrowing Agent, which consent may be withheld in the Borrowing Agent’s sole discretion, and (f) to the extent such Information (x) becomes lawfully publicly available other than as a result of a breach of this Section or (y) becomes lawfully available to Agent, any Lender, Swing Loan Lender, Issuer or any of their respective Affiliates on a non-confidential basis from a source (other than any Borrower or Guarantor) known to Agent, such Lender, Swing Loan Lender, Issuer or such Affiliate not to be subject to any confidentiality agreement or undertaking in favor of any Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates; provided, further, that (i) unless specifically prohibited by Applicable Law, Agent, each Lender, Swing Loan Lender, Issuer and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower or Guarantor of the applicable request for disclosure of such Information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender, Swing Loan Lender, Issuer or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender, Swing Loan Lender, Issuer or any Transferee be obligated to return any materials furnished by any Borrower or Guarantor other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full.

(b)    For purposes of this Section, “Information” means all information received from any Borrower, any Guarantor or any of their respective Affiliates (including, without limitation, Holdings) relating to any Borrower or Guarantor or their respective businesses, other than any such information that is available to Agent, any Lender, Swing Loan Lender, Issuer or any of their respective Affiliates on a non-confidential basis prior to disclosure by any Borrower, any Guarantor or any of their respective Affiliates, provided, that, in the case of information received from any Borrower, any Guarantor or any of their respective Affiliates after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c)    Each Borrower and each Guarantor acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or Guarantor or one or more of its respective Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower and each Guarantor hereby authorizes each Lender to share any Information delivered to such Lender by such Borrower or Guarantor and its respective Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the Obligations. Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Borrower or Guarantor or any Affiliates of any of the foregoing, the provisions of this Agreement shall supersede such agreements.

16.16.    Publicity. Agent, Lenders, Swing Loan Lender and Issuer shall not be permitted to use information related to the syndication and arrangement of the credit facilities set forth in this Agreement in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, including, but not limited to, the placement of “tombstone” advertisements in publications of their choice at their own expense, without the prior written consent of Borrowing Agent (such consent not to be unreasonably withheld or delayed); provided, that, (i) notwithstanding anything to the contrary herein, Agent, Lenders, Swing Loan Lender and Issuer may include references to such credit facilities in their marketing materials without the prior written consent of Borrowing Agent so long as such references shall be limited to: (A) a description of the transactions contemplated by this Agreement, including industry type; (B) a reproduction of any Borrower’s logo; (C) a description of Agent’s, Lenders’, Swing Loan Lender’s or Issuer’s in such transactions (e.g., agent, arranger, lender, issuing bank); (D) the date and amount of such credit facilities; and (E) the names of Borrowers and Guarantors, and (ii) upon the consent by Borrowing Agent, Agent and Lenders may make and distribute reproductions of such consented-to marketing, press releases or other transactional announcements or updates.

16.17.    Certifications From Banks and Participants; USA PATRIOT Act.

(a)    Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b)    The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, any Lender may from time to time request, and each Borrower and each Guarantor shall provide to such Lender, such Borrower’s or Guarantor’s name, address, tax identification number and/or such other identifying information as shall be necessary for such Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18.    Anti-Terrorism Laws.

(a)    Each Borrower and each Guarantor represents and warrants as follows:

(i)    No Borrower, Guarantor, or Subsidiary is in violation of any Sanctions. No Borrower, Guarantor, or Subsidiary nor, to the knowledge of each such Borrower and Guarantor, any director, officer, employee, agent or Affiliate of such Borrower, Guarantor, or Subsidiary (each Person described in this sentence being referred to herein as a “Covered Entity”) (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) does business in or with, or derives revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities. Each of the Borrowers, Guarantors, and Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Borrowers, Guarantors, and Subsidiaries, and to the knowledge of each such Borrower and Guarantor, each other Covered Entity, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Advance will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, provider of Cash Management Products and Services, provider of any Interest Rate Hedge or Foreign Currency Hedge, or other individual or entity participating in any transaction).

(b)    Each Borrower and each Guarantor covenants and agrees as follows:

(i)    Each Borrower and each Guarantor shall, and shall cause each of its Subsidiaries to, comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each Borrower and each Guarantor shall, and shall cause each of its Subsidiaries to, implement and maintain in effect policies and procedures designed to ensure compliance by Borrowers, Guarantors, Subsidiaries, and each other Covered Entity with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each Borrower and each Guarantor shall, and shall cause each of its Subsidiaries to, comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

(ii)    Borrowers and Guarantors shall promptly notify Agent in writing upon the occurrence of a Reportable Compliance Event.

16.19.    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or any Other Document or in any other agreement, arrangement or understanding among any such parties hereto, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under this Agreement or any Other Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Other Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, each of the parties has signed this Agreement as of the day and year first above written.

GENESIS MERGER SUB, INC., as a Borrower and, until the consummation of the Transactions, as Borrowing Agent

By:	/s/ Edward W. Wilhelm
Name:	Edward W. Wilhelm
Title:	Executive Vice President, Chief Financial Officer

GENESIS HOLDINGS, INC., as a Guarantor

By:	/s/ Brian Small
Name:	Brian Small
Title:	Chief Financial Officer

Signature Page to Revolving Credit and Security Agreement

Immediately upon consummation of the Transactions, each of the Persons below shall be deemed to be a Borrower:

THE FINISH LINE, INC., as a Borrower and as Borrowing Agent

By:	/s/ Edward W. Wilhelm
Name:	Edward W. Wilhelm
Title:	Executive Vice President, Chief Financial Officer

THE FINISH LINE USA, INC., as a Borrower

By:	/s/ Edward W. Wilhelm
Name:	Edward W. Wilhelm
Title:	Vice President and Treasurer

THE FINISH LINE DISTRIBUTION, INC., as a Borrower

By:	/s/ Edward W. Wilhelm
Name:	Edward W. Wilhelm
Title:	Vice President and Treasurer

FINISH LINE TRANSPORTATION CO., INC., as a Borrower

By:	/s/ Edward W. Wilhelm
Name:	Edward W. Wilhelm
Title:	Vice President and Treasurer

SPIKE’S HOLDING, LLC, as a Borrower

By:	/s/ Edward W. Wilhelm
Name:	Edward W. Wilhelm
Title:	Vice President and Treasurer

Signature Page to Revolving Credit and Security Agreement

Immediately upon consummation of the Transactions, the Person below shall be deemed to be a Guarantor:

THE FINISH LINE MA, INC., as a Guarantor

By:	/s/ Edward W. Wilhelm
Name:	Edward W. Wilhelm
Title:	Vice President and Treasurer

Signature Page to Revolving Credit and Security Agreement

PNC BANK, NATIONAL ASSOCIATION, as Lender, Swing Loan Lender, Issuer, and as Agent

By:	/s/ Joshua D. Stehlin
Name:	Joshua D. Stehlin
Title:	Senior Vice President

PNC Bank, National Association 11405 North Pennsylvania St., Suite 200 Carmel, Indiana 46032 Attention: Jay Danforth Telephone: (317) 660-1711

Signature Page to Revolving Credit and Security Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Scott Klebanoff
Name:	Scott Klebanoff
Title:	Assistant Vice President

One Boston Place, 19th Floor Boston, MA 02108
Address

BANK OF AMERICA, N. A.

By:	/s/ Brian Lindblom
Name:	Brian Lindblom
Title:	Senior Vice President

100 Federal Street MA5-100-09-12 Boston, MA 02110

FIFTH THIRD BANK

By:	/s/ Mark Pienkos
Name:	Mark Pienkos
Title:	Managing Director

222 Riverside Plaza Chicago, IL 60606

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Katherine Meadows
Name:	Katherine Meadows
Title:	Senior Vice President

127 Public Square, Cleveland, OH 44114, Mailcode: OH-01-27-0533

Signature Page to Revolving Credit and Security Agreement